UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MANDALAY RESORT GROUP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction

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☑     Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Notes:

SUBJECT TO COMPLETION, SEPTEMBER 27, 2004

Dear Stockholder:

      We cordially invite you to attend our annual meeting of stockholders to be held at           , Las Vegas, Nevada, on           , 2004, at            A.M. Las Vegas time (doors will open            A.M. Las Vegas time).

      As you may recall, beginning on or about May 27, 2004, we mailed to our stockholders a proxy statement and notice of annual meeting for the annual meeting of stockholders originally scheduled to be held on July 6, 2004. On June 15, 2004, we entered into a merger agreement with MGM MIRAGE and a subsidiary of MGM MIRAGE providing for MGM MIRAGE’s acquisition of all the outstanding shares of our common stock for $71.00 per share in cash. Following the announcement of the merger, we decided to postpone the annual meeting of stockholders originally scheduled for July 6, 2004, and have now rescheduled the annual meeting of stockholders for                     , 2004 (the “annual meeting”). At the annual meeting, we will ask you to approve the merger agreement and to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement. We will also ask you to consider and vote on a number of regular annual meeting proposals, which we describe in the notice of annual meeting on the following page.

      Our Board of Directors has unanimously determined that the merger and the merger agreement are in the best interests of Mandalay and our stockholders. Accordingly, the Board has unanimously adopted the merger agreement and unanimously recommends that you vote FOR the approval of the merger agreement at the annual meeting and FOR the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies.

      Your vote is important. We cannot consummate the merger unless holders of a majority of the outstanding shares of our common stock entitled to vote approve the merger agreement. Whether or not you plan to attend the annual meeting in person, please submit your proxy without delay. Voting by proxy will ensure that we can vote your shares at the annual meeting even if you are not there in person.

      We encourage you to read the accompanying revised proxy statement carefully because it explains the proposed merger, the merger agreement and other related matters. We have also enclosed our 2004 Annual Report, and you can obtain other information about us from documents that we have filed with the Securities and Exchange Commission.

      We are very excited about the MGM MIRAGE merger and we believe that the merger consideration represents an attractive price for your shares. Whether or not you plan to be present at the annual meeting, please vote by proxy as soon as you can after you have reviewed the enclosed materials. You may also attend the annual meeting and vote in person.

Sincerely,

Michael S. Ensign
Chairman of the Board

      This revised proxy statement is dated                     , 2004 and we are mailing it to stockholders beginning on or after                     , 2004.

MANDALAY RESORT GROUP
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on                         , 2004

       We will hold the annual meeting of stockholders of Mandalay Resort Group (“Mandalay”) at           , Las Vegas, Nevada, on                     , 2004, at            A.M. Las Vegas time. Items of business at the meeting will be:

1. To approve the Agreement and Plan of Merger, dated as of June 15, 2004 (the “merger agreement”), among MGM MIRAGE, MGM MIRAGE Acquisition Co. #61 and Mandalay. If we consummate the merger, we will become a wholly owned subsidiary of MGM MIRAGE, and upon surrender of your stock certificates you will receive $71.00 in cash for each of your shares of our common stock.

2. To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the first proposal described above.

3. To elect three members of the board of directors.

4. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the year ending January 31, 2005.

5. To act on other matters and transact other business as may properly come before the meeting and any adjournment or postponement of the meeting.

      Only stockholders who held shares of record as of the close of business on                     , 2004, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. Voting by proxy will ensure that you are represented at the annual meeting even if you are not there in person. Please review the instructions on the proxy card.

      Whether or not you attend the meeting, you may revoke a proxy at any time before we vote it at the meeting. You may do so by executing and returning a proxy card dated later than the previous one or by submitting a written notice of proxy revocation to our Corporate Secretary before we take the vote at the meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

By Order of the Board of Directors

MICHAEL S. ENSIGN

Chairman of the Board

Las Vegas, Nevada

                    , 2004

Additional Information

      Mandalay is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mandalay files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).

      You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

      If you have questions about the annual meeting or the merger with MGM MIRAGE after reading this revised proxy statement, or if you would like additional copies of this revised proxy statement or the proxy card, you should contact Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: Chief Financial Officer. Mandalay also makes available, free of charge, through its Internet website (www.mandalayresortgroup.com) its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and, if applicable, amendments to those reports, filed pursuant to Section 13 or 15(d) of the Exchange Act as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. You may also contact our proxy solicitors:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, New York 10004
Telephone: (212) 440-9800 (for banks and brokers)
Telephone: (866) 432-2794 (for all other stockholders)

and

The Altman Group, Inc.

60 East 42nd Street
New York, New York 10165
Telephone: (800) 206-0007

SUMMARY

      This summary highlights selected information from this revised proxy statement about the proposed merger and our annual meeting and may not contain all of the information that is important to you as a Mandalay stockholder. Accordingly, we encourage you to read carefully this entire document and the other documents to which we refer you. References in this revised proxy statement to “Mandalay”, “we”, “our” and “us” mean, unless the context indicates otherwise, Mandalay Resort Group and its consolidated subsidiaries. These terms, as used in this revised proxy statement, do not include our unconsolidated joint ventures unless the context otherwise requires.

The Companies (page 15)

      Mandalay. Mandalay, a Nevada corporation, operates 12 wholly owned resorts in Nevada and Mississippi, as well as investments in four joint ventures with operating resorts in Nevada, Illinois and Michigan.

      MGM MIRAGE. MGM MIRAGE, a Delaware corporation, owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan and has investments in two other casino resorts in Nevada and New Jersey.

The Annual Meeting (page 12)

      Background of Annual Meeting. On or about May 27, 2004, we commenced mailing to our stockholders a proxy statement and notice of annual meeting in connection with the annual meeting of stockholders, which was originally scheduled to be held on July 6, 2004. Following announcement of the merger, we issued a press release announcing the postponement of the annual meeting. Beginning on or about                     , 2004, we commenced mailing to our stockholders a notice of annual meeting, accompanied by this revised proxy statement, for the rescheduled annual meeting.

      Date, Time and Place. The annual meeting will be held on                     , 2004 at           , Las Vegas, Nevada, at            A.M. Las Vegas time to consider and vote upon proposals to approve the merger agreement; to elect three members of our board of directors for a three-year term or until the consummation of the merger, whichever occurs earlier; to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2004; and to act on other matters and transact other business as may properly come before the meeting and any adjournment or postponement of the meeting.

      Record Date and Voting Power. You are entitled to vote if you owned shares of our common stock at the close of business on                     , 2004, the record date for the annual meeting. You will have one vote for each share of our common stock you owned at the close of business on the record date. On the record date, there were            shares of our common stock entitled to be voted at the annual meeting.

Background of the Merger (pages 15 through 18)

      This section of the revised proxy statement contains a description of the process that we undertook with respect to our reaching a definitive merger agreement with MGM MIRAGE, and includes a discussion of our contacts and discussions with MGM MIRAGE that led to that agreement.

Purpose and Effect of the Merger (page 35)

      The principal purpose and effect of the merger is to effectuate the acquisition by MGM MIRAGE of all of our outstanding common stock and to exchange each share of Mandalay common stock that you hold for $71.00 in cash.

      Following the consummation of the merger, Mandalay will become a wholly owned subsidiary of MGM MIRAGE and Mandalay common stock will not be quoted on The New York Stock Exchange, which is referred to as the “NYSE”, or The Pacific Exchange and will no longer be publicly traded.

Reasons for the Merger and the Recommendation of the Board of Directors (pages 18 through 20)

      Our board of directors has determined that the merger and the merger agreement are in the best interests of Mandalay and its stockholders, and recommends that you vote “FOR” the approval of the merger agreement. In making this determination, our board of directors considered a number of factors, including, among other things:

•	our business, competitive position, strategy and prospects;

•	the value of MGM MIRAGE’s offer, including the fact that MGM MIRAGE’s offer represented a 17.8% premium over the closing price of our common stock on the NYSE on June 4, 2004, the last full trading session prior to the public announcement of MGM MIRAGE’s offer to purchase our common stock, and a 26.4% premium over the average closing price of our common stock on the NYSE for the three months prior to the public announcement of MGM MIRAGE’s offer to purchase our common stock;

•	the fact that MGM MIRAGE agreed to assume all the regulatory risk relating to the merger;

•	the fact that MGM MIRAGE’s offer was all-cash and not subject to any financing contingency;

•	the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as “Merrill Lynch”, to the effect that, as of June 15, 2004, and based upon and subject to the assumptions, conditions, limitations and other matters set forth in their opinion, the $71.00 per share in cash to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to our stockholders;

•	the fact that no third party proposed an alternative transaction, notwithstanding the substantial publicity concerning MGM MIRAGE’s offer and our financial advisor’s contacts with potential alternative acquirors; and

•	the ability of our board of directors to terminate the merger agreement or change its recommendation of the merger under certain circumstances, including circumstances relating to the announcement of a proposal for an alternative transaction.

      In the course of its deliberations, our board of directors also considered a variety of risks and potential drawbacks relating to the merger, including, among other things:

•	the fact that the all-cash price would not allow our stockholders to participate in the benefits of any synergies created by the merger;

•	the restrictions on our ability to declare dividends following the signing of the merger agreement;

•	the risks to our business if the merger is not consummated, notwithstanding the likelihood of the merger being consummated;

•	the restrictions on our conduct of business during the period between the signing of the merger agreement and the consummation of the merger or the termination of the merger agreement;

•	the fact that the consideration to be received in the merger would be taxable to our stockholders;

•	the amount of time it could take to consummate the merger, including the fact that depending on certain factors outside of our control, consummation of the merger could be delayed until June 30, 2005; and

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Mandalay generally.

Structure of the Merger (page 36)

      Subject to the terms and conditions of the merger agreement, MGM MIRAGE Acquisition Co. #61, a wholly owned subsidiary of MGM MIRAGE, would merge with and into Mandalay. As a result of the merger,

Mandalay would become a wholly owned subsidiary of MGM MIRAGE and each holder of our common stock would have the right to receive $71.00 per share in cash.

Merger Consideration (page 36)

      If we consummate the merger, you would have the right to receive $71.00 in cash for each share of our common stock that you hold.

Stock Options and Restricted Stock (page 37)

      Mandalay stock options would be canceled immediately prior to the time of the merger, and holders would receive an amount equal to the excess, if any, of $71.00 over the per share exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest. Each vested and unvested restricted share of our common stock would be canceled in exchange for the right to receive $71.00 in cash, less any applicable withholding taxes and without interest.

Conditions to the Merger (pages 44 through 46)

      Mandalay and MGM MIRAGE are not required to consummate the merger unless a number of conditions are satisfied or waived, including:

•	approval of the merger agreement by holders of a majority of the outstanding shares of our common stock;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is referred to as the “HSR Act”;

•	the absence of any order or injunction of any governmental authority that prohibits the consummation of the merger;

•	the receipt of all statutory approvals, including approvals of gaming authorities, required to be obtained in order to permit consummation of the merger under applicable law, with the exception of certain non-material statutory approvals as described in the merger agreement; and

•	material compliance with representations, warranties, covenants and agreements under the merger agreement.

      We expect the merger to occur shortly after all of the conditions to the merger have been satisfied or waived as expeditiously as possible, and in any event on or before June 30, 2005.

Agreement to Obtain Clearance from Regulatory Authorities (pages 41 through 43)

      Subject to the terms and conditions of the merger agreement, Mandalay and MGM MIRAGE have agreed to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations (including the HSR Act and applicable gaming laws) to consummate the merger.

      In addition, MGM MIRAGE has agreed to take any and all actions necessary in order to ensure that:

•	no requirement for a waiver, consent or approval of the Federal Trade Commission, which is referred to as the “FTC”, the Antitrust Division of the United States Department of Justice, which is referred to as the “Antitrust Division”, any authority enforcing applicable gaming laws, any state attorney general or any other governmental authority,

•	no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and

•	no other matter relating to any antitrust, competition or gaming law or regulation,

would preclude consummation of the merger by June 30, 2005.

Regulatory Matters

Antitrust (page 27)

      Under United States Federal antitrust law, the merger may not be consummated until the parties have given notifications and furnished requested information to the FTC and the Antitrust Division and the applicable waiting periods are terminated or have expired. MGM MIRAGE and Mandalay each filed notification and report forms with the FTC and the Antitrust Division on June 25, 2004. On July 26, 2004, MGM MIRAGE and Mandalay received from the FTC requests for additional information with respect to the proposed merger. As a result of such requests for additional information, the waiting period under United States Federal antitrust law will be extended until 11:59 P.M. eastern time on the 30th day after both MGM MIRAGE and Mandalay have substantially complied with the requests for additional information or such later time as is agreed among the parties and the FTC.

Gaming Law (pages 27 through 31)

      As a result of the merger, MGM MIRAGE will own Mandalay’s gaming facilities in Nevada and Mississippi and will acquire Mandalay’s ownership interests in gaming facilities and developments in Nevada, Illinois and Michigan. Each of these gaming operations is subject to various licensing and other regulatory requirements administered by various governmental entities. Some of these laws and regulations require that the applicable regulatory authorities approve the merger. MGM MIRAGE and/or Mandalay will be required to file applications with the gaming authorities in Nevada, Mississippi, Illinois, New Jersey and/or Michigan in connection with the merger.

Termination of the Merger Agreement (page 47)

      Mandalay and MGM MIRAGE may mutually agree in writing to terminate the merger agreement at any time without consummating the merger, even after our stockholders approve it. In addition, either Mandalay or MGM MIRAGE may terminate the merger agreement prior to the consummation of the merger under certain specified circumstances, including if:

•	the closing of the merger does not occur by March 31, 2005, except that this date is automatically extended to June 30, 2005 under certain conditions. For a full description of when the March 31, 2005 date is automatically extended to June 30, 2005, see “The Merger Agreement — Termination of the Merger Agreement”;

•	a period of 60 days elapses following a final and nonappealable judgment, injunction, order or decree of a court or governmental authority restraining or prohibiting the consummation of the merger;

•	the other party breaches any representations, warranties or covenants in the merger agreement which would reasonably be expected to have a “material adverse effect” (which is described in “The Merger Agreement — Important Definitions”) on Mandalay or MGM MIRAGE, and that breach cannot be cured or the breaching party fails to use reasonable best efforts on a continuous basis to cure that breach;

•	our stockholders fail to approve the merger agreement;

•	prior to our stockholders’ approval of the merger agreement, we receive a superior proposal (as described in “The Merger Agreement — No Solicitation”), and we resolve to accept that superior proposal; or

•	our board of directors withdraws, modifies or amends in a manner adverse to MGM MIRAGE in any material respect its recommendation of the merger agreement, or resolves to do any of the foregoing, or recommends another acquisition proposal or resolves to accept a superior proposal or recommends that our stockholders tender their shares in any third party tender or exchange offer.

Termination Fee (page 48)

      Mandalay is required to pay MGM MIRAGE a termination fee of $160 million if:

•	MGM MIRAGE terminates the merger agreement because:

•	our board of directors withdraws, modifies or amends in a manner adverse to MGM MIRAGE in any material respect its recommendation of the merger agreement, or resolves to do any of the foregoing,

•	our board of directors recommends another acquisition proposal to our stockholders or resolves to accept a superior proposal, or

•	our board of directors recommends that our stockholders tender their shares in any third party tender or exchange offer; or

•	either Mandalay or MGM MIRAGE terminates the merger agreement because our stockholders fail to approve the merger agreement at the annual meeting at a time at which MGM MIRAGE is not in material breach of the merger agreement and:

•	on or after the date of the merger agreement and prior to the annual meeting, a proposal by a third party relating to an acquisition transaction has been publicly proposed, and

•	on or prior to the 12-month anniversary of the termination of the merger agreement, Mandalay or any of its subsidiaries or affiliates enters into an agreement or letter of intent with respect to an acquisition transaction involving a person that made an acquisition proposal after the date of the merger agreement and prior to the annual meeting and such acquisition transaction is consummated.

Interests of Certain Persons in the Merger (pages 32 through 35)

      Our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders, including the following:

•	all outstanding stock options, whether vested or unvested, will be cancelled at the time of the merger in exchange for a cash payment of $71.00, less the applicable per share exercise price for each share of our common stock which is subject to such option, which, based on anticipated holdings as of the record date would result in an estimated aggregate cash payment to executive officers and directors, after payment of the exercise price, of approximately $10,671,120 or less than 1% of the total merger consideration;

•	all outstanding shares of restricted stock, whether vested or unvested, will be cancelled at the time of the merger in exchange for the right to receive a cash payment of $71.00 per share of restricted stock which, based on anticipated holdings as of the record date would result in an estimated aggregate cash payment to executive officers and directors of approximately $64,863,825 or approximately 1.3% of the total merger consideration;

•	the merger will be treated as a “change of control” for purposes of our Supplemental Executive Retirement Plan, which entitles all our executive officers who are participants in the plan to their maximum possible benefits under the plan and requires the funding of the accrued benefits under the plan into a trust at the time of consummation of the merger;

•	our board of directors has waived the provision in our Supplemental Executive Retirement Plan that requires in certain circumstances forfeiture of benefits if a Mandalay employee engages in certain activities that compete with Mandalay after that employee stops working for Mandalay;

•	the merger agreement permits our board of directors to grant retention bonuses of up to approximately $11 million in the aggregate to our non-director executive officers and other employees; and

•	the merger agreement requires MGM MIRAGE to make payments to executive officers as necessary to fully satisfy any excise tax imposed under Section 280G and Section 4999 of the Internal Revenue

Code as a result of any benefit received in connection with the merger, subject to an aggregate limit on such payments of $8.5 million.

Opinion of Mandalay’s Financial Advisor (pages 20 through 25 and Appendix B)

      Merrill Lynch has delivered an opinion to our board of directors that, as of June 15, 2004 (the date the merger agreement was executed), and based upon and subject to the assumptions, conditions, limitations and other matters set forth in that opinion, the $71.00 in cash per share to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to the holders of our common stock. We include the full text of Merrill Lynch’s written opinion in Appendix B to this revised proxy statement. We urge you to read Merrill Lynch’s opinion carefully and in its entirety.

Material Federal Income Tax Consequences (pages 25 through 27)

      The receipt of cash in the merger by holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). For federal income tax purposes, a holder of shares of our common stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the holder’s adjusted tax basis in such shares. Please refer to the section entitled “Material Federal Income Tax Consequences” of this revised proxy statement for a more detailed explanation of the material federal income tax consequences of the merger. We urge you to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock.

Appraisal or Dissenters’ Rights (page 36)

      Under Nevada law there are no appraisal or dissenters’ rights in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

      The following questions and answers briefly address some commonly asked questions regarding the proposed merger and the annual meeting. These questions and answers may not address all questions that may be important to you as a Mandalay stockholder. Please refer to the more detailed information contained elsewhere in this revised proxy statement, the appendices to this revised proxy statement and the other documents we refer to in this revised proxy statement.

The Annual Meeting

Q.	What matters will we vote on at the annual meeting?

A.	You will vote on the following proposals:

•	to approve the merger agreement;

•	to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement;

•	to elect three members of our board of directors, which we refer to as the “Mandalay Board”;

•	to ratify the appointment of Deloitte & Touche LLP as Mandalay’s independent auditors for Mandalay’s fiscal year ending January 31, 2005; and

•	to act on other matters and transact other business as may properly come before the meeting.

Q.	How does the Mandalay Board recommend I vote on the proposals?

A.	The Mandalay Board recommends that you vote:

•	FOR approval of the merger agreement;

•	FOR adjournment of the meeting, if necessary or appropriate, to solicit additional proxies;

•	FOR each of the three nominees named in this revised proxy statement; and

•	FOR ratification of the appointment of Deloitte & Touche LLP as Mandalay’s independent auditors for Mandalay’s fiscal year ending January 31, 2005.

Q.	What is the required vote to approve the merger agreement?

A.	In order to approve the merger agreement, holders of a majority of the outstanding shares of Mandalay common stock entitled to vote must vote in favor of the merger agreement. Each share of Mandalay common stock is entitled to one vote.

Q.	What is the required vote for the other matters at the annual meeting?

A.	For the election of directors, Mandalay will elect the three nominees who receive the greatest number of votes cast for directors at the meeting. The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and ratification of the appointment of independent auditors each requires the favorable vote of a majority of the votes cast at the meeting, in person or by proxy.

Q.	What if the nominee is unwilling or unable to serve?

A.	That is not expected to occur. If it does, proxies will be voted for a substitute nominee designated by the Mandalay Board.

Q.	Who may vote at the annual meeting?

A.	Only holders of record of Mandalay common stock as of the close of business on , 2004 may vote at the annual meeting. As of , 2004, Mandalay had outstanding shares of common stock entitled to vote.

Q.	How do I cast my vote?

A.	There are two different ways you may cast your vote. You can vote by:

•	marking, signing and dating a proxy card and returning it in the envelope provided; or

•	attending the meeting (if your shares are held through a broker, bank or other nominee, you must bring to the meeting a copy of a brokerage statement reflecting your stock ownership as of , 2004).

Q.	If I have given a proxy, how do I revoke that proxy?

A.	Your presence at the meeting will not revoke any proxy you may have given. However, you may revoke your proxy (to the extent it has not already been voted at the meeting) if you:

•	give written notice of the revocation to Mandalay’s Corporate Secretary, Yvette E. Landau, at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, which will not be effective until it is received; or

•	submit a properly signed proxy with a later date.

Q.	How will my proxy be voted?

A.	If your proxy in the accompanying form is properly executed, returned to and received by Mandalay prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on one or more of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” the approval of the merger agreement, “FOR” the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, “FOR” each of the nominees named in the proxy, and “FOR” ratification of the appointment of Deloitte & Touche LLP as Mandalay’s independent auditors for Mandalay’s fiscal year ending January 31, 2005.

Q.	Will my shares be voted if I do not provide my proxy?

A.	Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm or nominee. Under rules currently in effect, brokerage firms and nominees that are members of the NYSE have the authority under the NYSE’s rules to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the meeting. Under these rules, the election of directors and ratification of the appointment of Deloitte & Touche LLP as Mandalay’s independent auditors are considered to be “routine” matters. However, the approval of the merger agreement and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions with regard to approval of the merger agreement or the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of establishing a quorum or be voted if you do not provide a proxy or attend the meeting and vote the shares yourself.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the beneficial owner of the shares, and (2) the broker lacks the authority to vote the shares at the broker’s discretion. Broker non-votes will have no effect on the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, the election of directors or the ratification of Mandalay’s independent auditors because broker non-votes will not be considered votes cast, but will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum. However, with regard to the approval of the merger agreement, the shares represented by broker non-votes will also be considered present at the annual meeting for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of Mandalay common stock entitled to vote must vote in favor of the proposal in order for it to be approved.

Q.	What happens if I previously submitted a proxy for the annual meeting of stockholders originally scheduled for July 6, 2004?

A.	If you previously submitted a proxy for the annual meeting of stockholders originally scheduled for July 6, 2004, which proxy has not subsequently been revoked, and you are a holder of record on , 2004, Mandalay intends to vote those proxies at the rescheduled annual meeting of stockholders on , 2004 for the election of directors and the ratification of the appointment of Deloitte & Touche LLP in the manner set forth in your previously submitted proxy. However, if you do not submit a new proxy or attend the annual meeting you will not be able to vote on the proposal to approve the merger agreement or the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, because such proposals were not contemplated by the prior proxy. This will have the same effect as a vote “AGAINST” the approval of the merger agreement because holders of a majority of the outstanding shares of Mandalay common stock entitled to vote must vote in favor of the proposal in order to approve it, and will be the equivalent of abstaining with respect to the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. We urge you to complete, sign, date and promptly mail your enclosed proxy card or cast your vote in person. You may revoke your proxy at any time before the vote is taken at the annual meeting by following the procedures described in this revised proxy statement.

Q.	Who will count the vote?

A.	Representatives of Wells Fargo Bank Minnesota, National Association, Mandalay’s transfer agent, will tabulate the votes cast at the meeting.

Q.	What does it mean if I get more than one proxy card?

A.	If you have your shares registered in multiple accounts with one or more brokers and/or Mandalay’s transfer agent, you will receive more than one card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

Q.	What is a “quorum”?

A.	A “quorum”, for purposes of the annual meeting, means a majority of the shares of Mandalay common stock outstanding on the record date. This quorum of Mandalay shares must be present at the meeting in order for the meeting to be held. For purposes of determining the presence of a quorum, shares will be counted if they are present in person or by proxy. Shares present by proxy will be counted as present for purposes of determining the presence of a quorum even if the proxy does not have authority to vote on all matters.

Abstentions: Abstentions are not counted in the tally of votes “FOR” or “AGAINST” a proposal. A “WITHHELD” vote is the same as an abstention. Abstentions and withheld votes are counted as shares present at the meeting for purposes of determining the presence of a quorum.

Q.	What happens if I withhold my vote or abstain from voting?

A.	If you withhold a vote or abstain from voting on the proposal relating to the approval of the merger agreement, it will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of Mandalay common stock entitled to vote must vote in favor of the proposal in order for it to be approved. For the election of directors, withholding a vote as to all or specific nominees, which is the equivalent of abstaining, will have no effect on the outcome, since an abstention is not a vote cast. For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and the ratification of Mandalay’s independent auditors, abstentions will have no effect on the outcome, since an abstention is not a vote cast.

Q.	Who can attend the annual meeting?

A.	All Mandalay stockholders who owned shares on , 2004 can attend. Just check the box on your proxy and bring the admission ticket included in this revised proxy statement with you to the meeting.

Please note that the admission ticket will be required in order to obtain admission to the meeting. Accordingly, the admission ticket should not be returned with your proxy. If your shares are held in a brokerage account, you will also need to bring a copy of your brokerage account statement (which you can obtain from your broker) reflecting your stock ownership as of , 2004.

Q.	How will voting on any other business be conducted?

A.	We do not know of any business to be considered at the meeting other than the proposals described in this revised proxy statement. However, if any other business is presented at the meeting, a proxy in the accompanying form will give authority to Michael S. Ensign and Yvette E. Landau to vote on such matters at their discretion and they intend to do so in accordance with their best judgment on any such matter.

The Merger

Q.	What is the proposed transaction?

A.	We are proposing the acquisition of Mandalay by MGM MIRAGE through a cash merger by merging a subsidiary of MGM MIRAGE into Mandalay.

Q.	If Mandalay consummates the merger, what will I receive for my common stock?

A.	You will receive $71.00 in cash, without interest, for each share of Mandalay common stock that you own.

Q.	If Mandalay consummates the merger, what will I receive for my stock options?

A.	You will receive the excess, if any, of $71.00 over the per share exercise price of the stock option, for each share of Mandalay common stock subject to the stock option, less any applicable withholding taxes and without interest.

Q.	If Mandalay consummates the merger, what will I receive for my restricted stock?

A.	You will receive $71.00 in cash, less any applicable withholding taxes and without interest, for each vested or unvested restricted share of Mandalay common stock that you own.

Q.	Why is the Mandalay Board recommending the merger?

A.	The Mandalay Board believes that the merger is in the best interests of Mandalay and its stockholders. To review the Mandalay Board’s reasons for recommending the merger, see the section of this revised proxy statement entitled “The Merger — Mandalay’s Reasons for the Merger — Recommendation of the Mandalay Board”.

Q.	What are the tax consequences of the merger to Mandalay stockholders?

A.	For United States federal income tax purposes, your exchange of shares of Mandalay common stock for cash generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your adjusted tax basis in your shares of Mandalay common stock.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX AND OTHER ADVISORS.

See the section entitled “The Merger — Material Federal Income Tax Consequences” of this revised proxy statement for more information.

Q.	When do you expect to consummate the merger?

A.	Mandalay is working toward consummating the merger as quickly as possible. Mandalay cannot consummate the merger until it satisfies a number of conditions, including approval of the merger agreement by Mandalay stockholders at the annual meeting, the expiration or termination of the waiting period under the HSR Act and the approval of the gaming regulatory authorities.

Q.	Should I send in my stock certificates now?

A.	No. After Mandalay consummates the merger, the payment agent will send you written instructions for returning your Mandalay stock certificates. These instructions will tell you how and where to send in your certificates. You will receive your cash payment after the payment agent receives your stock certificates and any other documents requested in the instructions.

Q.	Where can I find more information about Mandalay?

A.	Mandalay files periodic reports and other information with the SEC. This information is available at the SEC’s public reference facilities, and at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see the section entitled “Additional Information”.

Q.	What will happen to the directors who are up for election if the merger agreement is approved?

A.	If the merger agreement is approved by stockholders and the merger is consummated, Mandalay’s directors will no longer be directors of the surviving corporation in the merger. The current directors, including the three directors elected at the annual meeting, will serve only until the merger is consummated.

Q.	Are appraisal or dissenters’ rights applicable to any of the matters to be voted on at the annual meeting?

A.	No. Appraisal or dissenters’ rights do not apply to any matter to be voted on at the annual meeting.

Q.	Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

A.	Pursuant to the merger agreement, Mandalay and MGM MIRAGE will share equally the expenses of soliciting proxies in the form included with this revised proxy statement, including the cost of preparing and filing material in connection with the solicitation. In addition to the use of the mail, Mandalay’s directors, executive officers and employees may solicit proxies personally or by telephone. Mandalay has also hired Georgeson Shareholder Communications Inc. and The Altman Group, Inc. to assist in the solicitation of votes at an estimated cost of $[ ], plus their out-of-pocket expenses. Mandalay and MGM MIRAGE will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q.	Who can help answer my questions?

A.	If you have questions about the annual meeting or the merger with MGM MIRAGE after reading this revised proxy statement, you should contact us at Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attn: Chief Financial Officer or call us at (702) 632-6700. You may also contact our proxy solicitors:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, New York 10004
Telephone: (212) 440-9800 (for all banks and brokers)
Telephone: (866) 432-2794 (for all other stockholders)

and

The Altman Group, Inc.

60 East 42nd Street
New York, New York 10165
Telephone: (800) 206-0007

THE ANNUAL MEETING OF STOCKHOLDERS

      We are furnishing this revised proxy statement to stockholders of Mandalay as part of the solicitation of proxies by the Mandalay Board for use at the annual meeting.

Date, Time and Place

      Mandalay will hold the annual meeting at                      , Las Vegas, Nevada, at            A.M., Las Vegas time, on                     , 2004.

Purpose of the Annual Meeting

      At the annual meeting, we will ask holders of Mandalay common stock to approve the merger agreement, elect three directors to serve on the Mandalay Board for three years or until the consummation of the merger, whichever occurs earlier, and ratify the appointment of Mandalay’s independent auditors. The Mandalay Board has adopted the merger agreement, has determined that the merger agreement and the merger are in the best interests of Mandalay and its stockholders, and recommends that Mandalay’s stockholders vote “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. The Mandalay Board also recommends that Mandalay’s stockholders vote “FOR” the election of the three nominated directors and “FOR” the ratification of the appointment of Mandalay’s independent auditors.

Record Date, Shares Entitled to Vote and Quorum

      Only holders of record of Mandalay common stock at the close of business on                     , 2004, the record date, are entitled to notice of, and to vote at, the annual meeting. On the record date,            shares of Mandalay common stock were issued and outstanding and held by approximately           holders of record. A quorum will be present at the annual meeting if the holders of a majority of the outstanding shares of Mandalay common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Every holder of Mandalay common stock is entitled to one vote for each share held of record on the record date.

Vote Required

      In order to approve the merger agreement, holders of at least a majority of the outstanding shares of Mandalay common stock entitled to vote must vote in favor of approving the merger agreement. For the election of directors, the three nominees receiving the highest number of “FOR” votes cast will be elected as directors. Approval of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and ratification of the appointment of Mandalay’s independent auditors require that the number of shares cast “FOR” each such proposal exceeds the number of shares cast “AGAINST” each such proposal.

      If you withhold a vote or abstain from voting on the proposal relating to the approval of the merger agreement, it will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of Mandalay common stock entitled to vote must vote in favor of the proposal in order for it to be approved. For the election of directors, withholding a vote as to all or specific nominees, which is the equivalent of abstaining, will have no effect on the outcome, since an abstention is not a vote cast. For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and the ratification of Mandalay’s independent auditors, abstentions will have no effect on the outcome, since an abstention is not a vote cast.

      Shares of Mandalay common stock may be voted under certain circumstances if they are held in the name of a brokerage firm or nominee. Under rules currently in effect, brokerage firms and nominees that are members of the NYSE have the authority under the NYSE’s rules to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the meeting. Under these rules, the election of directors and ratification of the appointment of Deloitte & Touche LLP as Mandalay’s independent auditors are considered to be “routine” matters. The approval of the merger agreement and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, however, are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions with regard to approval of the merger agreement or the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. Shares of Mandalay common stock held directly in a stockholder’s name will not be counted as shares present for the purpose of establishing a quorum and will not be voted if the stockholder does not provide a proxy or attend the meeting and vote their shares.

      “Broker non-votes” occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors and ratification of independent auditors, but brokers may not exercise discretion to vote shares as to which instructions are not given with respect to approval of the merger agreement. Broker non-votes will have no effect on the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, the election of directors or the ratification of Mandalay’s independent auditors because broker non-votes will not be considered votes cast, but will be counted as shares present and entitled to be voted for the purposes of determining the presence of a quorum. With regard to the approval of the merger agreement, the shares represented by a broker non-vote will also be considered present at the annual meeting for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of Mandalay common stock entitled to vote must vote in favor of the proposal in order for it to be approved.

      A quorum of Mandalay shares must be present at the meeting in order for the meeting to be held. For purposes of determining the presence of a quorum, shares will be counted if they are present in person or by proxy. Shares present by proxy will be counted as present for purposes of determining the presence of a quorum even if the proxy does not have authority to vote on all matters.

Voting by Directors and Executive Officers

      At the close of business on the record date, the directors and executive officers of Mandalay and their affiliates owned and were entitled to vote shares of Mandalay common stock representing approximately           % of the shares of Mandalay common stock outstanding on that date. To Mandalay’s knowledge, these directors and executive officers intend to vote their shares “FOR” the approval of the merger agreement, “FOR” the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies, “FOR” the election of the three nominated directors and “FOR” the ratification of the appointment of Mandalay’s independent auditors.

Voting of Proxies

      All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement, “FOR” the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies, “FOR” the election of the three nominated directors, “FOR” the ratification of Mandalay’s independent auditors and will be deemed to grant discretion to the proxy holder on any other matter which may properly come before the annual meeting.

      Adjournments of the meeting may be made in accordance with Mandalay’s bylaws. If the persons named as proxies by you are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies by you are asked to vote for one or more adjournments of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, such persons will only have the authority to vote on such matter as directed by you or your proxy, or, in the absence of such direction, in favor of such adjournment.

      Mandalay does not expect that any matter other than the proposals to approve the merger agreement, elect directors and ratify the appointment of the independent auditors will be brought before the annual meeting. If, however, any other matter should properly come before the annual meeting, unless provided otherwise in the written authorization, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders. A proxy in the accompanying form will give authority to Michael S. Ensign and Yvette E. Landau to vote on such matters at their discretion and they intend to do so in accordance with their best judgment on any such matter.

      Previously submitted proxies for the annual meeting of stockholders originally scheduled for July 6, 2004, which have not subsequently been revoked, will be voted for the election of directors and the ratification of the appointment of Deloitte & Touche LLP in the manner set forth in the previously submitted proxy. Mandalay stockholders who do not submit a new proxy or attend the annual meeting will not be able to vote on the approval of the merger agreement. This will have the same effect as a vote “AGAINST” the approval of the merger agreement, because holders of a majority of the outstanding shares of Mandalay common stock entitled to vote must vote in favor of the proposal in order for it to be approved and will be the equivalent of abstaining with respect to the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

Revocability of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the annual meeting. A stockholder may revoke a proxy at any time prior to its exercise by (a) giving written notice of the revocation to Mandalay’s Corporate Secretary, Yvette E. Landau, at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119 or (b) submitting a properly signed proxy with a later date. Attendance at the annual meeting will not in and of itself constitute a revocation of the proxy. If you have instructed your broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

Solicitation of Proxies

      Pursuant to the merger agreement, Mandalay and MGM MIRAGE will share equally the expenses of soliciting proxies in the form included with this revised proxy statement, including the cost of preparing and filing material in connection with the solicitation. In addition to the use of the mail, Mandalay’s directors, executive officers and employees may solicit proxies personally, by telephone, or on the Internet. Mandalay has also hired Georgeson Shareholder Communications Inc. and The Altman Group, Inc. to assist in the solicitation of votes at an estimated cost of $[          ], plus their out-of-pocket expenses. Mandalay and MGM MIRAGE will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

      You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of Mandalay common stock certificates will be mailed to Mandalay’s stockholders promptly after the consummation of the merger.

THE MERGER (PROPOSAL NO. 1)

The Companies

Mandalay Resort Group

      Mandalay, a Nevada corporation, owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus – Reno in Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. Mandalay also owns and operates Gold Strike, a hotel/ casino in Tunica County, Mississippi. Mandalay owns a 50 percent interest in Silver Legacy in Reno, and owns a 50 percent interest in and operates Monte Carlo in Las Vegas. In addition, Mandalay owns a 50 percent interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5 percent interest in and operates MotorCity in Detroit, Michigan.

      Mandalay maintains its principal executive offices at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, telephone (702) 632-6700. For additional information with respect to Mandalay, see the documents specified under “Additional Information”.

MGM MIRAGE

      MGM MIRAGE, a Delaware corporation, owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan and has investments in two other casino resorts in Nevada and New Jersey. Its portfolio of brands includes Bellagio, MGM Grand Las Vegas – The City of Entertainment, The Mirage, TI, New York – New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two golf courses at the California/ Nevada state line; the Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50 percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, United Kingdom.

      MGM MIRAGE maintains its principal executive offices at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, telephone (702) 891-3333.

Background of the Merger

      Mandalay first learned of MGM MIRAGE’s interest in a possible acquisition of Mandalay during May 2004 when Mr. James J. Murren, President, Chief Financial Officer and Treasurer of MGM MIRAGE, raised the possibility of a combination of Mandalay and MGM MIRAGE with Mr. Glenn W. Schaeffer, President and Chief Financial Officer of Mandalay. Mr. Schaeffer informed Mr. Murren that any such possibility would need to be raised directly with Mr. Michael S. Ensign, Chairman and Chief Executive Officer of Mandalay. On May 25, 2004, Mr. Kirk Kerkorian, the majority stockholder and a director of MGM MIRAGE, telephoned Mr. Ensign and indicated to Mr. Ensign that MGM MIRAGE was interested in exploring an acquisition of Mandalay, and requested to meet with Mr. Ensign on June 1, 2004, when Mr. Kerkorian would be in Las Vegas, Nevada.

      On May 31, 2004, Mr. Schaeffer met with Mr. Murren and, on June 1, 2004, Mr. Ensign met with Mr. Kerkorian, and at each meeting the parties discussed the possibility of a cash acquisition of Mandalay by MGM MIRAGE. Mr. Ensign indicated to Mr. Kerkorian that he would discuss the matter with the Mandalay Board at a regularly scheduled Board meeting on June 2, 2004.

      On June 2, 2004, at a regularly scheduled meeting of the Mandalay Board, Mr. Ensign informed the Mandalay Board of his meeting with Mr. Kerkorian, and the Mandalay Board discussed the possibility of an acquisition of Mandalay by MGM MIRAGE. After discussion, the Mandalay Board authorized Mandalay senior management to continue discussions with MGM MIRAGE. Because six of the nine members of the Mandalay Board were independent directors, having been affirmatively determined to have met the NYSE’s standards of independence, the Mandalay Board did not consider forming a special committee to evaluate a possible transaction. Following the Board meeting, Mandalay engaged Merrill Lynch as its financial advisor with respect to a possible transaction with MGM MIRAGE.

      Later on June 2, at the invitation of MGM MIRAGE, Mr. Schaeffer, Ms. Yvette E. Landau, Vice President, General Counsel and Secretary of Mandalay, Mr. Les Martin, Vice President, Chief Accounting Officer and Treasurer of Mandalay, and representatives of Merrill Lynch, visited Mr. Murren and other members of MGM MIRAGE management at MGM MIRAGE’s offices to discuss the process for proceeding with the parties’ consideration of a possible MGM MIRAGE acquisition of Mandalay. During the meeting, Mr. Schaeffer was asked to step out for two side meetings with Mr. J. Terrence Lanni, Chairman and Chief Executive Officer of MGM MIRAGE, and Mr. Murren. At the second side meeting, Mr. Lanni informed Mr. Schaeffer that MGM MIRAGE would be willing to acquire Mandalay at a price of $66.00 per share of Mandalay common stock in cash. Mr. Schaeffer informed Mr. Lanni that, although he had not conducted any financial analysis of such an offer and was not authorized to discuss price on behalf of Mandalay, in his view a price of $66.00 per share of Mandalay common stock undervalued Mandalay and was too low to continue discussions with MGM MIRAGE.

      Following the meeting, Mr. Kerkorian telephoned Mr. Ensign and informed Mr. Ensign that MGM MIRAGE would be willing to acquire Mandalay at a price of $67.00 per share of Mandalay common stock in cash. Later that day, Mr. Ensign telephoned Mr. Kerkorian and informed him that he would instruct his management team and advisors to commence an analysis of the MGM MIRAGE offer.

      On June 3, 2004, Mandalay retained Cravath, Swaine & Moore LLP as its legal advisor with respect to a possible transaction with MGM MIRAGE. After the close of the market on June 3, Mandalay released fiscal first quarter results, reporting net income of $87.3 million, or $1.30 per diluted share of Mandalay common stock, a significant increase from Mandalay’s fiscal first quarter results for the prior year. On the evening of June 3, MGM MIRAGE’s legal advisors provided to Mandalay a draft form of merger agreement.

      On June 4, 2004, the Mandalay stock price closed at $60.27 on the NYSE, an increase of $5.65, or an increase of 10.3%. During the afternoon of June 4, Mr. Kerkorian contacted Mr. Ensign by telephone to inform him that MGM MIRAGE was concerned by the rise in Mandalay’s stock price, and indicated that a letter from MGM MIRAGE to Mandalay would be forthcoming. Thereafter, Mandalay received a letter from MGM MIRAGE in which MGM MIRAGE offered to purchase all of the outstanding shares of Mandalay common stock at a price of $68.00 per share in cash and which stated that the offer contained in the letter would expire at 5:00 pm PST on June 8, 2004. Mr. Ensign convened a special telephonic meeting of the Mandalay Board and informed the Mandalay Board of the letter from MGM MIRAGE and its contents, and the Mandalay Board authorized Mandalay management to continue discussions. Later that evening, MGM MIRAGE publicly announced its $68.00 cash offer. Mandalay then publicly announced that it would consider the MGM MIRAGE offer and respond in due course.

      Over the weekend of June 5 and June 6, 2004, Mandalay and its financial and legal advisors analyzed MGM MIRAGE’s offer and, subsequently, Merrill Lynch contacted other potential acquirors of Mandalay. On the afternoon of June 7, Mandalay management conferred by telephone with its financial and legal advisors to discuss the offer and Merrill Lynch’s contacts with other potential acquirors. During the meeting on June 7, 2004, Merrill Lynch informed the Mandalay Board that Merrill Lynch had contacted four companies in the gaming industry about a possible transaction with Mandalay. Merrill Lynch informed the Mandalay Board that each of these parties had indicated to Merrill Lynch that, for various reasons, they were not going to pursue a transaction with Mandalay at that time. The Merrill Lynch representatives also reviewed the financial aspects of the $68.00 offer price. After the meeting, Mr. Ensign contacted Mr. Kerkorian and informed him that he would not recommend to the Mandalay Board a sale of Mandalay at a price of $68.00 per share, and requested that MGM MIRAGE evaluate its ability to pay a higher price for Mandalay.

      On June 8, 2004, the Mandalay Board convened telephonically for a special meeting. The Mandalay Board discussed the MGM MIRAGE offer, and Mandalay’s financial advisors provided a review of the current business and economic environment, Mandalay’s recent operating and stock price performance, their preliminary analysis of the financial aspects of the MGM MIRAGE offer and their contacts with other potential acquirors. Mandalay’s legal advisors discussed with the directors their fiduciary duties under applicable law, and Mandalay’s management and legal advisors discussed the regulatory risks associated with a transaction with MGM MIRAGE. After the discussion, the Mandalay Board authorized management to continue discussions with MGM MIRAGE.

      Following the meeting of the Mandalay Board, Mr. Ensign telephoned Mr. Kerkorian and again informed Mr. Kerkorian that MGM MIRAGE would need to offer a higher price for an acquisition of Mandalay. Later on June 8, MGM MIRAGE extended the expiration of its offer to 5:00 pm PST on June 11, 2004.

      On June 9 and June 10, 2004, the legal advisors to each of Mandalay and MGM MIRAGE engaged in contract negotiations and discussed the allocation of regulatory risk associated with the proposed transaction. Early on the morning of June 11, 2004, MGM MIRAGE provided to Mandalay a revised draft merger agreement which proposed a $100 million termination payment by MGM MIRAGE to Mandalay in the event MGM MIRAGE did not obtain the regulatory approvals needed to complete the acquisition of Mandalay by September 30, 2005. The draft merger agreement did not, however, obligate MGM MIRAGE to take actions necessary to obtain regulatory approvals. In addition, the draft merger agreement severely limited Mandalay’s ability to operate its business between signing the merger agreement and consummating the merger by prohibiting, without MGM MIRAGE’s prior consent, the entry by Mandalay into any contracts unless such contracts could be terminated without penalty following a change of control of Mandalay, and by strictly limiting Mandalay’s ability to incur capital expenditures. The draft did not specify the per share consideration proposed to be received by holders of Mandalay common stock, but MGM MIRAGE indicated that it was proposing a price of $69.00 per share. In the view of Mandalay management, MGM MIRAGE’s proposal allocated a disproportionate share of the regulatory risk to Mandalay stockholders and did not provide sufficient assurance that the transaction would close.

      On the morning of June 11, 2004, Mr. Ensign attempted to reach Mr. Kerkorian by telephone to confirm that MGM MIRAGE did not wish to change the terms of its proposal, but did not reach Mr. Kerkorian. The Mandalay Board then convened for a special meeting. Mandalay’s legal advisors again discussed with the directors their fiduciary duties under applicable law, and Mandalay’s management and legal advisors presented MGM MIRAGE’s proposal to the Mandalay Board. Their presentation included a discussion of the proposed allocation of regulatory risk in MGM MIRAGE’s proposal, which provided that MGM MIRAGE would not be obligated to take any actions to obtain regulatory approvals for the transaction, though Mandalay would be entitled to a termination payment of $100 million if such approvals were not obtained by MGM MIRAGE. The Mandalay Board evaluated the risk that regulatory agencies would raise objections to the merger under antitrust laws or gaming laws, and require remedies such as material divestitures to which MGM MIRAGE would not agree. The Mandalay Board also considered certain other provisions of MGM MIRAGE’s proposed merger agreement, including the limitations on Mandalay’s ability to operate its business between signing and closing. After discussion, the Mandalay Board unanimously agreed to reject the MGM MIRAGE proposal on the basis of the proposed allocation of regulatory risk. Following the meeting, Mr. Ensign spoke with Mr. Kerkorian by telephone, and Mr. Kerkorian confirmed that there were no changes to MGM MIRAGE’s proposal. Mandalay then publicly announced the Mandalay Board’s rejection of the MGM MIRAGE offer.

      During the evening of June 11, Mr. Murren contacted Mr. Schaeffer and indicated that MGM MIRAGE would be willing to enter into an agreement under which MGM MIRAGE would assume all of the regulatory risk associated with the transaction. After discussion, Mr. Schaeffer and Mr. Murren agreed that the legal advisors to each of Mandalay and MGM MIRAGE should negotiate the terms of a draft merger agreement that, among other things, would provide for MGM MIRAGE’s assumption of the regulatory risk and reduce the limitations on Mandalay’s ability to operate its business between signing the merger agreement and consummating the merger, and the legal advisors did so through the evening of June 11 and the weekend of June 12 and June 13.

      On June 13, 2004, Mr. Schaeffer telephoned Mr. Murren and informed him that the Mandalay Board would consider the revised proposal by MGM MIRAGE, and requested a final offer price from MGM MIRAGE. Later that afternoon, Mr. Lanni met with Mr. Schaeffer and informed him that MGM MIRAGE would be willing to acquire Mandalay at a price of $71.00 per share of Mandalay common stock in cash.

      On the morning of June 14, 2004, Mandalay issued a press release stating that the revised terms of the proposed acquisition, including the $71.00 price offered by MGM MIRAGE, would be presented to the Mandalay Board on June 15, 2004. On June 14, 2004, and during the morning of June 15, 2004, Mandalay and

MGM MIRAGE and their respective legal advisors finalized the terms of the draft merger agreement, including provisions requiring MGM MIRAGE to take any and all actions necessary to obtain regulatory approvals necessary to ensure that no regulatory matter would preclude consummation of the merger by June 30, 2005. The merger agreement did not contain the previously proposed provisions prohibiting Mandalay from entering into certain contracts and strictly limiting Mandalay’s ability to incur capital expenditures.

      On June 15, 2004, the Mandalay Board convened for a special meeting. Mandalay’s legal advisors again discussed with the directors their fiduciary duties under applicable law. Mr. Ensign reviewed for the Mandalay Board developments with respect to the proposed MGM MIRAGE transaction since June 11, 2004. Representatives of Merrill Lynch reviewed financial aspects of the proposed transaction, including a brief discussion of the absence of any offers from alternative acquirors. Merrill Lynch rendered its oral opinion, confirmed by a subsequent written opinion dated June 15, 2004, that, as of the date of the opinion and based upon and subject to the matters and various assumptions and limitations stated in the opinion, the $71.00 cash per share consideration to be received by holders of Mandalay common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Mandalay’s legal advisors summarized the proposed merger agreement with MGM MIRAGE and reviewed legal and regulatory aspects of the proposed transaction.

      The Mandalay Board reviewed the matters related to the transaction in which certain directors and Mandalay management had an interest which could be perceived as different from, or in addition to, the interests of Mandalay stockholders in general. Certain of these interests, such as the accelerated vesting of shares of restricted stock and stock options, could be viewed as favoring the consummation of the merger from the point of view of the directors and Mandalay management, while other interests, such as the likely loss of their director and management positions as a result of the merger, could be viewed as not favoring the consummation of the merger from their point of view. As part of this review, the members of the Mandalay Board discussed the possibility of granting retention bonuses to certain Mandalay employees, as permitted by the proposed merger agreement. In addition, the non-management members of the Mandalay Board reviewed, separately from other members of the Mandalay Board and outside advisors (other than representatives of Cravath, Swaine & Moore LLP), the accelerated vesting of restricted stock and stock options that would occur as a result of the merger, and the associated dollar amounts to be received by senior management of Mandalay, as well as the treatment of the merger under Mandalay’s Supplemental Executive Retirement Plan. See “— Interests of Certain Persons in the Merger”. The interests of each of the members of the Board who reviewed the foregoing matters is set forth under the heading “— Interests of Certain Persons in the Merger”. Consistent with their fiduciary duties, the members of the Mandalay Board made their decision to adopt the merger agreement and the merger and to recommend that Mandalay stockholders approve the merger agreement based upon the best interests of Mandalay stockholders, and in reaching this decision the Mandalay Board disregarded the interests of the Mandalay directors and management in favor of, and opposed to, the merger.

      After extensive deliberation and discussion, all members of the Mandalay Board, including those with an interest differing from or in addition to, the interests of Mandalay stockholders, voted to approve the merger, the merger agreement and all related matters (including, among other things, the matters described under “— Interests of Certain Persons in the Merger”) and to recommend to Mandalay stockholders that they vote to approve the merger agreement. Such matters were also approved by a separate vote of the independent directors of Mandalay.

      On June 16, 2004, MGM MIRAGE and Mandalay issued a joint press release announcing the execution of the merger agreement.

Mandalay’s Reasons for the Merger — Recommendation of the Mandalay Board

      At a special meeting of the Mandalay Board on June 15, 2004, the Mandalay Board unanimously determined that the merger was in the best interests of Mandalay and its stockholders and unanimously adopted the merger agreement and the merger. Accordingly, the Mandalay Board recommends that Mandalay stockholders vote “FOR” approval of the merger agreement at the annual meeting.

      In reaching its decision to approve and adopt the merger agreement and the merger, and to recommend that Mandalay stockholders vote to approve the merger agreement, the Mandalay Board considered the following material factors:

•	the Mandalay Board’s familiarity with, and presentations by Mandalay’s management and its financial advisors regarding Mandalay’s competitive position, business strategy and prospects, and the risk that Mandalay’s continued pursuit of its business strategy on an independent basis would not yield value to Mandalay stockholders superior to the value that would be provided in the merger;

•	the value of MGM MIRAGE’s offer, including the fact that the cash merger consideration of $71.00 per share represents:

•	a 17.8% premium over the closing price of Mandalay common stock on the NYSE on June 4, 2004, the last full trading session prior to the public announcement of MGM MIRAGE’s offer to purchase Mandalay’s common stock, and

•	a 26.4% premium over the average closing price of Mandalay common stock on the NYSE for the three months prior to the public announcement of MGM MIRAGE’s offer to purchase Mandalay’s common stock;

•	the current, historical and projected future market prices of Mandalay common stock relative to those of other industry participants and general market and sector indices, analysis of which did not indicate with certainty that Mandalay’s common stock would imminently trade at a price commensurate with the proposed merger consideration of $71.00 per share;

•	the fact that MGM MIRAGE agreed to take any and all actions necessary to ensure that no regulatory matter would preclude consummation of the merger by June 30, 2005, which provides a very high degree of assurance that the merger will be consummated by that date;

•	the fact that the merger consideration is all-cash, which provides certainty of value to Mandalay stockholders;

•	the presentation by Merrill Lynch on June 15, 2004, which was confirmed in a written opinion dated June 15, 2004, that, as of the date of such opinion, and based on and subject to the matters, assumptions and limitations set forth in that opinion, the $71.00 per share cash consideration to be received by holders of Mandalay common stock pursuant to the merger agreement was fair from a financial point of view to such holders (see “— Opinion of Merrill Lynch”);

•	the fact that no third party proposed an alternative transaction, notwithstanding the substantial publicity concerning MGM MIRAGE’s offer and Mandalay’s financial advisor’s contacts with potential alternative acquirors;

•	the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described under “The Merger Agreement — No Solicitation”, “The Merger Agreement — Termination of the Merger Agreement”, and “The Merger Agreement — Termination Fee if Merger is Not Consummated”, Mandalay can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Mandalay and the Mandalay Board can terminate the merger agreement for a superior proposal or change its recommendation prior to stockholder approval of the merger agreement;

•	the fact that, under the terms of the merger agreement, the consummation of the merger is not conditioned on MGM MIRAGE obtaining financing; and

•	the limited ability of MGM MIRAGE to terminate the agreement.

      After considering these factors, the Mandalay Board concluded that the $71.00 per share cash merger price was an attractive price for Mandalay stockholders in comparison to the values that Mandalay might reasonably achieve in the foreseeable future as a stand-alone, independent company. The Mandalay Board also considered potential drawbacks or risks relating to the merger, including:

•	the fact that the all-cash price would not allow Mandalay stockholders to participate in the benefits of any synergies created by the merger or in any future growth of the combined entity;

•	the restrictions on Mandalay’s ability to declare dividends following the signing of the merger agreement;

•	the risks and costs to Mandalay if the merger is not consummated (including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships), notwithstanding the likelihood of the merger being consummated;

•	the restrictions on the conduct of Mandalay’s business during the period between signing of the merger agreement and the consummation of the merger or the termination of the merger agreement, which could delay or prevent Mandalay from pursuing business opportunities that may arise pending the consummation of the merger;

•	the fact that gains arising from an all-cash transaction would be taxable to Mandalay stockholders for United States federal income tax purposes;

•	the amount of time it could take to consummate the merger, including the fact that depending on certain factors outside of Mandalay’s control, consummation of the merger could be delayed until June 30, 2005; and

•	the possibility that, notwithstanding the provisions of the merger agreement allowing Mandalay, under certain circumstances, to furnish information to and conduct negotiations with a third party and terminate the merger agreement, prior to stockholder approval of the merger agreement, in connection with a superior proposal for a business combination or acquisition of Mandalay, the termination fee payable upon such termination may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, Mandalay (see “The Merger Agreement — Termination Fee if Merger is Not Consummated”).

      In addition, the Mandalay Board was aware of and considered the interests of executive officers and directors of Mandalay described under “— Interests of Certain Persons in the Merger”.

      The foregoing discussion addresses certain material information and factors considered by the Mandalay Board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the quality and amount of information considered, the Mandalay Board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Mandalay Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger was made after consideration of all of the factors in the aggregate. In addition, individual members of the Mandalay Board may have given different weights to different factors.

Opinion of Merrill Lynch

      Mandalay retained Merrill Lynch to act as its exclusive financial advisor in connection with the merger. On June 15, 2004, Merrill Lynch rendered its oral opinion to the Mandalay Board (subsequently confirmed by delivery of a written opinion dated June 15, 2004) that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair from a financial point of view to holders of Mandalay common stock.

      The full text of the Merrill Lynch opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by

Merrill Lynch, is included as Appendix B to this revised proxy statement and is incorporated herein by reference. Mandalay stockholders are urged to read such opinion in its entirety. The Merrill Lynch opinion was provided to the Mandalay Board for its information and addresses only the fairness of the merger consideration from a financial point of view to the holders of Mandalay common stock, and does not address any other aspect of the merger or constitute a recommendation to any stockholder of Mandalay as to how such stockholder should vote on the proposed merger at the annual meeting. Merrill Lynch’s opinion did not address the merits of the underlying decision by Mandalay to engage in the merger. This summary is qualified in its entirety by reference to the full text of such opinion.

      The merger consideration was determined through negotiations between Mandalay and MGM MIRAGE and was approved by the Mandalay Board. Merrill Lynch provided advice to Mandalay during the course of those negotiations.

      The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentations made by Merrill Lynch to the Mandalay Board. The preparation of a fairness opinion is a complex and analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Merrill Lynch utilized the valuation methodologies summarized below because it deemed those valuation methodologies the most relevant and appropriate in connection with the preparation of the Merrill Lynch opinion. In arriving at its opinion, Merrill Lynch considered the results of all analyses and did not attribute any particular weight to any analysis or factor considered by it. Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. While each factor set forth below is separate, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the summary set forth below, without considering all analyses, would create an incomplete view of the process underlying its opinion.

      In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch or Mandalay. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested analyses. Additionally, estimates of the value of business or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch opinion was among several factors taken into consideration by the Mandalay Board in making its determination to approve and adopt the merger agreement and the merger. Consequently, the analyses performed by Merrill Lynch described below should not be viewed as determinative of the decision of the Mandalay Board or Mandalay’s management with respect to the fairness of the merger consideration.

      In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed publicly available business and financial information relating to Mandalay that Merrill Lynch deemed to be relevant; (ii) reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Mandalay furnished to Merrill Lynch by Mandalay; (iii) conducted discussions with members of senior management and representatives of Mandalay concerning the matters described in clauses (i) and (ii) above; (iv) reviewed the market prices and valuation multiples for Mandalay common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of Mandalay and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of Mandalay and MGM MIRAGE and their financial and legal advisors; (viii) reviewed a draft dated June 15, 2004 of the merger agreement; and (ix) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Mandalay nor was Merrill Lynch furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Mandalay under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Mandalay. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Mandalay, Merrill Lynch assumed that this information was reasonably prepared and reflected the best currently available estimates and judgment of Mandalay’s management as to the expected future financial performance of Mandalay. Merrill Lynch also assumed that the final form of the merger agreement is substantially similar to the last draft reviewed by Merrill Lynch.

      The Merrill Lynch opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Merrill Lynch opinion.

      The Merrill Lynch opinion was one of many factors considered by the Mandalay Board in its evaluation of the merger and should not be viewed as determinative of the views of the Mandalay Board or management with respect to the merger.

      The following is a summary of the material analyses presented by Merrill Lynch to the Mandalay Board on June 15, 2004, in connection with the rendering of the Merrill Lynch opinion.

      Historical Stock Price Analysis. Merrill Lynch analyzed the intraday high and intraday low stock prices of Mandalay on the NYSE for the 52 weeks ending June 4, 2004, which were $62.20 and $29.81, respectively. The current price as of June 4, 2004 of $60.27 was 96.9% of the 52-week high of $62.20.

      Comparable Public Companies Analysis. Merrill Lynch reviewed and compared certain financial information for Mandalay to corresponding financial information for the following: (a) large-capitalization publicly traded companies in the gaming industry (“Large Cap Gaming”) and (b) small to medium capitalization publicly traded companies in the gaming industry (“Small/ Mid Cap Gaming”):

Large Cap Gaming
Harrah’s Entertainment, Inc.
Mandalay
MGM MIRAGE
Caesars Entertainment, Inc.

Small/ Mid Cap Gaming
Ameristar Casinos, Inc.
Argosy Gaming Company
Aztar Corporation
Boyd Gaming Corporation
Isle of Capri Casinos, Inc.
Penn National Gaming, Inc.
Pinnacle Entertainment, Inc.
Station Casinos, Inc.

      Although none of the selected companies is directly comparable to Mandalay, the companies included were chosen because they are publicly traded companies with operations that for purposes of Merrill Lynch’s analysis may be considered similar to certain operations of Mandalay.

      Merrill Lynch calculated and compared various financial multiples and ratios based on publicly available financial data through June 14, 2004 obtained from SEC filings and Wall Street equity research estimates. Merrill Lynch also reviewed certain income statement and balance sheet data for the selected companies obtained from SEC filings. The multiples and ratios of Mandalay were calculated using the closing price of Mandalay common stock on the NYSE on June 4, 2004 (the last full trading session prior to the public announcement of the MGM MIRAGE offer). The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Estimates for 2004 and 2005 refer to the fiscal year of each company most closely associated with the 2004 and 2005 calendar years. For example, Mandalay 2004 and 2005 estimates refer to estimates of Mandalay’s fiscal years 2005 and 2006. With respect to the selected companies, Merrill Lynch calculated:

•	the multiple of enterprise value to estimated 2004 and 2005 earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	the ratio of share price to estimated 2004 and 2005 earnings per share;

•	the ratio of debt to estimated 2004 EBITDA; and

•	the dividend yield percentage.

      The following table presents the results of this analysis:

	Enterprise		Enterprise
	Value/ 2004		Value/ 2005		Price/ 2004		Price/ 2005		Debt/ 2004		Dividend
Company	EBITDA		EBITDA		EPS		EPS		EBITDA		Yield

Mandalay*	9.0	x	N/A		15.8	x	14.6	x	3.8	x	1.8%
Large Cap Gaming
Mean	8.2	x	7.6	x	18.5	x	17.0	x	3.9	x	2.0%
Median	8.2	x	7.4	x	18.5	x	16.8	x	3.7	x	2.0%
Small/ Mid Cap Gaming
Mean	8.4	x	7.6	x	17.1	x	14.3	x	4.1	x	1.4%
Median	7.8	x	7.1	x	15.2	x	13.5	x	3.7	x	1.4%

*	As of June 4, 2004. Includes MotorCity’s EBITDA on a proportionate basis. MotorCity refers to the MotorCity Casino joint venture, a joint venture operating a Detroit casino in which Mandalay is a 53.5% participant with Atwater Casino Group.

      Merrill Lynch selected a range of multiples of enterprise value to estimated 2004 EBITDA of 8.0x to 9.5x based on the comparable public companies analysis which implied an equity value per share for Mandalay of $48.70 and $65.10, respectively, as compared to Mandalay’s multiple of enterprise value to estimated 2004 EBITDA of 9.0x (which includes MotorCity’s EBITDA on a proportionate basis) and the $71.00 merger price.

      None of the selected companies used in the above analysis is identical to Mandalay. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of Mandalay and the selected companies. Mathematical analysis (such as determining the mean or median) of the financial ratios of the selected companies is not in itself a meaningful method of using comparable company data.

      Comparable Transaction Analysis. Merrill Lynch analyzed certain information relating to fourteen mergers and acquisitions announced in the last six years representing acquisitions of gaming companies or significant portfolios of gaming assets (excludes single asset acquisitions and acquisitions involving bankrupt companies). The transactions reviewed, which are referred to as the “selected transactions”, were:

Date Announced	Target	Acquiror

04/20/04	Wembley PLC	BLB Investors, L.L.C.
02/09/04	Coast Casinos, Inc.	Boyd Gaming Corporation
09/11/03	Horseshoe Gaming Holding Corp.	Harrah’s Entertainment, Inc.
08/07/02	Hollywood Casino Corporation	Penn National Gaming, Inc.
04/24/01	Harveys Casino Resorts	Harrah’s Entertainment, Inc.
03/06/00	Mirage Resorts, Inc.	MGM Grand, Inc.
10/06/99	Lady Luck Gaming Corporation	Isle of Capri Casinos, Inc.
08/16/99	Players International, Inc.	Harrah’s Entertainment
04/27/99	Caesars World, Inc.	Park Place Entertainment Corporation
11/09/98	Primadonna Resorts, Inc.	MGM Grand, Inc.
09/02/98	Empress Entertainment, Inc.	Horseshoe Gaming
08/10/98	Rio Hotel & Casino, Inc.	Harrah’s Entertainment, Inc.
06/29/98	Grand Casinos, Inc. — Mississippi Assets	Hilton Hotels Corporation
01/30/98	Harveys Casino Resorts	Colony Capital Management, Inc.

      Merrill Lynch selected a range of multiples of aggregate transaction value to implied last 12-months EBITDA of 9.5x to 11.25x based on the comparable transaction analysis, which implied an equity value per share for Mandalay of $54.10 and $69.60, respectively, as compared to the multiple of last 12-months EBITDA implied for Mandalay by the merger consideration of 11.4x (which includes MotorCity’s EBITDA on a proportionate basis) and the $71.00 merger price.

      None of the companies or selected transactions used in the comparable transaction analysis is identical to Mandalay, MGM MIRAGE or the merger. Accordingly, an analysis of the resulting multiples of the selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

      Discounted Cash Flow Analysis. Merrill Lynch calculated a range of discounted cash flow values of Mandalay using projections prepared by Mandalay’s management. This analysis was based on the sum of (i) the present value of projected, standalone, after-tax, unlevered free cash flows of Mandalay for fiscal periods from the second quarter of 2004 through fiscal year 2008 and (ii) the present value of the terminal value, based on Mandalay’s estimated 2008 EBITDA. Merrill Lynch calculated a range of values for Mandalay by utilizing discount rates ranging from 7.5% to 9.5% and terminal value multiples of estimated 2008 EBITDA ranging from 8.0x to 9.0x. Merrill Lynch deemed these terminal value multiples to be appropriate for an analysis of this type. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Mandalay and other comparable companies as well as Wall Street equity research estimates. This analysis resulted in illustrative values of Mandalay on an equity value per share basis set forth below:

Implied Equity Value Per Share

Discount Rate	8.0x	8.5x	9.0x

7.5%	$65.58	$70.21	$74.84
8.0%	$63.64	$68.17	$72.70
8.5%	$61.76	$66.19	$70.62
9.0%	$59.91	$64.25	$68.58
9.5%	$58.12	$62.36	$66.60

      Merrill Lynch noted that if present values were calculated as of January 31, 2005 using the same discount rates and terminal value multiples as above, including the effect of the suspension of dividends (as provided for in the merger agreement), the implied equity value per share for Mandalay would have been $78.60 to $62.30 as compared to $74.84 to $58.12 calculated as of April 30, 2004, using a discount rate of 9.5% to 7.5% and assuming a terminal value multiple of 8.0x to 9.0x.

      Net Asset Value Analysis. Merrill Lynch calculated, using net asset valuation methodology, a range of implied per share values for Mandalay using the estimated 2004 EBITDA for certain properties and unconsolidated joint ventures. Merrill Lynch derived a range of high and low implied per share pre-tax values for Mandalay of $62.54 and $52.82, respectively, and high and low implied per share after-tax values for Mandalay of $47.52 and $39.85, respectively. These implied per share values represent blended high and low estimated 2004 EBITDA multiples for Mandalay of 8.4x and 9.3x on a pre-tax basis, respectively, and 7.2x and 7.9x on an after-tax basis, respectively.

      Pursuant to a letter agreement dated June 11, 2004 between Mandalay and Merrill Lynch, Mandalay agreed to pay Merrill Lynch a fee of 0.27% of the total purchase price in a sale transaction, contingent and payable upon consummation of the sale transaction. Additionally, Mandalay has agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Mandalay has also agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

      Mandalay retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      Merrill Lynch has, in the past, provided financial advisory and financing services to Mandalay and MGM MIRAGE and may continue to do so and has received, and may receive, fees for rendering such services. In the past two years, Mandalay has paid to Merrill Lynch approximately $8.0 million in fees in connection with financing services provided by Merrill Lynch to Mandalay. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the equity and other securities of Mandalay, as well as securities of MGM MIRAGE, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Material Federal Income Tax Consequences

General

      The following summary describes the material U.S. federal income tax consequences of the merger to Mandalay stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable existing and proposed U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares of Mandalay common stock that are held as capital assets within the meaning of section 1221 of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to a particular Mandalay stockholder in light of that Mandalay stockholder’s personal investment circumstances, or those Mandalay stockholders subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, expatriates, dealers in securities or commodities or traders in securities who elect to apply mark-to-market method of accounting). In addition, this discussion does not address the aspects of U.S. federal income taxation that may be relevant to Mandalay stockholders who hold shares of Mandalay common stock as part of a hedging, “straddle”, conversion or other integrated transaction, or Mandalay stockholders who acquired their shares of Mandalay common stock through the exercise of director or employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Mandalay stockholder.

      For purposes of this discussion, a “U.S. holder” means

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in the United States or under laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to federal income tax regardless of its source; or

•	a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person.

      The treatment of a partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds Mandalay common stock will generally depend on the status of the partner and upon the activities of the partnership. Partners of partnerships holding Mandalay common stock should consult their tax advisors.

      STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER.

Consequences of the Merger to U.S. Holders

      The receipt of the merger consideration in the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of Mandalay common stock will recognize gain or loss equal to the difference between such stockholder’s adjusted tax basis in Mandalay common stock converted in the merger, and the amount of cash received. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) converted in the merger. The gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if, at the effective time of the merger, the shares of Mandalay common stock converted were held for more than one year. In the case of U.S. holders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Consequences of the Merger to Non-U.S. Holders

      The following discussion applies to Mandalay stockholders who are “non-U.S. holders”. A “non-U.S. holder” is a person or entity that is not a U.S. holder.

      If a non-U.S. holder sells or otherwise disposes of Mandalay common stock in the merger in a transaction that is treated as a sale or exchange for U.S. federal income tax purposes, such stockholder generally will not be subject to U.S. federal income tax on any gain realized on the disposition of Mandalay common stock in the merger unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder, subject to an applicable treaty providing otherwise; or

•	Mandalay is or has been a “United States real property holding corporation” and, assuming Mandalay common stock is deemed to be “regularly traded on an established securities market”, the non-U.S. holder held, directly or indirectly at any time during the five-year period ending on the date of disposition or such shorter period that such shares were held, more than five percent of Mandalay’s common stock.

      An individual who is present in the United States for 183 days or more in the taxable year in which the Mandalay common stock is disposed of in the merger should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the merger.

Backup Tax Withholding

      Under the U.S. federal income tax backup withholding rules, unless an exemption applies, MGM MIRAGE is required to and will withhold 28% of all payments to which a Mandalay stockholder or other payee is entitled in the merger, unless the Mandalay stockholder or other payee provides its taxpayer identification number (“TIN”) (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that the TIN provided is correct (or that such stockholder or other payee is awaiting a TIN) and that stockholder is not subject to backup withholding. Each Mandalay stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the payment agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the payment agent. The exemptions provide that certain Mandalay stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability for that year. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the Internal Revenue Service.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. MANDALAY STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Governmental and Regulatory Matters

United States Antitrust

      Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be consummated until the parties have given notifications and furnished requested information to the FTC and the Antitrust Division and the applicable waiting periods are terminated or have expired.

      MGM MIRAGE and Mandalay each filed notification and report forms with the FTC and the Antitrust Division on June 25, 2004. On July 26, 2004, MGM MIRAGE and Mandalay received from the FTC requests for additional information with respect to the merger. As a result of such requests for additional information, the waiting period under the HSR Act will be extended until 11:59 P.M. EST on the 30th day after both MGM MIRAGE and Mandalay have substantially complied with the requests for additional information or such later time as is agreed among the parties and the FTC.

      At any time before or after completion of the merger, the FTC or any state attorney general could take action under the antitrust laws as any of them deem necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to divest particular assets of MGM MIRAGE or Mandalay. Under certain circumstances, private parties could also take action under the antitrust laws. There can be no assurance that a challenge to the merger will not be made or, if such a challenge is made, that the parties will prevail. For further information regarding the obligations of Mandalay and MGM MIRAGE with regards to governmental and regulatory matters, see “The Merger Agreement — Agreement to Obtain Clearance from Regulatory Authorities”.

Gaming Regulation

      The following is an abbreviated description of the various gaming regulatory requirements applicable to the merger. For a more detailed description of gaming regulations generally, please see “Item 1. Business —

Regulation and Licensing” in Mandalay’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

      Nevada Gaming Regulations. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission (collectively, the “Nevada Act”) and various local ordinances and regulations. Mandalay’s and MGM MIRAGE’s respective gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and applicable local liquor and gaming authorities (collectively, the “Nevada Gaming Authorities”).

      The Nevada Act provides that the acquisition of control of a registered publicly traded corporation such as Mandalay must be approved by the Nevada Gaming Commission. On July 16, 2004, MGM MIRAGE filed applications seeking the necessary approvals with the Nevada State Gaming Control Board and the Nevada Gaming Commission. Mandalay has also filed applications for registration as an intermediary company, various amendments to its existing Order of Registration and an amendment to its existing approval for a continuous or delayed public offering in connection with the merger. The Nevada State Gaming Control Board reviews and investigates applications for approval and makes recommendations on those applications to the Nevada Gaming Commission for final action. MGM MIRAGE is currently registered as a publicly traded corporation and has been found suitable to own the shares of its subsidiaries that have licensed gaming facilities in Nevada. Accordingly, MGM MIRAGE has informed Mandalay that it does not expect significant delays in obtaining necessary approvals. However, there can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada State Gaming Control Board or the Nevada Gaming Commission as to the merits of the merger. Any representation to the contrary is unlawful.

      In seeking approval of the merger, MGM MIRAGE must satisfy the Nevada Gaming Commission as to a variety of stringent standards. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others, (1) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, (2) the adequacy of the proposed financing and (3) whether the merger will create a significant risk that MGM MIRAGE, Mandalay or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

      The Nevada State Gaming Control Board and the Nevada Gaming Commission will also consider whether the merger is in the best interests of the State of Nevada under the multiple licensing criteria in the Nevada Act. Among other factors set forth in such multiple licensing criteria, they may consider whether the merger would create a monopoly, and what the result of the merger will be in respect of the market share of MGM MIRAGE compared to similarly situated competitors on a statewide, countywide and other geographical basis in the following categories: total number of slot machines, total number of games, total number of tables, gross revenue, percentage tax, casino entertainment tax (now known as live entertainment tax), number of rooms available for the public, number of employees hired and total payroll.

      In addition, certain officers, directors and key employees of Mandalay and its licensed subsidiaries at the time of completion of the merger who will be actively and directly involved in Mandalay’s and its subsidiaries’ gaming activities may also be required to be found suitable or licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing, a finding of suitability or registration for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. MGM Mirage has informed Mandalay that all individuals required to file applications for findings of suitability and/or licensing after the consummation of the merger as officers, directors and key employees of Mandalay and its licensed subsidiaries have filed applications with the Nevada Gaming Authorities. There can be no assurance that these approvals will be granted or will be granted on a timely basis.

      Michigan Gaming Regulations. The ownership and operation of casino gaming facilities in Michigan are subject to the Michigan Gaming Control and Revenue Act (the “Michigan Act”) and the rules promulgated thereunder (the “Michigan Rules”) by the Michigan Gaming Control Board (the “Michigan Board”). Mandalay’s and MGM MIRAGE’s respective gaming interests in Michigan casino licensees Detroit Entertainment, L.L.C. and MGM Grand Detroit LLC are subject to the licensing and regulatory control of the Michigan Board.

      The Michigan Rules require Michigan Board approval of the transfer of certain ownership interests in the holder of a casino license. A person acquiring more than a five percent interest in a publicly traded corporation that directly or indirectly holds a casino license must apply to the Michigan Board for a finding of suitability within 45 days after acquiring the interest. The Michigan Rules also require notification to the Michigan Board in connection with certain public offerings of debt or equity securities and approval by the Michigan Board of certain debt transactions. MGM MIRAGE is obligated to comply in a timely manner with the Michigan Rules to the extent applicable.

      The Michigan Act provides that an entity holding more than a ten percent ownership interest in one Michigan casino licensee is ineligible for licensure if it holds more than a ten percent ownership interest in a second Michigan casino licensee. Upon consummation of the merger, MGM MIRAGE will have an indirect ownership interest of more than ten percent in two Michigan casino licensees. As a consequence, MGM MIRAGE will need to dispose of its interest in one of the two casinos in accordance with the Michigan Act and Michigan Rules. The Michigan Act and Michigan Rules do not specifically address the requirements for, or the timing of, a disposition under these circumstances, and it remains uncertain and there can be no assurance as to what position the Michigan Board will take in this situation.

      Certain officers, directors and key employees of a casino licensee may also be required to be found suitable by or to receive an occupational license from the Michigan Board prior to assuming their duties. In such event, the Michigan Board may require the submission of detailed personal and financial information followed by a thorough investigation. There can be no assurance that such individuals will be found suitable or receive occupational licenses on a timely basis or at all.

      Mississippi Gaming Regulations. The ownership and operation of casino gaming facilities in Mississippi are subject to the Mississippi Gaming Control Act and various local regulations. Mandalay’s gaming operations at Gold Strike, in Tunica, Mississippi, are subject to the licensing and regulatory control of the Mississippi Gaming Commission.

      Regulations of the Mississippi Gaming Commission provide that the acquisition of control of a registered publicly traded corporation such as Mandalay or a corporate licensee such as Circus Circus Mississippi, Inc. must be approved by the Mississippi Gaming Commission. MGM MIRAGE has informed Mandalay that it intends to file applications for the necessary approvals with the Mississippi Gaming Commission in a timely manner. There can be no assurance that the approvals will be granted or will be granted on a timely basis. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Mississippi Gaming Commission as to the merits of the merger. Any representation to the contrary is unlawful.

      In seeking approval to acquire control of Mandalay, MGM MIRAGE must satisfy the Mississippi Gaming Commission as to a variety of stringent standards. The Mississippi Gaming Commission will consider all relevant material facts in determining whether to grant the approval, and may consider not only the effects of the merger but also any other facts that it deems relevant. Such facts may include, among others, (1) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, and (2) whether the merger will create a significant risk that MGM MIRAGE, Mandalay or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Mississippi Gaming Control Act.

      The Mississippi Gaming Commission must approve MGM MIRAGE, Tracinda Corporation and Mr. Kerkorian as controlling stockholders of Mandalay. MGM MIRAGE has informed Mandalay that it intends to file a Letter of Application seeking an approval in a timely manner. Following receipt of the necessary approvals of the Mississippi Gaming Commission and completion of the merger, Mandalay will be registered by the Mississippi Gaming Commission as an intermediary company of MGM MIRAGE if Mandalay ceases to hold publicly traded debt.

      Certain officers, directors and key employees of Mandalay prior to the merger, or of MGM MIRAGE after the merger, who will be actively and directly involved in Mandalay’s gaming activities may also be required to be found suitable or licensed by the Mississippi Gaming Commission. MGM MIRAGE has informed Mandalay that it intends to make any new applications for findings of suitability as may be required, and will also request the transfer or extension to the new organization of any existing findings of suitability, in each case in a timely manner. The Mississippi Gaming Commission may deny an application for licensing or registration for any cause that it deems reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation.

      If MGM MIRAGE assumes Mandalay’s existing debt upon the merger, then any pledges, negative pledges or restrictions on the transfer of the equity securities of MGM MIRAGE’s licensed or registered subsidiaries associated with all Mandalay debt assumed by MGM MIRAGE, and any pledges of the assets of or guarantees by MGM MIRAGE’s licensed subsidiaries associated with Mandalay’s publicly traded debt assumed by MGM MIRAGE, shall be ineffective unless approved in advance by the Mississippi Gaming Commission. Likewise, any pledges, negative pledges or restrictions on the transfer of the equity securities of Mandalay or Circus Circus Mississippi, Inc. associated with existing MGM MIRAGE bank debt shall be ineffective unless approved in advance by the Mississippi Gaming Commission. MGM MIRAGE has informed Mandalay that it intends to file in a timely manner the necessary application required for such an approval.

      Illinois Gaming Regulation. The Illinois Riverboat Gambling Act (“Illinois Act”) requires the owner of a riverboat gaming operation to hold an owner’s license issued by the Illinois Gaming Board. The Illinois Gaming Board also requires that a “Key Person” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Gaming Board. The Illinois Gaming Board shall certify for each applicant for or holder of an owner’s license each position, individual or Business Entity that is to be approved by the Illinois Board and maintain suitability as a Key Person.

      Based upon its findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Gaming Board may enter an order upon the licensee to require economic disassociation of a Key Person. Each licensee is required to provide a means for the economic disassociation of a Key Person in the event such disassociation is required.

      In deciding whether to approve direct or indirect ownership or control of an owner’s license, the Illinois Gaming Board shall consider the impact of any economic concentration of the ownership or control. No direct or indirect ownership or control may be approved which will result in undue economic concentration of the ownership of a riverboat gambling operation in Illinois. Undue economic concentration occurs when a person or entity would have actual or potential domination of riverboat gambling in Illinois sufficient to:

•	substantially impede or suppress competition among holders of owner’s licenses;

•	adversely impact the economic stability of the riverboat casino industry in Illinois; or

•	negatively impact the purposes of the Illinois Act, including tourism, economic development, benefits to local communities and state and local revenues.

      The Illinois Gaming Board considers a variety of criteria in determining whether the approval of the issuance, transfer or holding of a license will create undue economic concentration.

      An ownership interest in the holder of an owner’s license, or in a business entity that has an interest in the holder of an owner’s license may be transferred only with the prior approval of the Illinois Gaming Board. The person or entity applying for transfer of the ownership interest must complete an Owner’s License Acquisition Form and Personal Disclosure Form and Business Entity forms as required. The Illinois Gaming Board will conduct an investigation to determine the suitability of the person or entity seeking the transfer.

      Applicants for and holders of an owner’s license are required to obtain prior Illinois Gaming Board approval for, among other things, changes in Key Persons and changes in equity and debt capitalization of the entity. Further, an owner licensee or its parent company must submit, and in some instances obtain prior approval from the Illinois Gaming Board for, certain financing transactions.

      A subsidiary of Mandalay owns a 50 percent interest in the entity that is the holder of the owner’s license in connection with the Grand Victoria. Therefore, the merger of Mandalay and MGM MIRAGE is subject to the approval of the Illinois Gaming Board. MGM MIRAGE has informed Mandalay that it intends to file in a timely manner a Business Entity Application to be considered a Key Person with respect to the possession of the owner’s license for the Grand Victoria Casino in Elgin, Illinois. In addition, MGM MIRAGE has informed Mandalay that two officers of MGM MIRAGE will file in a timely manner Personal Disclosure Form 1 in order to be considered Key Persons in Illinois. MGM MIRAGE has also informed Mandalay that it intends to file in a timely manner an Owner’s License Acquisition Form, in respect to which the Illinois Gaming Board may approve the transfer of the owner’s license from Mandalay to MGM MIRAGE. There can be no assurances that such approval will be granted on a timely basis or at all. Furthermore, any such approval, if made, does not constitute a finding, recommendation or approval by the Illinois Gaming Board as to the merits of the merger. Any representation to the contrary is unlawful.

      New Jersey Gaming Regulation. The ownership and operation of hotel-casino facilities and gaming activities in Atlantic City, New Jersey are subject to extensive state regulation.

      MGM MIRAGE must file with the New Jersey Casino Control Commission (the “New Jersey Commission”) and the New Jersey Division of Gaming Enforcement (the “New Jersey Division”) financial projections that address the financing of the merger at least 45 days prior to the annual meeting. MGM MIRAGE has informed Mandalay that it intends to file such financial projections in a timely manner. A hearing may need to be held before the New Jersey Commission if the New Jersey Commission’s or New Jersey Division’s review of the projections raise any concerns regarding the continuing financial stability, integrity and responsibility of MGM MIRAGE as a result of the merger. If the New Jersey Commission finds that MGM MIRAGE will not continue to possess financial stability, integrity and responsibility as a result of the financing of the merger, the qualification of MGM MIRAGE as a holding company could be revoked and it would no longer be able to have an indirect ownership interest in a New Jersey casino licensee.

      MGM MIRAGE must notify the New Jersey Commission and New Jersey Division of any new debt or equity issued in order to finance the merger and provide them with the related documentation, including lists of the holders or lenders, and may have to petition the New Jersey Commission for waiver of the security holder requirement subsequent to the incurrence of the debt or issuance of the equity securities. If any necessary waivers are not granted, the holder will either have to be found qualified by the New Jersey Commission or divest itself of its interest. There can be no assurance that the New Jersey Commission will find MGM MIRAGE to continue to possess financial stability, integrity and responsibility or that any necessary waivers will be granted. Furthermore, any such finding, if made, does not constitute a finding, recommendation or approval by the New Jersey Commission and New Jersey Division as to the merits of the merger. Any representation to the contrary is unlawful.

Merger Agreement

      Subject to the terms and conditions of the merger agreement, Mandalay and MGM MIRAGE have agreed to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate the merger. Furthermore, MGM MIRAGE has agreed to take any and all actions necessary in order to ensure that consummation of the merger would not be precluded by:

•	any requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any authority enforcing applicable gaming laws, any state attorney general or any other governmental authority,

•	any decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, or

•	any other matter relating to any antitrust, competition or gaming law or regulation.

Interests of Certain Persons in the Merger

      In considering the recommendation of Mandalay’s Board with respect to the merger agreement, you should be aware that Mandalay executive officers and directors have interests in the merger that are different from, or in addition to, those of Mandalay stockholders generally. Mandalay’s Board was aware of these interests and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement and the merger and to recommend that Mandalay stockholders vote in favor of the merger agreement. Certain modifications to Mandalay’s existing bonus and benefit programs were negotiated in connection with the merger and agreed to by MGM MIRAGE.

Stock Options

      All stock options held by executive officers and directors of Mandalay, whether vested or unvested, will be canceled at the time of the merger in exchange for a cash payment of $71.00, less the applicable option per share exercise price for each share of Mandalay common stock which is subject to such stock option, less any applicable withholding taxes and without interest. The Mandalay Board amended the Mandalay stock option plans to provide for the vesting of all outstanding stock options and the conversion of the stock options into the right to receive cash as described above, in each case upon consummation of the merger.

      At the record date for the meeting, the directors and executive officers of Mandalay held the following stock options, including both vested and unvested options.

			Weighted Average	Value of
		Total Shares	Exercise Price of	Vested and
	Total Shares	Subject to	Vested and	Unvested Stock
	Subject to Stock	Unvested Stock	Unvested Stock	Options at
Name	Options	Options	Options	$71.00 per Share

Michael S. Ensign	0	0	$0.00	$0
William A. Richardson	0	0	0.00	0
Glenn W. Schaeffer	100,000	100,000	20.20	5,080,000
Yvette E. Landau	40,000	40,000	20.20	2,032,000
Les Martin	10,000	10,000	20.20	508,000
William E. Bannen	9,000	3,000	27.91	387,810
Jeffrey D. Benjamin	0	0	0.00	0
Rose McKinney-James	9,000	3,000	27.91	387,810
Michael D. McKee	25,000	3,000	25.49	1,137,750
Donna B. More	25,000	3,000	25.49	1,137,750
Harold J. Phillips	0	0	0.00	0

Total	218,000	162,000	$22.05	$10,671,120

Restricted Stock

      Since January 31, 2004, executive officers also have received grants of shares of restricted Mandalay common stock as part of Mandalay’s incentive compensation program. Restricted stock generally vests over time subject to the continued employment of the executive officer. In addition, on July 17, 2003, certain directors received as part of their compensation for serving as a director shares of restricted Mandalay common stock. Pursuant to the merger agreement, all outstanding shares of restricted Mandalay common stock, whether vested or unvested, will be canceled at the time of the merger in exchange for the right to receive a cash payment of $71.00 per share of restricted Mandalay common stock, less any applicable withholding taxes and without interest.

      As of the record date, directors and executive officers of Mandalay held the following vested and unvested shares of Mandalay restricted stock:

			Value of Vested
			and Unvested
			Shares of Restricted
	Total Shares of	Unvested Shares of	Stock at $71.00
Name	Restricted Stock	Restricted Stock	Per Share

Michael S. Ensign	405,000	405,000	$28,755,000
William A. Richardson	300,000	300,000	21,300,000
Glenn W. Schaeffer	121,500	121,500	8,626,500
Yvette E. Landau	40,500	40,500	2,875,500
Les Martin	26,325	26,325	1,869,075
William E. Bannen	4,050	2,700	287,550
Jeffrey D. Benjamin	0	0	0
Rose McKinney-James	4,050	2,700	287,550
Michael D. McKee	4,050	2,700	287,550
Donna B. More	4,050	2,700	287,550
Harold J. Phillips	4,050	2,700	287,550

Total	913,575	906,825	$64,863,825

      In addition, MGM MIRAGE has agreed to permit Mandalay to issue 2,000 additional shares of restricted Mandalay common stock to each nonemployee director prior to the consummation of the merger. While each such nonemployee director was scheduled to receive 4,050 additional shares of restricted stock at the Mandalay Board’s annual meeting to be held                     , 2004 (the “2004 Mandalay Board Meeting”), which is the same number of shares granted to each such nonemployee director at the previous year’s annual meeting, Mandalay agreed to reduce these grants to 2,000 shares to each nonemployee director, which is approximately equivalent in value to the value of the 4,050 shares granted to the nonemployee directors at the previous year’s annual meeting at the time of such meeting. Mandalay intends to issue 2,000 shares of restricted Mandalay common stock to each nonemployee director at the 2004 Mandalay Board Meeting. Upon consummation of the merger, each such share of restricted Mandalay common stock will be canceled in exchange for the right to receive $71.00 in cash, as described above.

Executive Officers’ Bonus Plan

      Mandalay has an Executive Officers’ Bonus Plan which was adopted by Mandalay’s Board on April 26, 2000 and approved by Mandalay stockholders on June 15, 2000.

      The Bonus Plan is a performance bonus plan which is designed to provide certain senior executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Bonus Plan is intended to provide an incentive for superior work and to motivate participating officers toward higher achievement and business results, to tie their goals and interests to those of Mandalay and its stockholders and to enable Mandalay to attract and retain highly qualified executive officers. The Mandalay Board’s Compensation Committee designates the specific executive officers who will participate in the Bonus Plan for each performance period. Messrs. Ensign, Schaeffer and Richardson have been designated to participate in the Bonus Plan for the fiscal year ending January 31, 2005.

      The merger agreement provides that participants in the Bonus Plan for the fiscal year ending January 31, 2005 will continue to accrue bonuses under the Bonus Plan, and that MGM MIRAGE is required to cause those bonuses to be paid in accordance with the Bonus Plan. For further discussion of Mandalay’s Executive Officers’ Bonus Plan, see “Executive Compensation — Executive Officers’ Bonus Plan”.

Supplemental Executive Retirement Plan

      Mandalay’s Supplemental Executive Retirement Plan (“SERP”) provides eligible participants, including Mandalay’s executive officers, with a pension benefit based on years of service and final compensation which is more fully described under “Executive Compensation — Pension Plan.” Mandalay and MGM MIRAGE have agreed that the merger will constitute a “change of control” for the purposes of the SERP. Under the terms of the SERP, this treatment will (i) result in the funding of all accrued benefits payable to participants in the SERP, including executive officers, into a trust at the consummation of the merger and (ii) entitle Mandalay’s executive officers to their maximum possible benefits under the SERP. Yvette E. Landau is the only Mandalay executive officer not already eligible for his or her maximum possible benefits under the SERP.

      MGM MIRAGE has also agreed that the Mandalay Board may, in its discretion, grant requests from participants in the SERP, including executive officers, to receive an immediate lump-sum payout of accrued SERP benefits, discounted to reflect the present value of such benefits as provided in the SERP, if:

•	the participant’s employment with Mandalay terminates within 60 days after the closing of the merger, other than a termination by Mandalay for “cause”, or

•	the participant is terminated without “cause” or terminates employment for “good reason” at any time thereafter.

The Mandalay Board may, in its discretion, adopt amendments to the SERP to provide for such lump-sum payouts.

      MGM MIRAGE has also agreed that the Mandalay Board may waive the non-competition provision of the SERP with respect to each participant whose employment terminates as described above. In connection with its approval and adoption of the merger agreement, the Mandalay Board waived this provision of the SERP. Waiver of the non-competition provision allows executive officers who voluntarily leave Mandalay after the merger to compete against Mandalay while retaining or continuing to receive SERP benefits.

      Under the terms of the SERP, benefits payable under the SERP are reduced, as necessary, to avoid the application of the excise tax on “excess parachute payments” under Section 280G and Section 4999 of the Internal Revenue Code. MGM MIRAGE has agreed that the Mandalay Board may waive this provision and, in connection with its approval and adoption of the merger agreement, the Mandalay Board waived this provision.

Gross-up for Certain Taxes

      The merger agreement provides that, to the extent Mandalay employees, including executive officers, would be liable for the excise tax on “excess parachute payments” under Section 280G and Section 4999 of the Internal Revenue Code as a result of any payment or benefit received in connection with the merger, the employees will receive gross-up payments to eliminate the effect of the excise tax. Yvette E. Landau and Les Martin are the only executive officers who are expected to be subject to an excise tax and, therefore, receive gross-up payments. Based on certain estimates and assumptions, it is estimated that such payments would be $1,523,622 for Ms. Landau and $890,610 for Mr. Martin. In no event will the gross-up payments to all Mandalay employees exceed $8.5 million in the aggregate.

Retention Bonuses

      MGM MIRAGE has agreed that the Mandalay Board may grant retention bonuses to Mandalay employees, other than any Mandalay employees who are Mandalay directors, of up to $11,075,000 in the aggregate, in order to provide continuity of management during the pendency of the merger. Although the Mandalay Board has not yet approved any such retention bonuses, it is anticipated that Yvette E. Landau and Les Martin would each be eligible to receive a retention bonus, which would not be linked to any continuing interest in MGM MIRAGE following the consummation of the merger.

Summary Chart of Maximum Possible Payments to Executive Officers and Directors upon Merger

      The following chart lists the value of the cash payments that Mandalay’s executive officers and directors could receive as a result of the consummation of the merger. In addition, Yvette E. Landau will receive her maximum possible pension benefit under the SERP, which is more fully described below under “Executive Compensation — Pension Plan”. The Mandalay Board has not yet granted any retention bonuses, but it is anticipated that Yvette E. Landau and Les Martin would each be eligible to receive a retention bonus. In addition, Ms. Landau and Mr. Martin are each expected to receive a gross-up payment as described above under “— Gross-Up for Certain Taxes.”

	Cash Payment for
	Vested and	Cash Payment
	Unvested Stock	for Vested	Cash Payment
	Options Based on	and Unvested	for Additional
	$71.00 per Share	Restricted Stock	Restricted Stock(1)	Total Payment

Michael S. Ensign	$0	$28,755,000	$0	$28,755,000
William A. Richardson	0	21,300,000	0	21,300,000
Glenn W. Schaeffer	5,080,000	8,626,500	0	13,706,500
Yvette E. Landau	2,032,000	2,875,500	0	4,907,500
Les Martin	508,000	1,869,075	0	2,377,075
William E. Bannen	387,810	287,550	142,000	817,360
Jeffrey D. Benjamin	0	0	142,000	142,000
Rose McKinney-James	387,810	287,550	142,000	817,360
Michael D. McKee	1,137,750	287,550	142,000	1,567,300
Donna B. More	1,137,750	287,550	142,000	1,567,300
Harold J. Phillips	0	287,550	142,000	429,550

Total	$10,671,120	$64,863,825	$852,000	$76,386,945

(1)	Mandalay expects to grant 2,000 shares of restricted Mandalay common stock to each nonemployee director at the next annual meeting of the Mandalay Board as permitted under the merger agreement.

Indemnification and Benefits Provision in the Merger Agreement

      The merger agreement provides for director and officer indemnification and insurance, and for the provision of employee benefits, for specified time periods. We describe these provisions in “The Merger Agreement — Indemnification and Insurance” and “The Merger Agreement — Employee Benefit Plans”.

Financing; Source of Funds

      The merger is not conditioned upon MGM MIRAGE obtaining financing. Approximately $4,831,645,658 will be required to acquire the issued and outstanding shares of Mandalay common stock pursuant to the merger agreement and to cash out outstanding and unexercised stock options. The exact source and terms of financing will be determined by MGM MIRAGE on the basis of various market conditions at the time such financing is arranged. MGM MIRAGE has represented and warranted to Mandalay that as of the closing it will have available cash sufficient to enable it to pay the aggregate merger consideration.

Effect of the Merger on Mandalay Common Stock

      Mandalay common stock is currently listed on the NYSE and The Pacific Exchange under the symbol “MBG”. Following the merger, it is expected that Mandalay common stock will no longer be traded on the NYSE or The Pacific Exchange, price quotations no longer will be available and the registration of Mandalay common stock under the Exchange Act will be terminated.

Amendments to Mandalay Rights Agreement

      On June 15, 2004, Mandalay amended the rights agreement, dated as of July 14, 1994, as amended April 16, 1996, between Mandalay and Wells Fargo Bank Minnesota, N.A., as rights agent (the “rights agreement”), to provide that neither the merger nor the merger agreement will cause MGM MIRAGE or any of its subsidiaries or affiliates to become an “acquiring person” under the rights agreement. In addition, the amendment amends the rights agreement to provide that (i) a “distribution date” will not occur or be deemed to occur as a result of the announcement of the merger, the acquisition of Mandalay common stock pursuant to the merger, the execution of the merger agreement or the consummation of the merger or other transactions contemplated by the merger agreement; and (ii) Mandalay will not be obligated to provide any notice pursuant to Section 24 of the rights agreement as a result of the announcement of the merger, the acquisition of Mandalay common stock pursuant to the merger, the execution of the merger agreement or the consummation of the merger or other transactions contemplated by the merger agreement.

      On August 2, 2004, the Mandalay Board amended the rights agreement to provide for the extension of the term of the rights agreement until August 15, 2014.

Appraisal or Dissenters’ Rights

      Under Nevada law, holders of shares of Mandalay common stock are not entitled to appraisal or dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this revised proxy statement as Appendix A and is incorporated herein by reference.

Structure and Effective Time

      The merger agreement provides for the merger of MGM MIRAGE Acquisition Co. #61, a wholly owned subsidiary of MGM MIRAGE, with and into Mandalay upon the terms and subject to the conditions of the merger agreement. As the surviving corporation, Mandalay will survive the merger and continue to exist as a wholly owned subsidiary of MGM MIRAGE. The merger will become effective (the “effective time”), at the time the articles of merger are filed with the Secretary of State of the State of Nevada. We intend to consummate the merger as promptly as practicable subject to receipt of the Mandalay stockholder approval and all requisite regulatory clearances. See “The Merger — Governmental and Regulatory Matters” and “— Agreement to Obtain Clearance from Regulatory Authorities” and “— Conditions to the Consummation of the Merger”.

Merger Consideration

      The merger agreement provides that each share of Mandalay common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $71.00 in cash from MGM MIRAGE, without interest.

      In addition, at the effective time of the merger, the shares of Mandalay common stock will be canceled, and each holder of a certificate representing shares of Mandalay common stock will have no further rights with respect to such shares, other than the right to receive the $71.00 per share merger consideration, without interest, applicable to those shares. All shares of Mandalay common stock held in the treasury of Mandalay and shares of Mandalay common stock owned by wholly owned subsidiaries of Mandalay, MGM MIRAGE and MGM MIRAGE Acquisition Co. #61, will be canceled at the effective time of the merger, and no payment will be made for those shares.

Payment Procedures

      Pursuant to the merger agreement, MGM MIRAGE is required to select a bank that is reasonably satisfactory to Mandalay to act as payment agent. The payment agent will make payment of the merger consideration upon surrender of certificates representing shares of Mandalay common stock. MGM MIRAGE is required to enter into a payment agent agreement with the payment agent in form and substance reasonably acceptable to Mandalay. At or prior to the effective time, MGM MIRAGE is required to deposit or cause to be deposited with the payment agent in trust for the benefit of Mandalay’s stockholders cash in an aggregate amount necessary to pay the merger consideration as and when needed after the merger. Promptly after the effective time the surviving corporation is required to cause the payment agent to send each Mandalay stockholder of record a letter of transmittal and instructions explaining how to send his or her stock certificates to the payment agent. The payment agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to Mandalay stockholders promptly following the payment agent’s receipt and processing of the Mandalay stock certificates and properly completed transmittal documents.

Treatment of Mandalay Stock Options and Restricted Stock

      The merger agreement provides that at the effective time, each outstanding unexercised option to purchase shares of Mandalay common stock previously granted by Mandalay or its subsidiaries, whether or not then vested or exercisable in accordance with its terms, will be canceled automatically and MGM MIRAGE will or will cause the surviving corporation to provide the holder thereof with a lump sum cash payment equal to the product of (i) the total number of shares of Mandalay common stock subject to such stock option immediately prior to the effective time and (ii) the excess of $71.00 over the exercise price per share of Mandalay common stock subject to such stock option, less any applicable withholding taxes and without interest.

      The merger agreement provides that at the effective time, each vested or unvested restricted share of Mandalay common stock will be canceled in exchange for a lump sum cash payment equal to $71.00, less any applicable withholding taxes and without interest.

Directors and Officers

      The merger agreement provides that the directors of MGM MIRAGE Acquisition Co. #61 immediately before the effective time of the merger will be the directors of the surviving corporation after the merger.

      The merger agreement provides that officers of MGM MIRAGE Acquisition Co. #61 immediately before the effective time of the merger will be the officers of the surviving corporation after the merger, subject to the right of the board of directors of the surviving corporation to appoint or replace officers.

Representations and Warranties

      The merger agreement contains representations and warranties made by Mandalay to MGM MIRAGE and MGM MIRAGE Acquisition Co. #61, including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters;

•	capital structure;

•	subsidiaries and equity interests;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

•	reports and financial statements filed with the SEC and the accuracy of the information in those documents;

•	absence of undisclosed liabilities;

•	absence of a material adverse effect on Mandalay;

•	litigation;

•	correctness of information supplied by Mandalay for inclusion in this revised proxy statement;

•	compliance with applicable laws;

•	tax matters;

•	compliance with agreements and debt instruments;

•	matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other compliance and compensation matters (including retirement and other employee benefit plans);

•	labor matters;

•	environmental matters;

•	title to assets; and

•	brokers’ and finders’ fees with respect to the merger.

      The merger agreement also contains representations and warranties made by MGM MIRAGE and MGM MIRAGE Acquisition Co. #61 to Mandalay, including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters;

•	matters relating to MGM MIRAGE Acquisition Co. #61;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

•	correctness of information supplied by MGM MIRAGE for inclusion in this revised proxy statement;

•	ownership of Mandalay common stock;

•	availability of funds;

•	reports and financial statements filed with the SEC and the accuracy of the information in those documents; and

•	brokers’ and finders’ fees with respect to the merger.

      The representations and warranties of each of the parties to the merger agreement will expire upon the consummation of the merger.

Covenants; Conduct of the Business of Mandalay Prior to the Merger

      From the date of the merger agreement through the effective time of the merger, Mandalay and its subsidiaries are required to comply with certain restrictions on their conduct and operations.

      Mandalay has agreed that, prior to the effective time of the merger, except as otherwise contemplated by the merger agreement or with the prior written consent of MGM MIRAGE (which consent shall not be unreasonably withheld or delayed), Mandalay is required to and is required to cause its subsidiaries to:

(1) conduct their respective businesses in the ordinary course of business consistent with past practice, including with respect to casino credit policies;

(2) not amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents;

(3) not split, combine or reclassify their outstanding capital stock;

(4) not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

•	Exceptions: (i) Mandalay may pay the dividend of $0.27 per share declared by the Mandalay Board on June 2, 2004, and (ii) a direct or indirect wholly owned subsidiary of Mandalay may pay dividends or distributions to Mandalay or a wholly owned subsidiary of Mandalay.

(5) not repurchase, redeem or otherwise acquire, or modify or amend, any shares of the capital stock of Mandalay or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(6) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, the capital stock of any class of Mandalay or any of its subsidiaries or any debt or equity securities convertible into or exchangeable for such capital stock;

•	Exception: Mandalay may (i) issue shares upon the exercise of options outstanding on the date of the merger agreement, and (ii) grant options pursuant to obligations existing on June 10, 2004.

(7) not incur or become contingently liable with respect to any indebtedness for borrowed money;

•	Exceptions: Mandalay is permitted to incur (i) borrowings in the ordinary course of business consistent with past practice, and (ii) borrowings to refinance existing outstanding indebtedness on terms which are reasonably acceptable to MGM MIRAGE, except that the aggregate indebtedness of Mandalay and its subsidiaries, net of all-cash and cash equivalents, may not exceed $3,200,000,000.

(8) not redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding options pursuant to the terms of such options;

(9) not make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice;

(10) not sell, pledge, dispose of or encumber any assets or businesses;

•	Exceptions: Mandalay is permitted to (i) sell real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of Mandalay for less than $1,000,000 in each such case and $7,000,000 in the aggregate, (ii) sell or dispose of businesses or assets as may be required by applicable law, and (iii) sell or dispose of assets in the ordinary course of business consistent with past practice.

(11) not enter into any binding contract, agreement, commitment or arrangement with respect to the actions described in sections (7), (8), (9) and (10) above;

(12) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of the merger agreement;

(13) not enter into, amend, modify or renew any employment, consulting, severance or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of Mandalay or its subsidiaries;

•	Exceptions: Mandalay may enter into, amend, modify or renew any employment, consulting, severance or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of Mandalay or its subsidiaries: (i) as may be required by applicable law, (ii) to satisfy obligations existing as of the date of the merger agreement or (iii) in the ordinary course of business consistent with past practice.

(14) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of Mandalay or its subsidiaries;

•	Exceptions: Mandalay may enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of Mandalay or its subsidiaries: (i) as may be required by applicable law or pursuant to the terms of the merger agreement, (ii) to satisfy obligations existing as of the date of the merger agreement, including pursuant to any collective bargaining agreement or (iii) in the ordinary course of business consistent with past practice.

(15) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures;

•	Exceptions: Mandalay may make (i) capital expenditures which Mandalay or its subsidiaries are currently committed to make, (ii) capital expenditures consistent with the amounts set forth in Mandalay’s consolidated capital spending budget (a copy of which for fiscal year 2005 was delivered to MGM MIRAGE prior to the execution of the merger agreement and for fiscal year 2006 will be prepared by Mandalay and approved by MGM MIRAGE, such approval will not be unreasonably withheld or delayed), plus additional capital expenditures up to an amount not exceeding 10% of the amounts set forth in such budget, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of the merger agreement which are necessary to avoid significant disruption to Mandalay’s business or operations consistent with past practice (and, if reasonably practicable, after consultation with MGM MIRAGE), or (iv) repairs and maintenance in the ordinary course of business consistent with past practice; and

(16) not make, change or revoke any material tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of taxes or which would reasonably be expected to materially increase the obligations of Mandalay or the surviving corporation to pay taxes in the future.

No Solicitation

      The merger agreement provides that Mandalay may not, and may not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and Mandalay must use its reasonable best efforts to cause any officer, director or employee of Mandalay, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire more than 20% of the business, properties or capital stock of Mandalay, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an “Acquisition Transaction”).

      However, prior to the receipt of Mandalay stockholders’ approval of the merger agreement, Mandalay is permitted, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction which the Mandalay Board determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result in an Acquisition Transaction more favorable to Mandalay’s stockholders than the merger (a “Qualifying Proposal”):

•	to furnish (subject to the execution of a confidentiality agreement) confidential or non-public information to the person making such Qualifying Proposal,

•	to negotiate with such potential acquiror,

•	to resolve to accept or recommend such Qualifying Proposal, and

•	upon termination of the merger agreement in accordance with the merger agreement’s termination provisions and after payment to MGM MIRAGE of the fee described below under “— Termination

Fee if Merger is Not Consummated”, to enter into agreements relating to a Qualifying Proposal as to which the Mandalay Board, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a “Superior Proposal”).

      It should be noted, however, that nothing contained in the merger agreement’s no solicitation provision prohibits the Mandalay Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise making disclosure required by applicable law.

      In addition, Mandalay is required to promptly notify MGM MIRAGE after receipt of any proposal for an Acquisition Transaction, indication of interest or request for non-public information relating to Mandalay or its subsidiaries in connection with a proposal for an Acquisition Transaction or for access to the properties, books or records of Mandalay or any subsidiary by any person or entity that informs the Mandalay Board or such subsidiary that it is considering making, or has made, a proposal for an Acquisition Transaction. Mandalay is required to make that notice orally and in writing and to indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact. Thereafter, Mandalay is required to keep MGM MIRAGE informed on a current basis of any material changes in the status or terms of any such proposal for an Acquisition Transaction, including whether any such proposal for an Acquisition Transaction has been withdrawn or rejected.

Agreement to Obtain Clearance from Regulatory Authorities

      Subject to the terms and conditions of the merger agreement, Mandalay and MGM MIRAGE have agreed to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations (including the HSR Act and applicable gaming laws) to consummate and make effective the transactions contemplated by the merger agreement.

      Among other things, each party has agreed to use such efforts to:

•	obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Mandalay and MGM MIRAGE and their respective subsidiaries;

•	obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation of the merger by June 30, 2005; and

•	avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the merger.

      In addition, subject to the terms and conditions of the merger agreement and subject to the fiduciary duties of the respective boards of directors of Mandalay and MGM MIRAGE, none of the parties are permitted to knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the merger.

      The merger agreement further provides that Mandalay and MGM MIRAGE must:

•	file as soon as practicable a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and to make such filings and apply for such approvals and consents as are required under the gaming laws;

•	respond, as promptly as practicable under the circumstances, to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable gaming laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or gaming laws; and

•	not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

      Pursuant to the merger agreement, MGM MIRAGE has the sole and exclusive right to determine, at its option, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or businesses of MGM MIRAGE or, effective as of the effective time, the surviving corporation or their respective subsidiaries, asserted by the FTC, the Antitrust Division or other governmental authority in connection with antitrust matters or gaming laws which would operate to hinder or delay the effective time. The merger agreement provides MGM MIRAGE with the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, and Mandalay has agreed to reasonably cooperate with MGM MIRAGE with respect to such litigation, negotiation or other action.

      In the event any such litigation, negotiation or other action is not reasonably capable of being resolved by June 30, 2005, MGM MIRAGE is required to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of MGM MIRAGE or, effective as of the effective time, the surviving corporation, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of MGM MIRAGE, the surviving corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would have the effect of preventing or delaying the effective time beyond June 30, 2005.

      Mandalay has agreed in the merger agreement, if requested by MGM MIRAGE, to divest, hold separate or otherwise take or commit to take any action that limits MGM MIRAGE’s freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of Mandalay or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the merger.

      Additionally, Mandalay and MGM MIRAGE have agreed, subject to applicable law and the limitations set forth in the merger agreement and except as prohibited by any applicable representative of any applicable governmental entity:

•	to promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any state attorney general or any other governmental entity, including gaming authorities, and to permit the other party to review in advance any proposed written communication to any of the foregoing;

•	not to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning the merger agreement or the merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate; and

•	to furnish the other party with copies of all correspondence, filings, and written communications between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to the merger agreement and the merger.

      Importantly, MGM MIRAGE has agreed in the merger agreement to take any and all actions necessary in order to ensure that;

•	no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any authority enforcing applicable gaming laws, any state attorney general or other governmental authority,

•	no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and

•	no other matter relating to any antitrust or competition law or regulation or relating to any gaming law,

would preclude consummation of the merger by June 30, 2005.

Employee Benefit Plans

      Mandalay and MGM MIRAGE have agreed in the merger agreement that after the effective time MGM MIRAGE is required to cause the surviving corporation to provide Mandalay employees with benefits under either the current Mandalay benefit plans or the benefit plans provided to similarly situated MGM MIRAGE employees.

      Mandalay and MGM MIRAGE have further agreed in the merger agreement that for purposes of all plans, programs or arrangements maintained, sponsored or contributed to by MGM MIRAGE or the surviving corporation in which Mandalay employees will be eligible to participate, MGM MIRAGE is required to cause each such plan, program or arrangement to treat the prior service of each Mandalay employee with Mandalay or its subsidiaries as service rendered to MGM MIRAGE or the surviving corporation for purposes of eligibility, vesting, levels of benefits and benefits accruals, except to the extent such treatment would result in the duplication of benefits with respect to the same period of service.

      Additionally the parties have agreed in the merger agreement that MGM MIRAGE is required to:

•	cause any pre-existing conditions, limitations and eligibility waiting periods under any group health plans of MGM MIRAGE or its subsidiaries to be waived with respect to Mandalay employees and their eligible dependents; and

•	give each Mandalay employee credit for the plan year in which the effective time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the effective time.

      Pursuant to the merger agreement, Mandalay and MGM MIRAGE both agree that for purposes of all such plans and agreements, the transactions contemplated by the merger agreement are, or will be deemed to be, a “change of control”.

      Mandalay and MGM MIRAGE have further agreed in the merger agreement that in the event that any person who is a “disqualified individual” (as defined in Section 280G(c) of the Code and the Treasury Regulations) with respect to Mandalay is subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties are incurred by such person with respect to such tax (such tax, together with any such interest and penalties, the “Excise Tax”) with respect to any “parachute payment” (as defined in Section 280G(b)(2) of the Code and the Treasury Regulations) related to, or deemed to be related to, the merger or any of the other transactions contemplated by the merger agreement, MGM MIRAGE is required to pay, or is required to cause the surviving corporation to pay, to such person an amount in cash such that, after the payment by such person of all taxes, such person retains an amount of payment equal to the amount of the Excise Tax imposed upon the payments; provided that notwithstanding anything to the contrary contained herein, the aggregate of all gross-up payments will not exceed $8,500,000.

      Mandalay and MGM MIRAGE also agreed in the merger agreement that:

•	participants in Mandalay’s executive officers’ bonus plan will continue to accrue bonuses under such plan in respect of Mandalay’s fiscal year ended January 31, 2005 and MGM MIRAGE is required to pay or cause such bonuses to be paid to such participants in accordance with such plan;

•	MGM MIRAGE is required to cause the surviving corporation to honor in accordance with their terms all benefits and obligations under the employee benefit plans and agreements of Mandalay and its subsidiaries; and

•	Mandalay employees who are covered under a collective bargaining agreement are required to be provided the benefits that are required by such collective bargaining agreement from time to time.

      The merger agreement further provides that nothing contained in the merger agreement will be interpreted as preventing MGM MIRAGE or the surviving corporation from amending, modifying or terminating any Mandalay employee benefits plan in accordance with its terms and applicable law.

Indemnification and Insurance

      In the merger agreement, MGM MIRAGE has agreed that it will, to the fullest extent permitted under applicable law, cause the surviving corporation to indemnify, defend and hold harmless, each present and former director, officer, employee and agent of Mandalay against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the effective time and (ii) the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement or the events and developments between Mandalay and MGM MIRAGE leading up to the merger agreement.

      In the merger agreement, MGM MIRAGE has further agreed that, for a period of six years after the effective time of the merger, it will not amend, repeal or otherwise modify the indemnification provisions of the articles of incorporation and bylaws of Mandalay in any manner that would adversely affect the rights of individuals who at the effective time are present or former directors, officers, employees or agents of Mandalay.

      In addition, MGM has agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained or will cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Mandalay and its subsidiaries (except that MGM MIRAGE may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to Mandalay officers and directors, and which coverages and amounts will be no less than the coverages and amounts provided at that time for MGM MIRAGE’s directors and officers) with respect to matters arising on or before the effective time. However, MGM MIRAGE is not required to expend in any year an amount in excess of 300% of the annual aggregate premiums currently paid by Mandalay for such insurance, and if the annual premiums of such insurance coverage exceed such amount, MGM MIRAGE and the surviving corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of MGM MIRAGE’s board of directors, for a cost not exceeding such amount.

Third Party Beneficiaries

      The merger agreement provides that the provisions described under “— Employee Benefit Plans” are intended to confer the rights, remedies and benefits set forth in those provisions upon the parties to the benefit agreements and participants in the benefit plans referred to in those provisions. The merger agreement also provides that the provisions described under “— Indemnification and Insurance” are intended to confer the rights, remedies and benefits set forth in those provisions upon Mandalay’s former and present executive officers, directors, employees and agents.

Mandalay Board Recommendation

      Mandalay agreed, through its Board, to recommend to its stockholders that they approve the merger agreement. However, the Mandalay Board may withdraw or modify its recommendation prior to stockholder approval of the merger agreement, if the Mandalay Board determines in good faith, after consultation with financial and legal advisors, that such recommendation would be inconsistent with its fiduciary duties under applicable law.

Conditions to the Consummation of the Merger

Mutual Closing Conditions

      The merger agreement provides for conditions which must be satisfied or waived on or prior to the closing date of the merger. The following is a list of these closing conditions:

•	the merger agreement must have been approved by the requisite vote of the stockholders of Mandalay in accordance with Nevada law;

•	none of the parties will be subject to any order or injunction of any governmental authority that prohibits the consummation of the merger; and

•	the waiting period applicable to consummation of the merger under the HSR Act must have expired or been terminated.

MGM MIRAGE Closing Conditions

      Under the merger agreement, the obligations of MGM MIRAGE and MGM MIRAGE Acquisition Co. #61 to effect the merger are further subject to the satisfaction or waiver of the following conditions:

•	Mandalay has performed in all material respects its agreements contained in the merger agreement required to be performed on or prior to the effective time and the representations and warranties of Mandalay contained in the merger agreement are true and correct on and as of the effective time as if made at and as of the effective time (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Mandalay Material Adverse Effect (the definition of which is set forth below), or in the case of its representations and warranties with respect to capitalization, will be true and correct when made except for immaterial exceptions, and MGM MIRAGE has received a certificate of the chief executive officer or the chief financial officer of Mandalay to that effect; and

•	all MGM MIRAGE Required Statutory Approvals (the definition of which is set forth below) and Mandalay Required Statutory Approvals (the definition of which is set forth below) required to be obtained in order to permit consummation of the merger under applicable law have been obtained, except for any such MGM MIRAGE Required Statutory Approvals or Mandalay Required Statutory Approvals the failure of which to obtain would not reasonably be expected to (i) have a MGM MIRAGE Material Adverse Effect (the definition of which is set forth below), or (ii) result in MGM MIRAGE or its subsidiaries failing to meet the standards for licensing, suitability or character under any gaming laws relating to the conduct of MGM MIRAGE’s or Mandalay’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a MGM MIRAGE Material Adverse Effect (after giving effect to the merger).

Mandalay Closing Conditions

      Under the merger agreement, the obligation of Mandalay to effect the merger is further subject to the satisfaction or waiver of the following conditions:

•	MGM MIRAGE and MGM MIRAGE Acquisition Co. #61 have performed in all material respects their agreements contained in the merger agreement required to be performed on or prior to the effective time and the representations and warranties of MGM MIRAGE and MGM MIRAGE Acquisition Co. #61 contained in the merger agreement are true and correct on and as of the effective time as if made at and as of the effective time (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a MGM MIRAGE Material Adverse Effect, and Mandalay has received a certificate of the chief executive officer or the chief financial officer of MGM MIRAGE to that effect; and

•	all MGM MIRAGE Required Statutory Approvals and Mandalay Required Statutory Approvals required to be obtained in order to permit consummation of the merger under applicable law have been obtained, except for any such MGM Mirage Required Statutory Approvals or Mandalay Required Statutory Approvals the failure of which to obtain would not reasonably be expected to (i) have a Mandalay Material Adverse Effect after the effective time, or (ii) result in Mandalay or its subsidiaries failing to meet the standards for licensing, suitability or character under any gaming laws relating to the conduct of MGM MIRAGE’s or Mandalay’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a MGM MIRAGE Material Adverse Effect (after giving effect to the merger).

      Because MGM MIRAGE has agreed to take any and all actions necessary to ensure that no regulatory matter would preclude consummation of the merger by June 30, 2005, Mandalay believes that there will be no material uncertainty as to the satisfaction of any of the conditions to the consummation of the merger if the Mandalay stockholders vote to approve the merger agreement.

Important Definitions

      MGM MIRAGE Material Adverse Effect. In the merger agreement, the phrase “MGM MIRAGE Material Adverse Effect” means an effect that is materially adverse to:

•	the business, financial condition or ongoing operations of MGM MIRAGE and its subsidiaries, taken as a whole, or

•	the ability of MGM MIRAGE or any of its subsidiaries to consummate the merger.

      Mandalay Material Adverse Effect. In the merger agreement, the phrase “Mandalay Material Adverse Effect” means an effect (other than an effect arising out of or resulting from (i) changes in or affecting the travel, hospitality or gaming industries generally or in the states of Nevada, Illinois, Michigan or Mississippi, or (ii) the entering into or the public announcement or disclosure of the merger agreement and the transactions contemplated thereby) that:

•	has a material adverse effect on the business, financial condition or ongoing operations of Mandalay and its subsidiaries, taken as a whole or

•	has a material adverse effect on the ability of Mandalay to consummate the merger or the ability of Mandalay or MGM MIRAGE to retain any gaming license, where the loss of such license could reasonably be expected to be material and adverse to the business of MGM MIRAGE and its subsidiaries, taken as a whole, following the merger, or material and adverse to Mandalay and its subsidiaries, taken as a whole.

      Mandalay and MGM MIRAGE have further agreed that compliance with the applicable limitations of Michigan law with respect to ownership of more than one casino in Detroit and compliance with the terms of the merger agreement, including the provisions under “— Agreement to Obtain Clearance from Regulatory Authorities”, will not be taken into account in determining whether a Mandalay Material Adverse Effect has occurred or is expected to occur for any and all purposes of the merger agreement.

      MGM MIRAGE Required Statutory Approval. In the merger agreement, the phrase “MGM MIRAGE Required Statutory Approvals” means:

•	the filings by MGM MIRAGE required by the HSR Act;

•	applicable filings, if any, with the SEC pursuant to the Exchange Act;

•	the filing of articles of merger with the Secretary of State of the State of Nevada in connection with the merger; and

•	filings with gaming authorities and approvals in respect of gaming laws.

      Mandalay Required Statutory Approval. In the merger agreement, the phrase “Mandalay Required Statutory Approvals” means:

•	the filings by Mandalay required by the HSR Act;

•	the filing of this revised proxy statement and other applicable filings, if any, with the SEC pursuant to the Exchange Act;

•	the filing of articles of merger with the Secretary of State of the State of Nevada in connection with the merger;

•	any filings with or approvals from authorities required solely by virtue of the jurisdictions in which MGM MIRAGE or its subsidiaries conduct any business or own any assets; and

•	filings with gaming authorities and approvals in respect of gaming laws.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Mandalay stockholders have approved the merger agreement:

(i) by mutual written consent of the parties;

(ii) by either party, if the merger has not been consummated by March 31, 2005, except that this date is automatically extended to June 30, 2005 if, on March 31, 2005, all of the conditions to the closing have been satisfied except that:

•	the waiting period under the HSR Act has not expired or been terminated,

•	any approval or consent under any gaming law, the absence of which would result in the failure of any closing condition, has not been obtained or

•	the merger is subject to litigation for any claim asserted in any court by the FTC, the Antitrust Division, any authority enforcing applicable gaming laws, any state attorney general, or other governmental authority in connection with antitrust matters or gaming laws including appeals;

(iii) by either party, if (A) there has been a breach by the other party of any representation or warranty contained in the merger agreement which would reasonably be expected to have a Mandalay Material Adverse Effect or a MGM MIRAGE Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party, or (B) there has been a breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party which would reasonably be expected to have a MGM MIRAGE Material Adverse Effect or a Mandalay Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party;

(iv) by either party 60 days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the merger;

(v) by Mandalay if, prior to approval by Mandalay’s stockholders, Mandalay receives a superior proposal, resolves to accept such superior proposal, and Mandalay has given MGM MIRAGE two days’ prior written notice of its intention to terminate pursuant to this provision, provided that such termination will not be effective until such time as the termination payment described below under “— Termination Fee if Merger is Not Consummated” has been received by MGM MIRAGE;

(vi) by MGM MIRAGE, if the Mandalay Board shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to MGM MIRAGE in any material respect the merger, or shall have resolved to do any of the foregoing, or shall have recommended another proposal for an Acquisition Transaction or if Mandalay’s Board shall have resolved to accept a superior proposal or shall have recommended to the stockholders of Mandalay that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of MGM MIRAGE or any group of which any affiliate of MGM MIRAGE is a member); or

(vii) by either party if the stockholders of Mandalay fail to approve the merger at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement).

Termination Fee if Merger is Not Consummated

      Mandalay is required to pay MGM MIRAGE a termination fee of $160 million if:

(i) prior to Mandalay’s stockholders’ meeting to approve the merger agreement:

•	Mandalay receives a superior proposal,

•	the Mandalay Board resolves to accept the superior proposal, and

•	Mandalay provides MGM MIRAGE with two days’ prior written notice of its intention to terminate the merger agreement to accept the superior proposal;

(ii) MGM MIRAGE terminates the merger agreement because:

•	the Mandalay Board has failed to recommend the merger agreement to Mandalay’s stockholders or because Mandalay’s Board has withdrawn, modified or amended in a manner adverse to MGM MIRAGE in any material respect its recommendation of the merger agreement,

•	the Mandalay Boards has recommended to Mandalay’s stockholders another acquisition proposal or has resolved to accept a superior proposal, or

•	the Mandalay Board has recommended that Mandalay’s stockholders tender their shares in any third-party tender or exchange offer; or

(iii) the merger agreement is terminated by either MGM MIRAGE or Mandalay because the stockholders of Mandalay fail to approve the merger agreement at the Mandalay stockholders’ meeting at a time at which MGM MIRAGE is not in material breach of the merger agreement and (A) on or after the date of the merger agreement and prior to Mandalay stockholders’ meeting, a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced, and (B) on or prior to the 12-month anniversary of the termination of the merger agreement, Mandalay or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do so) with respect to an Acquisition Transaction involving a person that made a proposal with respect to an Acquisition Transaction after the date of the merger agreement and prior to the Mandalay stockholders’ meeting such Acquisition Transaction is consummated.

Expenses and Fees

      All costs and expenses incurred in connection with the merger agreement and the merger are required to be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing this revised proxy statement are required to be shared equally by Mandalay and MGM MIRAGE.

MARKET PRICE OF MANDALAY COMMON STOCK AND DIVIDEND INFORMATION

      Mandalay common stock is traded on the NYSE and The Pacific Exchange under the symbol “MBG”. The table below sets forth by fiscal quarter, since the beginning of Mandalay’s fiscal year ended January 31, 2003, the high and low sale prices of Mandalay common stock on the NYSE.

Historical Stock Price

Fiscal Year	Period	High	Low

2003	First quarter	$37.00	$25.95
2003	Second quarter	$36.74	$23.19
2003	Third quarter	$35.30	$26.05
2003	Fourth quarter	$31.70	$25.12
2004	First quarter	$29.30	$23.40
2004	Second quarter	$34.97	$25.80
2004	Third quarter	$42.52	$34.76
2004	Fourth quarter	$49.00	$39.16
2005	First quarter	$62.20	$46.10
2005	Second quarter	$72.80	$50.44
2005	Third quarter (through September 22, 2004)	$68.63	$66.11

Dividends

      On June 12, 2003, Mandalay’s Board instituted a policy of paying quarterly cash dividends on Mandalay common stock. The following table sets forth the cash dividends declared over the past two fiscal years:

		Dividend Per
Record Date	Payment Date	Share

June 26, 2003	August 1, 2003	$0.23
October 15, 2003	November 1, 2003	$0.25
January 15, 2004	February 2, 2004	$0.27
April 16, 2004	May 3, 2004	$0.27
July 15, 2004	August 2, 2004	$0.27

      Other than as set forth in the preceding table, Mandalay did not declare or pay any cash dividends on its common stock during fiscal 2003 or fiscal 2004. While Mandalay did not declare or pay cash dividends prior to June 12, 2003, it did make payments to stockholders in the form of the payments made for shares of Mandalay common stock purchased pursuant to Mandalay’s share purchase authorizations.

      The terms of the merger agreement do not allow Mandalay to declare or pay cash dividends on its common stock, except for the $0.27 dividend on its common stock paid on August 2, 2004 that the Mandalay Board declared on June 2, 2004, as shown in the table above.

ADJOURNMENT OF ANNUAL MEETING (PROPOSAL NO. 2)

      Mandalay is asking its stockholders to vote on a proposal to adjourn the Mandalay annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve Proposal No. 1.

ELECTION OF DIRECTORS (PROPOSAL NO. 3)

Questions about the Election of Directors

Q.	What is the makeup of the Mandalay Board?

A.	The Mandalay Board has not less than six and not more than 11 members as determined from time to time by the Mandalay Board. The directors, who currently number nine, are divided into three classes, with each class serving for a three-year period or until the consummation of the merger, whichever occurs earlier. The stockholders elect the members of one of the three classes each year. Each individual who is currently serving as a member of the Mandalay Board other than Harold J. Phillips and Jeffrey D. Benjamin was elected to his or her current term by Mandalay stockholders. Mr. Phillips, a certified public accountant, was elected by the Mandalay Board on December 5, 2002 to fill the vacancy created by the Board’s increase of the number of members from eight to nine and Mr. Benjamin was elected by the Mandalay Board on March 3, 2004 to fill the vacancy created by the retirement from the Mandalay Board of Arthur H. Bilger.

Q.	Is there any member of the class of directors to be elected at the meeting who is not standing for re election?

A.	No. Each incumbent director whose term expires this year has been nominated for election to serve for an additional three-year term and has agreed to serve if elected.

Q.	Who are the Mandalay Board’s nominees this year?

A.	William E. Bannen, Jeffrey D. Benjamin and Rose McKinney-James are Mandalay nominees for election to the Mandalay Board. Each nominee, if elected, would hold office until Mandalay’s 2007 annual meeting of stockholders and until his or her successor is elected and qualified or until the consummation of the merger, whichever occurs earlier.

Nominee Biographies

WILLIAM E. BANNEN, M.D.

Director since 1998
Age 55

•	Vice President of Nevada Health Care Management, a division of Anthem Blue Cross Blue Shield (“Blue Cross Nevada”), since January 2000

•	Vice President of Blue Cross Nevada from January 1998 until January 2000

•	Medical Director with Blue Cross Nevada since 1991

•	Director — Network Administration and Health Management with Blue Cross Nevada since 1993

•	Current positions with Blue Cross Nevada include responsibility for medical quality, provider relations and medical management in the State of Nevada

•	Chairman of the Compensation Committee, and a member of the Audit Committee, of the Mandalay Board

JEFFREY D. BENJAMIN

Director since 2004
Age 43

•	Senior Advisor to Apollo Management, L.P., an investment management firm, since September 2002

•	Managing Director of Libra Securities LLC from January 2002 until September 2002

•	Co-CEO of US Bancorp Libra from January 1999 until January 2002

•	Member of the Board of Directors:

•	Chiquita Brands International Inc.

•	McLeod USA, Inc.

•	Dade Behring Holdings, Inc.

•	NTL Incorporated

ROSE McKINNEY-JAMES

Director since 1999
Age 52

•	Principal — Energy Works Consulting LLC since March 2002

•	President — Brown & Partners, a public relations firm, from August 2001 until February 2002

•	President — Government Affairs of Faiss Foley Merica, a public relations and government affairs firm, from May 2000 until June 2001

•	President and Chief Executive Officer of the Corporation for Solar Technology and Renewable Resources, a not-for-profit corporation engaged in the development of solar technology, from January 1996 until May 2000

•	Director of the Nevada Department of Business and Industry, which has administrative oversight of 29 state regulatory agencies, boards and commissions, from October 1993 until December 1995

•	Member of the Nevada Public Service Commission from January 1989 until October 1993

•	Chairperson of the Diversity Committee, and a member of the Compensation Committee, of the Mandalay Board

Biographies of Directors Not Standing for Election This Year

      Mandalay’s incumbent directors whose terms expire in 2005 are:

WILLIAM A. RICHARDSON

Director since 1995
Age 57

•	Vice Chairman of the Mandalay Board since June 18, 1998

•	Executive Vice President of Mandalay from June 1, 1995 until June 18, 1998

•	Involved in an executive capacity in the management and operations of the entities we refer to as the “Gold Strike Entities” for a period of more than five years prior to Mandalay’s acquisition of those entities and their hotel and casino properties in June 1995

DONNA B. MORE

Director since 1998
Age 46

•	President of More Law Group, P.C., a Chicago, Illinois law firm, since January 2001 and a member of such firm since May 2000

•	Partner in the Chicago, Illinois law firm of Freeborn & Peters from July 1994 until May 2000

•	Chief Legal Counsel for the Illinois Gaming Board, where she participated in the development and administration of the regulatory process for riverboat casinos in Illinois, from November 1990 until July 1994

•	Assistant United States Attorney, Criminal Division of the United States Attorney’s Office for the Northern District of Illinois from May 1989 until November 1990

•	Chairperson of the Nominating/ Corporate Governance Committee, and a member of the Diversity Committee, of the Mandalay Board

•	Member of the Board of Directors:

•	WMS Industries, Inc.

HAROLD J. PHILLIPS

Director since 2002
Age 57

•	Audit Partner with Moss Adams LLP, Certified Public Accountants, for a period of more than five years

•	Chairperson of the Audit Committee, and a member of the Nominating/ Corporate Governance Committee, of the Mandalay Board

      Mandalay’s incumbent directors whose terms expire in 2006 are:

MICHAEL S. ENSIGN

Director since 1995
Age 67

•	Chairman of the Board and Chief Executive Officer of Mandalay since January 16, 1998

•	Chief Operating Officer of Mandalay since June 1, 1995

•	Vice Chairman of the Mandalay Board from June 1, 1995 until January 16, 1998

•	Involved in an executive capacity in the management and operations of the entities we refer to as the “Gold Strike Entities” for a period of more than five years prior to Mandalay’s acquisition of those entities and their hotel and casino properties in June 1995

GLENN W. SCHAEFFER

Director since 1996
Age 50

•	President and Chief Financial Officer of Mandalay since June 1, 1995

•	Treasurer of Mandalay from June 1, 1995 until June 26, 2003

•	Involved in an executive capacity in the management and operations of the entities we refer to as the “Gold Strike Entities” from 1993 until Mandalay’s acquisition of those entities and their hotel and casino properties in June 1995

•	President of Mandalay from June 1991 until February 1993

•	Chief Financial Officer and a director of Mandalay from 1984 until February 1993

MICHAEL D. McKEE

Director since 1996
Age 58

•	Vice Chairman and Chief Operating Officer of The Irvine Company, a real estate development and investment company, since June 2001

•	Vice Chairman and Chief Financial Officer of The Irvine Company from July 1999 until June 2001

•	Executive Vice President and Chief Financial Officer of The Irvine Company from December 1997 until July 1999

•	Executive Vice President and Chief Legal Officer of The Irvine Company from April 1994 until December 1997

•	Partner in the law firm of Latham & Watkins from 1987 until April 1994

•	Member of the Audit Committee, the Compensation Committee and the Nominating/ Corporate Governance Committee of the Mandalay Board

•	Member of the Board of Directors:

•	Health Care Property Investors, Inc.

•	Realty Income Corporation

Executive Officers Other Than Nominees and Directors

      Each of Mandalay’s executive officers serves in that capacity at the pleasure of the Mandalay Board. Set forth below is information concerning each of the individuals (other than those who are also directors of Mandalay) currently serving as Mandalay’s executive officers.

YVETTE E. LANDAU

Age 47

•	Vice President, General Counsel and Secretary of Mandalay since June 1996

•	Member of the Executive Committee of the Circus and Eldorado Joint Venture, in which Mandalay owns a 50% interest

•	Member of the Management Committee of Detroit Entertainment, L.L.C., in which Mandalay owns a 53.5% interest

•	Associate General Counsel of Mandalay from January 1993, when she joined Mandalay, until June 1996

•	Private practice of law in Phoenix, Arizona as a partner in the law firm of Snell & Wilmer from 1984 until January 1993

LES MARTIN

Age 47

•	Vice President and Chief Accounting Officer of Mandalay since June 1997

•	Corporate Controller of Mandalay since November 1994

•	Treasurer of Mandalay since June 26, 2003

•	Manager of Financial Reports of Mandalay from April 1984, when he joined Mandalay, until June 1997

•	Certified Public Accountant with a national public accounting firm prior to joining Mandalay

COMPENSATION OF DIRECTORS

      Any director who is also an employee of Mandalay or one of its subsidiaries is not separately compensated for his or her services as a director.

      Each director who is not an employee of Mandalay or one of its subsidiaries receives $45,000 each year for his or her services as a director. Each nonemployee director also receives $1,500 for each meeting of the Mandalay Board he or she attends and $1,000 ($1,500 in the case of the committee chairperson) for each meeting of a committee of the Mandalay Board attended. They are also reimbursed for out-of-pocket expenses associated with attending meetings.

      In the past, each of Mandalay’s nonemployee directors has received as part of his or her compensation for serving as a director an annual award of options to purchase 10,000 shares of Mandalay common stock that vested over a three-year period. On July 17, 2003, in lieu of stock options, each of the individuals then serving as a nonemployee director, William E. Bannen, Arthur H. Bilger, Rose McKinney-James, Michael D. McKee, Donna B. More and Harold J. Phillips, received a restricted stock award of 4,050 shares of Mandalay common stock. The closing price of Mandalay common stock on the NYSE Composite Tape on the date of the grants was $33.54 per share. Each award provides for the vesting of 1,350 of the shares on June 26, 2004, an additional 1,350 of the shares on June 26, 2005 and the remaining 1,350 shares on June 26, 2006, provided that on each such date the recipient of the award is still serving as a member of the Mandalay Board. If the recipient of an award ceases to be a member of the Mandalay Board prior to the vesting of all of the restricted stock awarded to him or her, the shares that have not vested on the date the recipient ceases to be a director will be forfeited on that date. The shares may not be sold, pledged or otherwise disposed of by the recipient prior to the date they vest, but the recipient is entitled to vote the shares and to receive any dividends or other distributions paid or made with respect to the shares prior to vesting, subject to the termination of these rights upon forfeiture of the shares.

      Pursuant to the merger agreement, MGM MIRAGE has agreed to permit Mandalay to issue 2,000 additional shares of restricted Mandalay common stock to each nonemployee director prior to the consummation of the merger. See “The Merger — Interest of Certain Persons in the Merger”.

      Pursuant to the merger agreement, all stock options held by directors of Mandalay, whether vested or unvested, will be canceled at the time of the merger in exchange for a cash payment of $71.00, less the applicable option per share exercise price for each share of Mandalay common stock which is subject to such stock option, and all outstanding shares of restricted Mandalay common stock held by directors, whether vested or unvested, will be canceled in exchange for the right to receive a cash payment of $71.00 per share of restricted Mandalay common stock. See “The Merger — Interest of Certain Parties in the Merger”.

BOARD COMMITTEES AND MEETING ATTENDANCE

      The Mandalay Board has four committees. They are the Audit, Compensation, Nominating/ Corporate Governance and Diversity Committees. The Mandalay Board has adopted charters for the Audit Committee, the Compensation Committee and the Nominating/ Corporate Governance Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A description of the principal duties of each committee follows the table below. For additional information concerning these committees, see “Corporate Governance”.

Committee Membership and Meetings Held in Fiscal 2004

Nominating/
Name	Audit*		Compensation*		Corporate Governance*	Diversity

Michael S. Ensign
William A. Richardson
Glenn W. Schaeffer
William E. Bannen	X		X	**
Jeffrey D. Benjamin
Rose McKinney-James			X			X	**
Michael D. McKee	X		X		X
Donna B. More					X **	X
Harold J. Phillips	X	**			X
Number of Meetings in Fiscal 2004***	4		4		0	5

X	Member

*	Each member of this committee has been affirmatively determined by the Mandalay Board to be “independent” as the term “independence” is defined in Section 303A.02 of the NYSE listing standards, and each member of the Audit Committee is also “independent” within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

**	Chairperson

***	The Mandalay Board held 10 meetings in fiscal 2004. Each director attended at least 75% of the meetings of the Board and its committees of which he or she was a member held during fiscal 2004.

The Audit Committee:

•	Is responsible for the appointment, compensation, retention, and oversight of Mandalay’s independent auditors, including the pre-approval of all permitted non-audit services to be performed by Mandalay’s independent auditor and the fees for such service;

•	At least annually reviews a report from Mandalay’s independent auditor relating to the firm’s independence and quality of its internal controls, and evaluates Mandalay’s independent auditor’s qualifications, performance, and independence;

•	In consultation with management and Mandalay’s independent auditor, reviews the results of the annual financial audit and limited quarterly reviews of Mandalay’s financial statements, significant findings thereof, and any other matters required to be communicated by the independent auditors under Generally Accepted Auditing Standards;

•	Reviews the internal audit function, including the internal audit reporting relationships, and the internal audit plan, and discusses with the internal auditor, at least annually, the responsibilities, budget, and staffing of the internal audit function; and

•	Reviews major issues as to the adequacy of Mandalay’s internal controls and any audit steps taken in light of material control deficiencies.

The Compensation Committee:

•	Annually reviews and approves corporate goals and objectives relevant to the compensation of Mandalay’s Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines and approves his compensation level based on the committee’s evaluation;

•	Makes recommendations to the Mandalay Board with respect to compensation for Mandalay’s directors and Mandalay’s executive officers other than the Chief Executive Officer;

•	Makes recommendations to the Mandalay Board with respect to incentive compensation plans and equity-based plans; and

•	Administers Mandalay’s executive officers’ bonus plan and Mandalay’s stock option and stock incentive plans.

The Nominating/ Corporate Governance Committee:

•	Evaluates and presents to the Mandalay Board for its consideration candidates to fill positions on the Board;

•	Reviews Mandalay’s corporate governance guidelines and recommends to the Mandalay Board changes the committee determines are appropriate; and

•	Reviews proposed changes in, and where appropriate proposes changes with respect to, Mandalay’s governing instruments, including Mandalay’s certificate of incorporation and bylaws as these documents relate to corporate governance matters.

The Diversity Committee:

•	Reviews and recommends policies to encourage the inclusion of persons from all backgrounds in employment, purchasing and development.

CORPORATE GOVERNANCE

      In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, established, or provided the basis for, a number of new corporate governance standards and disclosure requirements. In addition, the NYSE has recently adopted changes to its corporate governance and listing requirements.

Director Independence

      In accordance with the recently adopted changes to the listing requirements of the NYSE, the Mandalay Board has made an affirmative determination as to the independence of the Board’s nonemployee directors. The standards applied by the Mandalay Board in affirmatively determining whether a director is “independent”, in compliance with the rules of the NYSE, are comprised, in part, of those objective standards set forth in the new corporate governance rules of the NYSE, which generally provide that (a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of Mandalay, would not be independent for a period of three years after termination of such relationship; (b) a director who receives, or whose immediate family member receives as an executive officer of Mandalay, more than $100,000 per year in direct compensation from Mandalay, except for certain permitted payments (e.g., compensation for services as a director of Mandalay), would not be independent for a period of three years after ceasing to receive such amount; (c) a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Mandalay would not be independent until a period of three years after the termination of such relationship; (d) a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Mandalay’s present executive officers serve on the other company’s compensation committee would not be independent for a period of three years after the end of such relationship, and (e) a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, Mandalay for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until a period of three years after falling below such threshold. Under the new transition provisions applicable to the NYSE rules, each of the aforementioned three-year waiting periods is only one year until November 4, 2004, when the full three-year waiting periods will become applicable. In addition to the objective standards in the NYSE’s rules, and in compliance with NYSE rules, the Mandalay Board has adopted a general standard that no director will be considered independent who has any other material relationship with Mandalay that could interfere with the director’s ability to exercise independent judgment. The Mandalay Board exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with Mandalay.

      The Mandalay Board, in applying the standards described in the preceding paragraph, has affirmatively determined that Mandalay’s current “independent” directors are: William E. Bannen, Jeffrey D. Benjamin, Michael D. McKee, Rose McKinney-James, Donna B. More and Harold J. Phillips. As part of the Board’s process in making the determination, each director being evaluated provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he or she has no other “material relationship” with Mandalay that could interfere with his or her ability to exercise independent judgment.

      When the aforementioned three-year waiting period becomes applicable on November 4, 2004, Harold J. Phillips will cease to be independent under the NYSE’s new objective standards until February 1, 2005. Mr. Phillip’s son-in-law is employed by an office of KPMG which has never done any work on any Mandalay account. However, Mandalay’s independent auditor, Deloitte & Touche LLP, relied on an audit by KPMG of the financial statements of Mandalay’s 53.5%-owned Detroit joint venture in connection with its re-audit of

Mandalay’s consolidated financial statements for the years ended January 31, 2001 and 2002 after Deloitte & Touche LLP replaced Arthur Andersen LLP as Mandalay’s independent auditor. Deloitte & Touche LLP has not subsequently relied on the audit of KPMG. Accordingly, on February 1, 2005, Mr. Phillips should again satisfy the objective independence requirements of the NYSE, absent the occurrence of another event that would preclude his independence. During the period from November 4, 2004 through January 31, 2005, Mr. Phillips will not serve on any committee of the Mandalay Board in contravention of applicable rules of the NYSE or the SEC relating to membership on such committees.

Independent Directors

•	Of the nine members of the Mandalay Board, six have been determined to meet the NYSE’s standards for independence, thus satisfying the NYSE’s requirement that a majority of the directors be independent. See “— Director Independence” above.

Audit Committee

•	All members of the Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “— Director Independence” above.

•	The Mandalay Board has determined that all of the members of the Audit Committee are financially literate. Further, the Mandalay Board has determined that Harold J. Phillips and Michael D. McKee possess accounting or related financial management expertise, within the meaning of the listing standards of the NYSE, and each is an audit committee financial expert within the meaning of applicable rules of the SEC.

•	The Audit Committee operates under a formal charter adopted by the Mandalay Board that governs its duties and conduct. The charter is reproduced as Appendix C to this revised proxy statement. Copies of the charter can be obtained free of charge from Mandalay’s website, www.mandalayresortgroup.com or by sending a written request to Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel.

•	Deloitte & Touche LLP, Mandalay’s independent auditors, reports directly to the Audit Committee.

•	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and Mandalay’s independent auditors prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting.

•	The Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters.

•	Mandalay’s chief internal auditor reports periodically throughout the year directly to the Audit Committee.

Compensation Committee

•	All members of the Compensation Committee have been determined to meet the appropriate NYSE standards for independence. See “— Director Independence” above. Further, each member of the Compensation Committee is a “Nonemployee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended.

•	The Compensation Committee operates under a formal charter adopted by the Mandalay Board that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from Mandalay’s website, www.mandalayresortgroup.com, or by sending a written request to Manda-

lay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel.

Nominating/ Corporate Governance Committee

•	All members of the Nominating/ Corporate Governance Committee have been determined to meet the NYSE standards for independence. See “— Director Independence” above.

•	The Nominating/ Corporate Governance Committee operates under a formal charter adopted by the Mandalay Board that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from Mandalay’s website, www.mandalayresortgroup.com, or by sending a written request to Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel.

Consideration of Candidates for Board Membership

      The Nominating/ Corporate Governance Committee considers candidates for Board membership suggested by its members and other Mandalay Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Mandalay Board should notify Yvette E. Landau, General Counsel, Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119 in writing and include whatever supporting material the stockholder considers appropriate.

      Once the Nominating/ Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, the Committee will then evaluate the prospective nominee in accordance with Mandalay’s Corporate Governance Guidelines. Mandalay’s Corporate Governance Guidelines do not specify minimum qualifications that must be met by any nominees, but require the Nominating/Corporate Governance Committee to consider standards and qualifications including:

•	the suitability of the prospective nominee to serve on the Mandalay Board under applicable criteria of the state and local gaming authorities that exercise regulatory authority over Mandalay;

•	the prospective nominee’s standards of personal and professional ethics and integrity and independence of judgment;

•	the prospective nominee’s ability to dedicate sufficient time and attention to the diligent performance of his or her duties as specifically set out in Mandalay’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Mandalay Board; and

•	the familiarity of the prospective nominee with corporate governance and the responsibilities of directors of public companies.

      The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Mandalay Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, one or more members of the Committee interview the prospective nominee, and if warranted, others, as appropriate, interview a prospective nominee in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Mandalay Board as to the persons who should be nominated by the Mandalay Board, and the Mandalay Board determines the nominees after considering the recommendation and report of the Committee.

Corporate Governance Guidelines

•	Mandalay has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility. Copies of the guidelines can be obtained free of charge from Mandalay’s website, www.mandalayresortgroup.com, or by sending a written request to Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel.

Codes of Business Conduct and Ethics

•	Management has adopted a Code of Ethics for Senior Officers, violations of which may be reported to the Audit Committee. Copies of the code, which is applicable to Mandalay’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any persons from time to time performing similar functions, can be obtained free of charge from Mandalay’s website, www.mandalayresortgroup.com, or by sending a written request to Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel.

•	Mandalay has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that includes provisions ranging from conflicts of interest to fair dealing. All employees are required to affirm in writing their acceptance of the code. Copies of the code can be obtained free of charge from Mandalay’s website, www.mandalayresortgroup.com, or by sending a written request to Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel.

•	Mandalay intends to post amendments to or waivers from its Code of Business Conduct and Ethics for Directors, Officers and Employees (to the extent applicable to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any person from time to time performing similar functions) or to the Code of Ethics for Senior Officers on its website, www.mandalayresortgroup.com.

Personal Loans to Executive Officers and Directors

      Mandalay complies with and will operate in a manner consistent with enacted legislation prohibiting extensions of credit in the form of a personal loan to or for its directors and executive officers.

Directors’ Attendance at Annual Meetings of Stockholders

      It is the policy of the Mandalay Board to expect that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the Mandalay Board attended Mandalay’s 2003 Annual Meeting of Stockholders.

Communications with the Mandalay Board

      A stockholder who wishes to communicate with the Mandalay Board, or specific individual directors, including any individual non management director or the non management directors as a group, may do so by directing a written request addressed to such director(s) in care of Yvette E. Landau, General Counsel, Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119. Communications directed to members of the Mandalay Board will be reviewed, sorted and summarized by the General Counsel, and forwarded to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of such member(s). Any communication so withheld will nevertheless be made available to any director who wishes to review it.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (PROPOSAL NO. 4)

      The Audit Committee of the Mandalay Board has appointed Deloitte & Touche LLP (“Deloitte”) as Mandalay’s independent auditors for the fiscal year ending January 31, 2005. Although not required by law or otherwise, the appointment is being submitted to the stockholders for ratification as a matter of corporate policy.

      We anticipate that a representative of Deloitte will be present at the meeting and, if present, this representative will be given the opportunity to make a statement if he or she desires to do so. We also anticipate that this representative will be available to respond to appropriate questions from stockholders.

      On May 14, 2002, the Mandalay Board selected Deloitte as Mandalay’s independent auditors for the fiscal year ending January 31, 2003. The selection of Deloitte was recommended to the Mandalay Board by its Audit Committee, and the selection was ratified by the stockholders at Mandalay’s 2002 annual meeting of stockholders. Deloitte was selected as Mandalay’s auditor in 2002 to replace Arthur Andersen LLP (“Andersen”), an international firm of certified public accountants, which had audited Mandalay’s financial statements since 1980.

      The decision to change auditors was not the result of any disagreement with Andersen with respect to any reporting or disclosure requirement applicable to Mandalay. The reports of Andersen on Mandalay’s consolidated financial statements for the fiscal years ended January 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During Mandalay’s fiscal years ended January 31, 2002 and 2001 and the interim period from February 1, 2002 through May 14, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the matter in their report. During such fiscal years and interim period there were no “reportable events”, as that term is defined in paragraph (a)(1)(v) of Item 304 of SEC Regulation S-K. During such fiscal years and interim period Andersen did not advise us that the internal controls necessary for Mandalay to develop reliable financial statements did not exist, or of any material matters with respect to Mandalay’s reports or financial statements or of information that had come to its attention that had led it to no longer be able to rely on Mandalay’s management’s representations, or that made it unwilling to be associated with the financial statements prepared by Mandalay’s management, or that led it to advise us of the need to expand significantly the scope of its audit or that led it to question the fairness or reliability of its previously issued audit reports or the underlying financial statements or any financial statements that may be issued covering any fiscal period subsequent to the date of the most recent financial statements covered by an audit report.

      During Mandalay’s fiscal years ended January 31, 2002 and 2001 and the interim period prior to Mandalay’s engagement of Deloitte, we did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Mandalay’s consolidated financial statements, or on any matter on which there was a disagreement with Andersen or which constituted a reportable event, as described above.

      On December 9, 2003, the Audit Committee approved the dismissal of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent accountant for Elgin Riverboat Resort — Riverboat Casino, a 50%-owned joint venture (“Grand Victoria”), and confirmation of the Audit Committee’s action was communicated to PricewaterhouseCoopers by letter dated December 11, 2003. On December 9, 2003, the Audit Committee also approved the selection of Deloitte as Grand Victoria’s independent auditors for the fiscal year ending December 31, 2003.

      The reports of PricewaterhouseCoopers on Grand Victoria’s financial statements for its fiscal years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During Grand Victoria’s fiscal years ended December 31, 2002 and 2001 and the interim period from January 1, 2003 through the date of their dismissal (the “Applicable Period”), there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in their report. During such fiscal years and interim period there were no “reportable events”, as that term is defined in paragraph (a)(1)(v) of Item 304 of SEC Regulation S-K.

      During Mandalay’s fiscal years ended January 31, 2002 and 2003, which are encompassed within the Applicable Period, and the interim period from February 1, 2003 to Grand Victoria’s engagement of Deloitte, neither Mandalay, Grand Victoria nor anyone acting on behalf of either of them consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Grand Victoria’s financial statements, or on any other matter on which there was a disagreement with PricewaterhouseCoopers or which constituted a reportable event, as described above.

      The Mandalay Board recommends a vote “FOR” ratification of the selection of Deloitte & Touche LLP as Mandalay’s independent auditors for the fiscal year ending January 31, 2005.

      In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

Fees to Independent Auditors

      The following table sets forth the aggregate fees paid or accrued for professional services rendered by Deloitte for the audit of Mandalay’s annual financial statements for fiscal 2004 and fiscal 2003 and the aggregate fees paid or accrued for audit-related services, tax services and all other services rendered by Deloitte for fiscal 2004 and fiscal 2003.

		Fiscal 2004	Fiscal 2003

(1)	Audit fees	$1,037,069	$915,300
(2)	Audit-related fees(a)	66,100	102,072
(3)	Tax fees(b)	159,389	88,892
(4)	All other fees	—	—

(a)	Principally audits of the Mandalay Resort Group employees’ profit sharing and investment plan and services with respect to internal controls.

(b)	Principally tax compliance services and tax examination assistance.

      All audit services, audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

EXECUTIVE COMPENSATION

Summary Compensation Table

      This table indicates, for each of Mandalay’s last three fiscal years, the cash and other compensation paid to Mandalay’s executive officers who are named in the table. In this revised proxy statement, we sometimes refer to this group of individuals as Mandalay’s “Named Executive Officers”.

		Annual Compensation			Long Term Compensation

						Securities
					Restricted	Underlying
				Other Annual	Stock	Stock	LTIP	All Other
	Fiscal			Compensation(1)	Awards	Options(2)	Payouts	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	(#)	($)	($)

Michael S. Ensign	2004	1,250,000	1,850,000	0	0	0	0	1,000	(3)
Chairman of the Board and	2003	1,000,000	1,750,000	0	0	0	0	875
Chief Executive Officer	2002	983,333	800,000	0	0	1,400,000	0	750
Glenn W. Schaeffer	2004	850,000	1,320,000	0	0	0	0	6,408	(4)
President and Chief	2003	825,000	1,325,000	0	0	0	0	6,283
Financial Officer	2002	822,252	540,000	0	0	450,000	0	25,194
William A. Richardson	2004	1,100,000	1,600,000	161,334 (5)	0	0	0	1,000	(3)
Vice Chairman of the Board	2003	950,000	1,650,000	135,726 (6)	0	0	0	875
	2002	933,333	740,000	0	0	1,400,000	0	750
Yvette E. Landau	2004	400,000	400,000	0	0	0	0	1,000	(3)
Vice President, General	2003	333,333	412,500	0	0	0	0	1,000
Counsel and Secretary	2002	200,000	262,500	0	0	166,000	0	1,000
Les Martin	2004	213,658	220,000	0	0	0	0	2,572	(7)
Vice President, Chief Accounting	2003	197,000	160,168	0	0	0	0	2,572
Officer and Treasurer	2002	197,177	113,832	0	0	59,000	0	6,656

(1)	Certain of the individuals named in this table received personal benefits that are not reflected in their salary and bonus amounts. Except as indicated in Notes 5 and 6, the value of the personal benefits received by each of these individuals did not, in any of Mandalay’s last three fiscal years, exceed $50,000 or 10% of the individual’s total annual salary and bonus for that fiscal year.

(2)	We have not granted any stock appreciation rights.

(3)	This amount represents a contribution we made to Mandalay’s 401(k) plan for this individual’s benefit.

(4)	Of this amount, $5,408 represents disability insurance premiums we paid for Mr. Schaeffer’s benefit and $1,000 represents a contribution we made to Mandalay’s 401(k) plan for his benefit.

(5)	Of this amount, $159,625 represents the cost to Mandalay of Mr. Richardson’s personal use of its airplanes during the fiscal year ended January 31, 2004.

(6)	Of this amount, $133,848 represents the cost to Mandalay of Mr. Richardson’s personal use of its airplanes during the fiscal year ended January 31, 2003.

(7)	Of this amount, $1,572 represents disability insurance premiums we paid for Mr. Martin’s benefit and $1,000 represents a contribution we made to Mandalay’s 401(k) plan for his benefit.

Stock Option Grants in Last Fiscal Year

      During the fiscal year ended January 31, 2004, no stock options or stock appreciation rights were granted to any of Mandalay’s Named Executive Officers.

Aggregated Stock Option Exercises in The Last Fiscal Year and Fiscal Year-End Stock Option Values(1)

      This table shows the number and value of stock options exercised in fiscal 2004, and the value of unexercised stock options held as of the end of fiscal 2004, for each of Mandalay’s Named Executive Officers.

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Stock Options	Stock Options
			at Fiscal	at Fiscal
	Shares		Year-End (#)	Year-End(2) ($)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable

Michael S. Ensign	2,066,666	43,683,885	0/333,334	0/8,890,018
Glenn W. Schaeffer	450,000	10,666,303	0/150,000	0/4,000,500
William A. Richardson	2,066,666	43,903,642	0/333,334	0/8,890,018
Yvette E. Landau	156,000	2,961,944	0/60,000	0/1,600,200
Les Martin	60,667	1,357,693	0/15,000	0/400,050

(1)	No stock appreciation rights were exercised during fiscal 2004 or held as of January 31, 2004.

(2)	Represents, with respect to each share, the closing price for Mandalay common stock on the NYSE on January 30, 2004 (the last business day of fiscal 2004), less the exercise price payable for the share.

Executive Officers’ Bonus Plan

      We have an Executive Officers’ Bonus Plan which was adopted by the Mandalay Board on April 26, 2000 and approved by Mandalay’s stockholders on June 15, 2000.

      The Bonus Plan is a performance bonus plan which is designed to provide certain senior executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Bonus Plan is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of Mandalay and its stockholders and to enable Mandalay to attract and retain highly qualified executive officers. Executive officers at the level of vice president or above may be eligible to participate in the Bonus Plan. Prior to, or at the time of, establishment of the performance objectives for a performance period, which will generally be the fiscal year, the Committee designated under the Bonus Plan (currently the Compensation Committee (the “Committee”)) designates the specific executive officers who will participate in the Bonus Plan for that performance period. Messrs. Ensign, Schaeffer and Richardson participated in the Bonus Plan for the fiscal year ended January 31, 2004 and have been designated to participate in the Bonus Plan for the fiscal year ending January 31, 2005.

      The Bonus Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as that section relates to performance-based compensation. Section 162(m) generally limits to $1,000,000 the amount of tax deductible compensation that may be paid by Mandalay in a fiscal year to each of the officers named in the compensation table of its revised proxy statement for that fiscal year. At the beginning of each performance period and subject to the requirements of Section 162(m), the Committee establishes performance goals, specific performance objectives and objectively determinable computation formula or methods for determining each participant’s bonus under the Bonus Plan for that performance period. The performance goals may include any one or more of the following corporate business criteria: stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, productivity or any variations of the preceding criteria. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may include a participant’s attainment of personal objectives with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.

      At or after the end of each performance period, the Committee is required by the terms of the Bonus Plan to certify in writing whether the pre-established performance goals and objectives have been satisfied in such performance period. The actual bonus award for any participant for a performance period will then be determined based upon the pre-established computation formulae or methods. In no event will any bonus award for any fiscal year exceed the lesser of 150% of the participant’s annual base salary as in effect at the beginning of the fiscal year or $2,500,000. The Committee has no discretion to increase the amount of any participant’s bonus under the Bonus Plan as so determined, but may reduce the amount of, or totally eliminate, the bonus if the Committee determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant’s performance or unanticipated factors. In no event will the aggregate amount of all bonuses payable in any plan year under the Bonus Plan exceed 10% of Mandalay’s average annual income before taxes during its preceding five fiscal years. The limitations in the Bonus Plan on the Committee’s discretion to award bonuses do not, however, limit the Committee’s ability to award additional bonuses outside the Bonus Plan.

      Approved awards under the Bonus Plan are payable in cash as soon as is practicable after the end of each performance period and after the Committee has certified in writing that the relevant performance goals were achieved. Awards that are otherwise payable to a participant who is not employed by Mandalay as of the last day of a performance period will be prorated or eliminated pursuant to specified provisions of the Bonus Plan. A participant will recognize ordinary taxable income upon receipt of payments under the Bonus Plan.

Pension Plan

      The following table shows the estimated annual benefits payable to “Tier I” participants under Mandalay’s Supplementary Executive Retirement Plan (the “SERP”) at normal retirement (which is age 65), based on years of service credited under the SERP and the participant’s final compensation, as determined under the SERP. The amounts payable to “Tier I” participants represent the highest level of benefits available under the SERP.

Estimated Annual Benefits Upon Retirement at Age 65 After Completion of the Following Years of Service*

	Years of Service

Remuneration**	Less than 4	4 or 5	6 or 7	8 or 9	10 or 11	12 or 13	14 or more

$200,000	$0	$40,000	$50,000	$60,000	$80,000	$100,000	$120,000
$450,000	$0	$90,000	$112,500	$135,000	$180,000	$225,000	$270,000
$700,000	$0	$140,000	$175,000	$210,000	$280,000	$350,000	$420,000
$950,000	$0	$190,000	$237,500	$285,000	$380,000	$475,000	$570,000
$1,200,000	$0	$240,000	$300,000	$360,000	$480,000	$600,000	$720,000
$1,450,000	$0	$290,000	$362,500	$435,000	$580,000	$725,000	$870,000
$1,700,000	$0	$340,000	$425,000	$510,000	$680,000	$850,000	$1,020,000
$1,950,000	$0	$390,000	$487,500	$585,000	$780,000	$975,000	$1,170,000
$2,200,000	$0	$440,000	$550,000	$660,000	$880,000	$1,100,000	$1,320,000
$2,450,000	$0	$490,000	$612,500	$735,000	$980,000	$1,225,000	$1,470,000
$2,700,000	$0	$540,000	$675,000	$810,000	$1,080,000	$1,350,000	$1,620,000
$2,950,000	$0	$590,000	$737,500	$885,000	$1,180,000	$1,475,000	$1,770,000
$3,200,000	$0	$640,000	$800,000	$960,000	$1,280,000	$1,600,000	$1,920,000

*	The amounts set forth in the table are computed as an annual benefit payable in the form of a straight-life annuity, commencing following the participant’s attainment of age 65, the normal retirement age under the SERP. The benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The terms of the SERP permit a participant to retire as early as age 55, in which event he or she will be entitled to receive the annual retirement benefit determined as of the actual retirement date, subject to reduction of the benefit (if the date of retirement is before age 60) at the rate of 5% per annum for the period between the retirement date and the participant’s 60th birthday.

**	The amount of a participant’s remuneration for purposes of determining benefits under the table is his or her highest annual compensation during any of the last five full calendar years the participant is employed (or such smaller number of full calendar years if the participant has not worked for five years as the time of terminating his or her employment) or the 12-month period ending on the participant’s termination of employment with Mandalay. Annual compensation for this purpose is the participant’s base salary plus his or her bonus. The SERP limits the amount of bonus that may be taken into account for this purpose to 150% of base salary. A participant is credited with a year of service under the SERP for each period of 12 full months of employment with Mandalay, but service credit for periods prior to enrollment in the plan is limited to ten years.

      For purposes of determining their respective benefits pursuant to the SERP, each of Mandalay’s Named Executive Officers will have 14 or more credited years of service if he or she continues to be employed by Mandalay until age 65, the normal retirement age under the SERP. The credited years of service under the SERP for Mandalay’s Named Executive Officers as of January 31, 2004 were as follows:

Name	Credited Years of Service

Michael S. Ensign	14
Glenn W. Schaeffer	14
William A. Richardson	14
Yvette E. Landau	11
Les Martin	14

      Mandalay and MGM MIRAGE have agreed that the merger will be treated as a “change of control” for purposes of the Supplemental Executive Retirement Plan, which entitles all Mandalay executive officers who are participants in the plan to their maximum possible benefits under the plan and requires the funding of the accrued benefits under the plan into a trust at the time of consummation of the merger. In addition MGM MIRAGE has agreed that the Mandalay Board may waive the provision in the Supplemental Executive Retirement Plan that requires in certain circumstances forfeiture of benefits if a Mandalay employee engages in certain activities that compete with Mandalay after that employee stops working for Mandalay. See “The Merger — Interests of Certain Persons in the Merger”.

CERTAIN TRANSACTIONS

      Donna B. More, a member of the Mandalay Board, is President and the sole stockholder of More Law Group, P.C., a Chicago, Illinois law firm. During the fiscal year ended January 31, 2004, this law firm provided legal services to the Elgin, Illinois joint venture entity in which Mandalay is a 50% participant. Of the fees paid for these services, $36,346 was borne by Mandalay. Legal services were also provided by More Law Group to another joint venture which submitted a proposal to the Illinois Gaming Board for a license to operate another riverboat casino in Illinois. Of the fees paid for these services, $17,295 was borne by Mandalay. More Law Group also provided legal services directly to Mandalay during fiscal 2004 for which Mandalay paid legal fees in the amount of $1,258. More Law Group, P.C. has also provided legal services to the Elgin, Illinois joint venture during the current fiscal year and it is anticipated that it will do so in the future.

      On October 20, 2003, a wholly owned subsidiary of Mandalay, as lessor, entered into a lease with Godt-Cleary, LLC, a Nevada limited liability company owned by Glenn W. Schaeffer, for the lease of 3,344 square feet of space at Mandalay Place for Godt-Cleary Gallery, a contemporary art gallery. The lease, which is for a term of ten years, provides for the payment to Mandalay of rent calculated based on a percentage of sales. The lessor has the right to terminate the lease after the second lease year if a specified sales volume is not achieved. The rent and other occupancy charges paid pursuant to the lease through January 31, 2004, totaled $48,737. During the year ended January 31, 2004, Mandalay purchased from Godt-Cleary Gallery art for THEhotel.

The total purchase price paid for the art, including sales tax, framing and shipping, was $283,926. The price paid by Mandalay for the art, exclusive of sales tax, framing and shipping, was $238,344, compared with Godt-Cleary Gallery’s acquisition cost for the art of $207,033. The price Mandalay paid for each piece of art represented a discount of 8% to 10% from the retail value of the art verified by Mandalay’s internal auditor with each procuring art gallery. Each transaction, which was on terms management believes were at least as favorable to Mandalay as those that could have been obtained from an unrelated third party, was reviewed and approved by Mandalay’s Audit Committee. Glenn W. Schaeffer is the President, Chief Financial Officer and a director of Mandalay.

REPORT OF THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Introduction

      The Compensation Committee of the Mandalay Board (the “Committee”) was responsible for establishing the policies and procedures relating to the compensation of Mandalay’s executive officers for the fiscal year ended January 31, 2004 (“fiscal 2004”). The Committee also was responsible for decisions relating to the respective levels and forms of their compensation, including the awards made pursuant to Mandalay’s Executive Officers’ Bonus Plan and stock option plans, except as we have otherwise indicated in this report. The individuals who served on the Committee during fiscal 2004 were selected by the Mandalay Board from those directors who are “nonemployee directors” for purposes of Rule 16b-3 under the Exchange Act and are “outside directors” for purposes of Section 162(m) of the Code. The only individuals who served on the Committee or participated in its deliberations relating to executive compensation during fiscal 2004 were the Committee’s current members, William E. Bannen, M.D., Michael D. McKee and Rose McKinney-James, and Arthur H. Bilger, a former director of Mandalay. Neither Dr. Bannen, Mr. McKee, Ms. McKinney-James nor Mr. Bilger has ever been an officer or employee of Mandalay or any subsidiary of Mandalay.

Compensation Policies

      The Committee’s principal objective is to promote growth in stockholder value through the establishment and implementation of compensation policies designed to attract, retain and motivate skilled and talented executive officers. The Committee’s review of the compensation of Mandalay’s executive officers and the actions taken by the Committee with respect to executive compensation in fiscal 2004 were guided by the following compensation policies:

•	to establish compensation programs designed to attract and retain highly qualified executive officers;

•	to provide motivation to Mandalay’s executive officers through compensation that is correlated to the performance of the individual and to the performance of Mandalay;

•	to compensate executive officers in a manner that rewards both current performance and longer-term performance; and

•	to provide executive officers with a financial interest in the success of Mandalay similar to the interests of Mandalay’s stockholders.

      In pursuing these policies, the Committee believes that it is important to make a significant portion of the compensation of Mandalay’s executive officers dependent on performance. The Committee also believes it is appropriate over time to tie a portion of the compensation of these executive officers to the value of Mandalay’s common stock to more closely align their interests to the interests of the stockholders.

Accordingly, in determining the compensation of Mandalay’s executive officers, the Committee considers three forms of compensation:

•	an annual salary;

•	an annual bonus (which may include a performance-based bonus under the annual bonus plan and/or a discretionary bonus which is based on the Committee’s subjective evaluation of the individual’s own performance or other factors); and

•	periodic grants of stock-based compensation (such as stock options and/or shares of restricted stock, which may be subject to performance-based vesting requirements), primarily to provide incentives for long-term retention and/or performance.

Fiscal 2004 Compensation

      Consistent with the compensation policies of the Committee, the compensation of Mandalay’s executive officers for fiscal 2004 included a combination of salary and bonuses to reward short-term performance. To encourage and reward longer-term performance, Mandalay’s executive officers are also awarded stock options or restricted stock from time to time but, during fiscal 2004, no such awards were made to any of the executive officers.

      The Committee fixed the fiscal 2004 salaries of Michael S. Ensign, Mandalay’s Chairman and Chief Executive Officer, William A. Richardson, Vice Chairman of Mandalay’s Board, and Glenn W. Schaeffer, Mandalay’s President and Chief Financial Officer. In reviewing and approving the base salaries of these executive officers, the Committee considered, to the extent available, the salaries for persons in comparable positions at comparable companies (primarily large, publicly held gaming companies), the individual’s experience, and a subjective assessment of the nature of the individual’s performance and contribution to Mandalay.

      The compensation for each of the other named executive officers for fiscal 2004 was determined by Michael S. Ensign. In determining their compensation, Mr. Ensign considered, to the extent available, the compensation for persons in comparable positions at comparable companies (primarily large, publicly held gaming companies), the individual’s experience, and a subjective assessment of the nature of the individual’s performance and contribution to Mandalay. The total compensation thus determined is generally split equally between base salary and a target bonus (which is currently paid quarterly), though the amount of bonus actually paid is determined by Mr. Ensign on a quarterly basis based on his subjective evaluation of the executive officer without reference to any specific criteria.

      The fiscal 2004 target bonus of each executive officer whose total cash compensation could exceed $1 million in fiscal 2004 (including Michael S. Ensign, who is discussed in greater detail under “— Compensation of the Chief Executive Officer”, below) was fixed by the Committee at a level equal to his fiscal 2004 base salary. The bonus paid to each of these officers for fiscal 2004 was determined in part under Mandalay’s Executive Officers’ Bonus Plan, which was approved by stockholders on June 15, 2000 (the “Bonus Plan”) and in part at the discretion of the Committee. As determined by the Committee in April 2003, under the Bonus Plan, up to 150% of the target bonus of each executive officer covered by the Bonus Plan could be earned, with one-half based on the level of Mandalay’s cash flow margin for fiscal 2004 compared to the cash flow margins of a predetermined group of Mandalay’s competitors, based on publicly available information (the “cash flow measure of performance”), and one-half based on a comparison of Mandalay’s actual to targeted levels of net revenues for fiscal 2004 (the “net revenues measure of performance”).

      Based on Mandalay’s performance during fiscal 2004, as measured by the cash flow measure of performance and the net revenues measure of performance, each of the executive officers eligible to receive a bonus under the Bonus Plan received a bonus equal to 105% of his target bonus.

      Based on the Committee’s subjective evaluation of these executive officers’ respective responsibilities and performances during fiscal 2004 and a comparison of their fiscal 2004 compensation (in the form of salaries and bonuses under the Bonus Plan) to the compensation of the similarly situated executive officers at other large publicly owned gaming companies, the Committee awarded a discretionary bonus to each of the officers covered by the Bonus Plan in order to more closely align their compensation with their counterparts at comparable gaming companies.

      In order to retain executive officers in the competitive environment in which Mandalay operates and to further motivate and encourage their long-term performance on behalf of stockholders, the Committee has from time to time awarded stock options to Mandalay’s executive officers, including the Chairman of the Board. During fiscal 2004, none of the executive officers was awarded stock options or any other form of stock-based compensation. In arriving at its decision not to award stock-based compensation in fiscal 2004, the Committee considered, among other factors, the respective numbers and terms of the stock options then held by Mandalay’s executive officers. Mandalay’s past performance was not a factor in the Committee’s decision not to award stock-based compensation to its executive officers during fiscal 2004.

Compensation of the Chief Executive Officer

      The compensation of Michael S. Ensign, Mandalay’s Chief Executive Officer who served in that capacity throughout fiscal 2004, consisted of a base salary and bonus which were determined by the Committee. In reviewing and approving Mr. Ensign’s base salary, the Committee considered, to the extent available, the salaries for persons in comparable positions at comparable companies (primarily large, publicly held gaming companies), his experience, and a subjective assessment of his performance and contribution to Mandalay.

      Mr. Ensign’s target bonus for fiscal 2004 was fixed by the Committee at a level equal to his fiscal 2004 base salary. The bonus paid to Mr. Ensign for fiscal 2004 was determined in part under the Bonus Plan and in part at the discretion of the Committee. As determined by the Committee in April 2003, under the Bonus Plan, up to 150% of Mr. Ensign’s target bonus could be earned, with one-half based on the level of Mandalay’s cash flow margin for fiscal 2004 compared to the cash flow margins of a predetermined group of Mandalay’s competitors, based on publicly available information (the “cash flow measure of performance”), and one-half based on a comparison of Mandalay’s actual to targeted levels of net revenue for fiscal 2004 (the “net revenue measure of performance”). Based on Mandalay’s performance during fiscal 2004, as measured by the cash flow measure of performance and the net revenue measure of performance, Mr. Ensign received a bonus equal to 105% of his target bonus.

      Based on the Committee’s subjective evaluation of Mr. Ensign’s responsibilities and performance during fiscal 2004 and a comparison of his fiscal 2004 compensation (in the form of his salary and his bonus under the Bonus Plan) to the compensation of the similarly situated executive officers at other large publicly owned gaming companies, the Committee awarded Mr. Ensign a discretionary bonus of $537,500 in order to more closely align his compensation with his counterparts at comparable gaming companies.

      To encourage and reward Mr. Ensign’s long-term performance on behalf of Mandalay’s stockholders, the Committee has from time to time awarded him options to purchase shares of Mandalay common stock. During fiscal 2004, Mr. Ensign was awarded no stock options or other stock-based compensation. In arriving at this decision, the Committee considered, among other factors, the number and terms of the stock options then held by Mr. Ensign. Mandalay’s past performance was not a factor in the Committee’s decision.

Policy Regarding Deductibility of Compensation for Tax Purposes — Compliance with Code Section 162(m)

      Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer or to any of its four other most highly compensated executive officers. Performance-based compensation will not be subject to the deduction limitation if certain requirements set forth in the Code and applicable Treasury Regulations are met. The Committee’s policy is generally to structure the performance-based portion of the compensation for those executive officers whose compensation might be subject to the limitations of Code Section 162(m) so as to permit all of the performance-based compensation paid to those executive officers to be allowed as a deduction. To this end, the terms for the bonuses that might be paid to those officers whose fiscal 2004 compensation might be subject to the Section 162(m) limitation were established under the Bonus Plan to meet the requirements of Sec-

tion 162(m). During the course of the Committee’s year-end review of fiscal 2004 relating to its certification of the bonuses payable under the Bonus Plan, the Committee concluded that those bonuses, when added to the salaries of the participants under the Bonus Plan, did not, in the Committee’s judgment, adequately compensate those executive officers. Accordingly, the Committee awarded the discretionary bonuses described above, notwithstanding the fact that the discretionary bonuses to Messrs. Ensign and Richardson and a portion of Mr. Schaeffer’s discretionary bonus would not be deductible under Section 162(m). Of the compensation paid to Mandalay’s officers for fiscal 2004 approximately 83%, including approximately 75% of Mr. Ensign’s compensation, is fully deductible under Section 162(m) of the Code.

      While we may choose to provide compensation that is not deductible in order to retain or to secure the services of key executive officers or when we determine that such action is appropriate to more closely align the compensation of Mandalay’s executive officers with their counterparts at comparable gaming companies, or if we otherwise determine that it is in the best interest of Mandalay to do so, we intend to continue to structure the compensation of Mandalay’s executive officers so that most of the compensation paid to them will be deductible for federal income tax purposes.

Compensation Committee William E. Bannen, Chairman Michael D. McKee Rose McKinney-James	Board of Directors Michael S. Ensign, Chairman William E. Bannen Michael D. McKee Rose McKinney-James Donna B. More Harold J. Phillips William A. Richardson Glenn W. Schaeffer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The only individuals who served as members of Mandalay’s Compensation Committee during the fiscal year ended January 31, 2004 are the Committee’s current members, William E. Bannen, Michael D. McKee and Rose McKinney-James, and Arthur H. Bilger, a former director of Mandalay. None of the current members of the Compensation Committee or Mr. Bilger is an officer or other employee, or former officer, of Mandalay or any subsidiary of Mandalay.

      The only individual who served on the Mandalay Board during the fiscal year ended January 31, 2004 and participated in the determination of the compensation of Mandalay’s executive officers for such fiscal year while also serving as an officer or employee of Mandalay was Michael S. Ensign. See “Report of the Board of Directors and the Compensation Committee on Executive Compensation”. Mr. Ensign served as Mandalay’s Chief Executive Officer and as its Chief Operating Officer for all of fiscal 2004. Glenn W. Schaeffer, who served as Mandalay’s President and Chief Financial Officer for all of fiscal 2004, and William A. Richardson, who served as Mandalay’s Vice Chairman of the Board for all of fiscal 2004, did not participate in deliberations concerning the compensation of Mandalay’s executive officers for fiscal 2004.

      During the fiscal year ended January 31, 2004, certain of Mandalay’s subsidiaries provided services to Generation 2000 LLC, a Nevada limited liability company (“Generation 2000”) whose members are certain of the children and grandchildren of Michael S. Ensign and William A. Richardson, Mandalay’s Chairman of the Board and Vice Chairman of the Board, respectively. For such services, we were paid $27,680, representing Mandalay’s cost of providing the services. One of Mandalay’s joint venture entities sold to Generation 2000 used slot systems components for which the joint venture entity was paid a total of $157,146 representing a per unit price equal to the per unit price paid for similar used components acquired from an unrelated third party. The transactions were reviewed and approved by the Audit Committee of the Mandalay Board.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees Mandalay’s financial reporting process on behalf of the Mandalay Board. Each member of the Audit Committee, which acts pursuant to an Audit Committee Charter approved by the Mandalay Board, qualifies as an “independent” director under the current listing standards of The New York Stock Exchange.

      The Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Mandalay’s financial statements, plan or conduct audits or determine that Mandalay’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Financial management (including the internal auditing function) of Mandalay is responsible for preparing the financial statements and maintaining internal controls and Mandalay’s independent auditor is responsible for the audit of the annual financial statements and rendering an opinion as to whether those statements were prepared in conformity with generally accepted accounting principles. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to Mandalay’s financial statements or any professional certification as to the outside auditor’s work.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Mandalay’s audited consolidated financial statements for the fiscal year ended January 31, 2004. The Audit Committee has discussed with Deloitte & Touche LLP, Mandalay’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Mandalay’s financial statements. The Audit Committee has received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relates to the auditor’s independence from Mandalay and its related entities, and has discussed with Deloitte & Touche LLP their independence from Mandalay. The Audit Committee has also considered whether the performance of the non-audit services performed for Mandalay by Deloitte & Touche LLP during the fiscal year ended January 31, 2004 is compatible with maintaining that firm’s independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Mandalay’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

Audit Committee
Harold J. Phillips, Chairman
William E. Bannen
Michael D. McKee

COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

      This graph compares the cumulative total return (assuming reinvestment of dividends) from January 31, 1999 to January 31, 2004 for (i) Mandalay common stock, (ii) the Dow Jones Industry Group (Casinos), which we refer to as the “Peer Group Index”, and (iii) the Standard & Poor’s 500 Composite Stock Index, which we refer to as the “S&P 500 Index”. The graph assumes the investment of $100 on January 31, 1999 in each of Mandalay common stock, the stocks comprising the Peer Group Index and the stocks comprising the S&P 500 Index.

	1/31/99	1/31/00	1/31/01	1/31/02	1/31/03	1/31/04

Mandalay Resort Group	$100.00	$113.30	$159.34	$198.53	$188.55	$350.87
Peer Group Index	$100.00	$132.59	$182.44	$240.69	$228.07	$402.84
S&P 500 Index	$100.00	$110.35	$109.35	$91.70	$70.59	$95.00

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

      The following table shows how much of Mandalay’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Mandalay’s common stock. This information is as of September 22, 2004, unless we have indicated otherwise. None of the following persons has stated how they intend to vote with respect to the proposals to approve the merger agreement, to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies, to elect three members of the Mandalay Board or to ratify the appointment of the independent auditors.

	Number of Shares		Approximate
Name and Address	Beneficially Owned		Percentage of Class

Capital Research and Management Company	3,812,400	(1)	5.65%
333 South Hope Street Los Angeles, California 90071
FMR Corp.	5,675,580	(2)	8.41%
Edward C. Johnson III Abigail P. Johnson 82 Devonshire Street Boston, Massachusetts 02109
Hotchkis and Wiley Capital Management, LLC	4,080,820	(3)	6.05%
725 South Figueroa Street, 39th Floor Los Angeles, California 90017-5439
Janus Capital Management LLC	5,470,290	(4)	8.10%
100 Fillmore Street Denver, Colorado 80206-4923
Marsico Capital Management, LLC	8,764,249	(5)	12.98%
1200 17th Street Denver, Colorado 80202
Mellon Financial Corporation	3,525,365	(6)	5.22%
Mellon Trust of New England, National Association
Mellon Bank, N.A.
Mellon Trust of California
Dreyfus Investment Advisors, Inc.
Founders Asset Management LLC
Franklin Portfolio Associates LLC
Mellon Capital Management Corporation
Mellon Equity Associates, LLP
The Dreyfus Corporation
The Boston Company Asset Management, LLC
One Mellon Center
Pittsburgh, Pennsylvania 15258

(1)	This is the number of shares beneficially owned by Capital Research and Management Company, as reported in its Schedule 13G/A filed with the SEC on February 13, 2004. In such filing, sole dispositive power was reported as to all of the shares.

(2)	This is the number of shares beneficially owned by FMR Corp., Edward C. Johnson III and Abigail P. Johnson, as reported in their Schedule 13G filed with the SEC on February 17, 2004. In such filing, FMR Corp. is reported to have sole voting power as to 2,266,680 of the shares and sole dispositive power as to all of the shares, and Edward C. Johnson III and Abigail P. Johnson are each reported to have sole dispositive power as to all of the shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported to be the beneficial owner of 3,408,900 of the shares.

(3)	This is the number of shares beneficially owned by Hotchkis and Wiley Capital Management, LLC, as reported in its Schedule 13G/A filed with the SEC on February 12, 2004. In this filing, sole voting power was reported as to 3,232,270 of the shares and sole dispositive power was reported as to 3,951,070 of the shares.

(4)	This is the number of shares beneficially owned by Janus Capital Management LLC, as reported in its Schedule 13G filed with the SEC on February 17, 2004. In such filing, sole voting and dispositive power was reported as to 5,411,590 shares and shared voting and dispositive power was reported as to 58,700 shares.

(5)	This is the number of shares beneficially owned by Marsico Capital Management, LLC, as reported in its Schedule 13G filed with the SEC on May 10, 2004. In this filing, sole voting power was reported as to 7,177,815 of the shares and sole dispositive power was reported as to all of the shares.

(6)	This is the number of shares beneficially owned by Mellon Financial Corporation and the other named entities (each identified as a direct or indirect subsidiary of Mellon Financial Corporation) in their Schedule 13G filed with the SEC on February 4, 2004. In such filing, sole voting power was reported as to 2,132,071 shares, shared voting power was reported as to 391,842 shares, sole dispositive power was reported as to 3,058,279 shares and shared dispositive power was reported as to 394,032 shares.

Management

      The following table shows how much of Mandalay’s common stock is beneficially owned by each director of Mandalay, each executive officer of Mandalay who is named in the Summary Compensation Table on page 61, and by all of Mandalay’s directors and executive officers as a group. The information in the table below is as of September 22, 2004. The “aggregate number of shares beneficially owned” listed in the second column includes the number of shares listed in the third column.

	Aggregate Number of	Right to Acquire
	Shares Beneficially	Within 60 Days	Approximate Percentage
Name	Owned(1)	(Number of Shares)	of Class

Michael S. Ensign	405,000	—	*
William A. Richardson	300,000	—	*
Glenn W. Schaeffer	364,395	—	*
Yvette E. Landau	40,526	—	*
Les Martin	27,344	—	*
William E. Bannen	10,050	6,000	*
Jeffrey D. Benjamin	—	—	*
Michael D. McKee	30,150	22,000	*
Rose McKinney-James	10,050	6,000	*
Donna B. More	26,050	22,000	*
Harold J. Phillips	4,050	—	*
All directors and executive officers as a group (11 persons)	1,217,615	56,000	1.80

*	Less than one percent.

(1)	With the exception of Michael D. McKee, who shares with his wife the voting and dispositive power with respect to the shares he owns, the individuals and group named in the table have sole voting and investment power with respect to the shares they own.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires Mandalay’s executive officers and directors and persons who own more than ten percent of a registered class of Mandalay’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based on Mandalay’s review of the copies of these reports and written representations received from reporting persons, we believe that all filings required to be made by the reporting persons for the period from February 1, 2003 through January 31, 2004 were made on a timely basis, other than one report filed by Arthur H. Bilger relating to his forfeiture of restricted stock upon his retirement from the board of directors.

OTHER MATTERS

Stockholder Proposals

      The rules of the SEC permit stockholders of a company, after timely notice to the company, to present proposals for stockholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by company action in accordance with the proxy rules. If the merger is completed, there will be no public meeting of Mandalay stockholders and no public participation in any future meeting of Mandalay stockholders. However, if the merger is not consummated, our 2005 annual meeting of stockholders is expected to be held on or about           , and proxy materials in connection with the meeting are expected to be mailed on or about           . To be considered for inclusion in next year’s proxy statement, a stockholder proposal must be in writing and received by Mandalay no later than           . If a stockholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by Mandalay on or before           , the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: General Counsel.

Householding Information

      The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding”, is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While Mandalay does not utilize householding, some intermediaries may be “householding” Mandalay’s proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, Mandalay will promptly deliver a separate copy of each of these documents to you if you send a written request to Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: Chief Financial Officer or call us at (702) 632-6700. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of Mandalay’s annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

FORWARD-LOOKING STATEMENTS

      This revised proxy statement includes and incorporates by reference statements that are not historical facts. These statements are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on Mandalay’s current plans and expectations relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances, and, as such, these forward-looking statements involve uncertainty and risk. These forward-looking statements are contained in the sections entitled “Summary” and “The Merger” and other sections of this revised proxy statement, as well as in the documents incorporated by reference in this revised proxy statement. These forward-looking statements should be read in conjunction with the section entitled “Factors that May Effect our Future Results” in Item 1 of Mandalay’s Annual Report on Form 10-K for the year ended January 31, 2004, as amended by Amendment No. 1 on Form 10-K/ A, filed with the SEC on May 28, 2004, and as amended by Amendment No. 2 on Form 10-K/A filed with the SEC on July 27, 2004, which describes many of the external factors that could cause Mandalay’s actual results to differ materially from Mandalay’s expectations. Mandalay’s Form 10-K, as amended, is on file with the SEC, and a copy is available without charge upon written request to: Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: Chief Financial Officer. Mandalay’s Form 10-K, as amended, is also available via the Internet at www.sec.gov. In addition, actual results could differ materially from the forward-looking statements contained in this revised proxy statement because of many factors, such as competition within the gaming, hotel and destination resort industry, the consummation and impact of the merger on operating results and capital resources, the impact of economic and market conditions on profitability, and the impact of cash requirements and restricted liquidity on Mandalay’s businesses and prospects.

      Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this revised proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

      All information contained in this revised proxy statement with respect to MGM MIRAGE and MGM MIRAGE Acquisition Co. #61 has been supplied by and is the responsibility of MGM MIRAGE.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Mandalay incorporates by reference into this revised proxy statement the following documents that it has filed with the SEC (File No. 1-8570):

•	Annual Report on Form 10-K for the year ended January 31, 2004, as amended by Amendment No. 1 on Form 10-K/ A filed on May 28, 2004 and by Amendment No. 2 on Form 10-K/ A filed on July 27, 2004;

•	Quarterly Report on Form 10-Q for the period ended April 30, 2004;

•	Quarterly Report on Form 10-Q for the period ended July 30, 2004;

•	Current Reports on Form 8-K filed on June 14, 2004;

•	Current Report on Form 8-K filed on June 16, 2004;

•	Current Report on Form 8-K filed on June 23, 2004;

•	Current Report on Form 8-K filed on July 26, 2004;

•	Current Report on Form 8-K filed on August 4, 2004; and

•	Current Report on Form 8-K filed on August 26, 2004.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this revised proxy statement will be deemed to be modified or superseded for purposes of this revised proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this revised proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this revised proxy statement.

      Any person receiving a copy of this revised proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in those documents by reference). Requests should be directed to: Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attention: Chief Financial Officer, telephone (702) 632-6700. Mandalay also makes available, free of charge, through its Internet website (www.mandalayresortgroup.com) its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and, if applicable amendments to those reports, filed pursuant to Section 13 or 15(d) of the Exchange Act as soon as reasonable practicable after they are electronically filed with, or furnished to, the SEC.

      We have authorized no one to give you any information or to make any representation about the merger or our company that differs from or adds to the information contained in this revised proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

      The information contained in this revised proxy statement speaks only as of the date indicated on the cover of this revised proxy statement unless the information specifically indicates that another date applies.

      A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Dated as of

June 15, 2004

among

MGM MIRAGE,

MGM MIRAGE Acquisition Co. #61
and
Mandalay Resort Group

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 15, 2004 by and among MGM MIRAGE, a Delaware corporation (“Parent”), having an address of 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, MANDALAY RESORT GROUP, a Nevada corporation (the “Company”), having an address of 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, and MGM MIRAGE ACQUISITION CO. #61, a Nevada corporation (“Merger Subsidiary”), having an address of 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Parent, the Company and, Merger Subsidiary are referred to collectively herein as the “Parties.”

      WHEREAS, the respective Boards of Directors of Parent and the Company have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING

      SECTION 1.01.     The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the NRS, Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). Following the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a direct or indirect wholly-owned subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the NRS. The term “NRS” means Chapters 78, 92A and, if Merger Subsidiary is organized under Chapter 86, Chapter 86 of the Nevada Revised Statutes.

      SECTION 1.02.     Effective Time. The Merger shall become effective when Articles of Merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the NRS, are filed with the Secretary of State of the State of Nevada. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 1.07).

      SECTION 1.03.     Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS.

      SECTION 1.04.     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

(a) each issued and outstanding share of the Company’s common stock, par value $.01 2/3 per share (together with the associated Rights (as defined in Section 4.02(b)), “Company Common Stock”) held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any wholly-owned subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b) each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an amount in cash, without interest, equal to $71.00 (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c) each issued and outstanding share of capital stock or ownership interest of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $.01 2/3, of the Surviving Corporation.

      SECTION 1.05.     Payment of Shares. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company’s stockholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.04 to holders of shares of Company Common Stock (such amounts being hereinafter referred to as the “Exchange Fund”). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

      (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.04, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.05, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent and shares of Company Common Stock held in the treasury of the Company, which shall have been canceled) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

      (c) From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving

Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

      (d) At any time more than six months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such time on which any payment in respect thereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

      SECTION 1.06.     Stock Options; Restricted Stock.

      (a) At the Effective Time, each outstanding unexercised option to purchase shares of Company Common Stock (the “ Options”) previously granted by the Company or its subsidiaries, whether or not then vested or exercisable in accordance with its terms, shall be canceled automatically and Parent shall or shall cause the Surviving Corporation to provide the holder thereof with a lump sum cash payment equal to the product of (i) the total number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option, less withholding taxes.

      (b) At the Effective Time, each vested or unvested restricted share of Company Common Stock (“Restricted Stock”) shall be canceled in exchange for a lump sum cash payment equal to $71.00.

      SECTION 1.07.     The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the executive offices of Parent in Las Vegas, Nevada, commencing at 9:00 A.M. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other place and date as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

      SECTION 2.01.     Articles of Incorporation. The Restated Articles of Incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law and the terms of this Agreement; provided, however, that at the Effective Time, such articles shall be amended by virtue of this Agreement as follows:

(i) Article IV shall be amended by deleting the existing language in its entirety and replacing it with the following:

“The total number of shares of capital stock which the corporation shall be authorized to issue shall be 1,000 shares, $.01 2/3 par value, of common stock.”

(ii) Article V shall be amended by deleting the existing language in its entirety and replacing it with the following: “The members of the governing board shall be styled directors and their number shall be not less than 3 and not more than 9, and each member shall be elected each year to hold office for a one-year term.”

      SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, it being agreed that such bylaws shall include the provisions set forth in Article X of the Company’s bylaws until amended in accordance with applicable law and the terms of this Agreement.

      SECTION 2.03. Directors and Officers. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of Merger Subsidiary shall be the officers of the Surviving Corporation as of the Effective Time subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER

SUBSIDIARY

      Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in (i) the Parent SEC Reports (as defined in Section 3.06) filed with the Securities and Exchange Commission (“SEC”) prior to the date hereof and (ii) the disclosure schedule delivered concurrently herewith (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

      SECTION 3.01. Organization and Qualification. Parent is a corporation and Merger Subsidiary is a corporation, in each case duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the state of its incorporation. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for any failures to have such power and authority that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Each of Parent and Merger Subsidiary is duly qualified and licensed to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect. In this Agreement, the term “Parent Material Adverse Effect” means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of Parent and its subsidiaries, taken as a whole or (ii) the ability of Parent or any of its subsidiaries to consummate the Merger.

      SECTION 3.02. Authority; Non-Contravention; Approvals. (a) Parent and Merger Subsidiary each have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Boards of Directors of Parent and Merger Subsidiary and the sole stockholder of Merger Subsidiary, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

      (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or, other than in the case of Parent’s senior indebtedness, result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates or articles of incorporation, articles of organization, bylaws or operating agreements of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a “Contract” and collectively “Contracts”) to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (i) of this paragraph (b) (solely to the extent such clause relates to organizational documents of Parent’s subsidiaries) and clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

      (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) applicable filings, if any, with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger, and (iv) filings with and approvals by any regulatory authority (individually, a “Gaming Authority” and collectively, “Gaming Authorities”) with jurisdiction over Parent’s or the Company’s gaming operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of Parent or the Company, including the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, New Jersey Casino Control Act and the rules and regulations promulgated thereunder, the Illinois Riverboat Gambling Act and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, and the Michigan Gaming Control Act and the rules and regulations promulgated thereunder (collectively, the “Gaming Laws”) (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the “Parent Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Subsidiary or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

      SECTION 3.03. Proxy Statement. None of the information to be supplied by Parent with respect to Parent or its subsidiaries or stockholders for inclusion in any proxy statement to be distributed in connection with the Company’s meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the “Proxy Statement”) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      SECTION 3.04. Ownership of Company Common Stock. Neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

      SECTION 3.05. Funding of Merger Consideration. At the Effective Time, Parent shall have on hand and available cash in an amount sufficient to fund (i) payment of the Merger Consideration pursuant to

Article I of this Agreement and (ii) payments to holders of Options and Restricted Stock pursuant to Section 1.06.

      SECTION 3.06.     Reports, Financial Statements, etc. Since January 1, 2001, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the “Parent SEC Reports”) required to be filed by it under each of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Parent SEC Reports filed with the SEC prior to the date hereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report filed with the SEC prior to the date hereof. The audited consolidated financial statements and unaudited financial statements of Parent included in Parent’s Annual Report on Form 10-K for the twelve months ended December 31, 2003 and Parent’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments). Since March 31, 2004, there has not been any Parent Material Adverse Effect.

      SECTION 3.07.     Brokers and Finders. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in (i) the Company SEC Reports (as defined in Section 4.05) filed with the SEC prior to the date hereof and (ii) the disclosure schedule delivered concurrently herewith (the “Company Disclosure Schedule”), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

      SECTION 4.01.     Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified and licensed to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. In this Agreement, the term “Company Material Adverse Effect” means an effect (other than an effect arising out of or resulting from (x) changes in or affecting the travel, hospitality or gaming industries generally or in the states of Nevada, Illinois, Michigan or Mississippi, or (y) the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that (i) has a material adverse effect on the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) has a material adverse effect on the ability of the Company to consummate the Merger or the ability of the Parties hereto to retain any gaming license, where the loss of such license could reasonably be expected to be material and adverse to the business of Parent and its subsidiaries, taken as a whole, following the Merger, or material and adverse to the Company and its subsidiaries, taken as a whole. For the avoidance of doubt, compliance with (and the consequences thereof) the applicable limitations of Michigan law with respect to ownership of more than one casino in Detroit and compliance with (and the consequences thereof) the terms of this Agreement (including Section 5.12) shall not be taken into account in determining whether a Company Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement. True, accurate and complete copies of the Company’s Restated Articles of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

      SECTION 4.02. Capitalization. (a) The authorized capital stock of the Company consists of (1) 450,000,000 shares of Company Common Stock and (2) 75,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of June 14, 2004, (i) 114,786,988 shares of Company Common Stock, including 1,152,975 shares of Restricted Stock, were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, and no shares of Company Preferred Stock were issued and outstanding, (ii) 47,303,185 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 805,201 shares of Company Common Stock were reserved for issuance upon exercise of Options issued and outstanding, and (iv) approximately 8,083,000 shares of Company Common Stock which will be issuable upon conversion of the Company’s Convertible Senior Debentures due 2033 (the “Convertible Debentures”), assuming a stock price of $71.00 per share. Since June 14, 2004, except as permitted by this Agreement, (i) no shares of capital stock of the Company have been issued except in connection with the exercise of Options and the conversion of Convertible Debentures and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of shares of capital stock of the Company have been issued, granted or made, except Rights in accordance with the terms of the Rights Agreement.

      (b) Except for the Stock Purchase Rights (the “Rights”) issued pursuant to the Rights Agreement (the “Rights Agreement”), dated as of July 14, 1994, as amended, between the Company and First Chicago Trust Company of New York (the “Rights Agent”), or as set forth in Section 4.02(a), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. Except as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company. The Board of Directors of the Company has taken all action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place as promptly as reasonably practicable following the date of this Agreement) to provide that (i) none of Parent and its subsidiaries shall become an “Acquiring Person” as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, and (ii) no “Distribution Date” shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby. Upon execution of the Rights Agreement by the Rights Agent, the amendment to the Rights Agreement shall become effective and shall remain in full force and effect until immediately following the termination of this Agreement in accordance with its terms.

      SECTION 4.03.     Subsidiaries. Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is duly qualified and licensed to transact business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified, licensed and in good standing or to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, rights, calls, contracts, commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term “subsidiary” means, with respect to any specified person (the “Owner”), any other person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner and/or one or more of the other subsidiaries of such Owner.

      SECTION 4.04.     Authority; Non-Contravention; Approvals. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders’ Approval (as defined in Section 4.17) with respect solely to the Merger and the Merger Agreement, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders’ Approval with respect solely to the Merger and the Merger Agreement, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

      (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.04(c)) and the Company Stockholders’ Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (i) of this paragraph (b) (solely to the extent such clause relates to organizational documents of the Company’s subsidiaries) and clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

      (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Proxy Statement and other applicable filings, if any, with the SEC pursuant to the Exchange Act, (iii) the filing of Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets, and (v) filings with and approvals in respect of Gaming Laws (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule are collectively referred to as the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

      SECTION 4.05.     Reports and Financial Statements. Since February 1, 2001, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the “Company SEC Reports”) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports filed with the SEC prior to the date hereof did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Report filed with the SEC prior to the date hereof. The audited consolidated financial statements and unaudited financial statements of the Company included in the Company’s Annual report on Form 10-K for the twelve months ended January 31, 2004, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2004 (collectively, the “Company Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject in the case of any unaudited interim financial statements, to normal year-end adjustments).

      SECTION 4.06.     Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries had at January 31, 2004, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after January 31, 2004 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

      SECTION 4.07.     Absence of Certain Changes or Events. Since January 31, 2004, there has not been any Company Material Adverse Effect.

      SECTION 4.08.     Litigation. Except as referred to in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as referred to in the Company SEC Reports or as may be entered into with Parent’s prior written consent in connection with Section 5.12, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      SECTION 4.09.     Proxy Statement. None of the information to be supplied by the Company or its subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any stockholder of Parent for inclusion therein.

      SECTION 4.10.     No Violation of Law. Neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment (other than any Environmental Law, which is the subject of Section 4.15) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the “Company Permits”), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      SECTION 4.11.     Compliance with Agreements. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company, the Company’s insurance policies relating to directors’ and officers’ liability are in full force and effect as of the date hereof.

      SECTION 4.12.     Taxes. (a) The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes required to be paid, except, in the case of (i) and (ii), as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the “IRS”) or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

      (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all Taxes required to be collected or withheld.

      (c) For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and “Tax Return” means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.

      SECTION 4.13.     Employee Benefit Plans; ERISA; Employment Agreements. (a) The Company SEC Reports and the Company Disclosure Schedule set forth each employee or director benefit plan, arrangement or agreement (other than immaterial plans, arrangements or agreements), including any (i) employment agreement or indemnification agreement, as well as (ii) any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), or bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plans as defined in Section 3(37) of ERISA (a “Multi-employer Plan”) and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA, or with respect to which the Company or any such subsidiary or trade or business has any liability (the “Company Plans”).

      (b) (i) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS and such determination letter has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the “qualified” status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company, there are no pending or threatened claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company, as of the date hereof, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and its subsidiaries have complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Sections 409, 502(c) or 502(l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      (c) Other than in respect of outstanding Options and outstanding shares of Restricted Stock, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, severance or “excess parachute payment” (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. For purposes of this paragraph (c) only, “material” shall mean in excess of $10 million.

      (d) The Company and its subsidiaries are not a party to or bound by any employment, consulting, termination, severance or similar agreement (other than any immaterial agreements) with any individual officer, director or employee of the Company or any of its subsidiaries or any agreement pursuant to which any such person is entitled to receive any benefits upon the occurrence of a change in control of the Company.

      SECTION 4.14.     Labor Controversies. (a) There are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees, and (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such controversies and organizational efforts which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not subject to any union agreements which, upon effectiveness of the Merger, would be binding upon Parent or any of its subsidiaries other than the Company and its subsidiaries.

      SECTION 4.15.     Environmental Matters. (a) (i) The Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including having all permits, licenses and other governmental approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since February 1, 2002, neither the Company nor any of its subsidiaries has received any written notices, demand letters or requests for information, or to the Company’s knowledge, any other notice from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries is in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for such matters in the foregoing clauses (i) through (vi) that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      (b) As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or binding agreement of or with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances or wastes, in each case as amended and as in effect at the Effective Time. The term

“Environmental Law” includes the Federal Comprehensive Environmental Response Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended and as in effect at the Effective Time.

      (c) As used herein, “Hazardous Substance” means any substance presently regulated as hazardous, toxic or radioactive under any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead-based paint or polychlorinated biphenyls.

      SECTION 4.16.     Title to Assets. The Company and each of its subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s business operations (in the manner presently carried on by the Company), or (iii) for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

      SECTION 4.17.     Company Stockholders’ Approval. Assuming that Section 3.04 is and remains true and correct in all respects, the only vote of stockholders of the Company required for approval of this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholders’ Approval”).

      SECTION 4.18.     Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby, other than fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”). An accurate copy of any fee agreement with the Company Financial Advisor has been made available to Parent.

ARTICLE V

COVENANTS

      SECTION 5.01.     Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall, and shall cause its subsidiaries to:

(a) conduct their respective businesses in the ordinary course of business consistent with past practice, including with respect to casino credit policies;

(b) not (i) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (x) the payment of the dividend of $ .27 per share declared by the Company on June 2, 2004 and (y) the payment of dividends or distributions to the Company or a wholly owned subsidiary of the Company by a direct or indirect wholly owned subsidiary of the Company or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of the capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may (i) issue shares upon the exercise of Options outstanding on the date hereof, and (ii) grant Options pursuant to obligations existing on June 10, 2004.

(d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business consistent with past practice, and (B) borrowings to refinance existing outstanding indebtedness on terms which are reasonably acceptable to Parent; provided that in no event shall aggregate indebtedness of the Company and its subsidiaries, net of all cash and cash equivalents, exceed $3,200,000,000, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms thereof, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of the Company of less than $1,000,000 in each such case and $7,000,000 in the aggregate, (B) sales or dispositions of businesses or assets as may be required by applicable law, and (C) sales or dispositions of assets in the ordinary course of business consistent with past practice or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

(e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of this Agreement;

(f) not enter into, amend, modify or renew any employment, consulting, severance or similar agreements with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of the Company or its subsidiaries, except in each such case (i) as may be required by applicable law (ii) to satisfy obligations existing as of the date hereof or (iii) in the ordinary course of business consistent with past practice;

(g) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of the Company or its subsidiaries, except, in each such case (i) as may be required by applicable law or pursuant to the terms of this Agreement, (ii) to satisfy obligations existing as of the date hereof, including pursuant to any collective bargaining agreement or (iii) in the ordinary course of business consistent with past practice;

(h) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which the Company or its subsidiaries are currently committed to make, (ii) capital expenditures consistent with the amounts set forth in the Company’s consolidated capital spending budget (a copy of which for fiscal year 2005 has been delivered to Parent prior to the date hereof and for fiscal year 2006 will be prepared by the Company and to be approved by Parent, such approval not to be unreasonably withheld or delayed), plus additional capital expenditures up to an amount not exceeding 10% of the amounts set forth in such budget, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), or (iv) repairs and maintenance in the ordinary course of business consistent with past practice; and

(i) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future.

      SECTION 5.02.     Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

      SECTION 5.03.     Acquisition Proposals. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use its reasonable best efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire more than 20% of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an “Acquisition Transaction”).

      (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Stockholders’ Approval, in response to an unsolicited (after the date hereof) bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (“Acquisition Proposal”) from a corporation, partnership, person or other entity or group (a “Potential Acquirer”) which the Company’s Board of Directors determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result in an Acquisition Transaction more favorable to the Company’s stockholders than the Merger (a “Qualifying Proposal”), furnish (subject to the execution of a confidentiality agreement substantially on the terms of the confidentiality provisions set forth in Section 5.04) confidential or non- public information to, and negotiate with, such Potential Acquirer, may resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(v) and after payment to Parent of the fee pursuant to Section 5.11(b), enter into agreements relating to, a Qualifying Proposal as to which the Company’s Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a “Superior Proposal”) and (ii) the Company’s Board of Directors may take and disclose to the Company’s stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make disclosure required by applicable law. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.03. The Company agrees to provide any information to Parent that it is providing to any person pursuant to this Section 5.03 at substantially the same time as it provides it to such other person.

      (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact. Thereafter, the Company shall keep Parent informed on a current basis of any material changes in the status or terms of any such Acquisition Proposal, including whether any such Acquisition Proposal has been withdrawn or rejected.

      (d) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent shall promptly notify the Company after receipt of any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Parent, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror or person and the material terms and conditions of such proposal or offer and the financing arrangements, if any, relating thereto.

      SECTION 5.04.     Access to Information; Confidentiality. (a) Subject to applicable law, the Company and its subsidiaries shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the “Parent Representatives”) reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request and will use reasonable efforts to obtain the reasonable cooperation of the Company’s officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by Parent and the Parent Representatives. During the period from the date hereof through the earlier of the Effective Time and the termination of this Agreement, the Company and its accountants, counsel and financial advisors, may obtain nonpublic information concerning Parent and Merger Subsidiary.

      (b) All nonpublic information provided to, or obtained by, a Party regarding another Party in connection with the transactions contemplated hereby shall be “Proprietary Information.” Notwithstanding the foregoing, the term Proprietary Information shall not include information that (a) is or becomes within the public domain through no act of the receiving Party in breach of this Section 5.04; (b) was in the possession of the receiving Party prior to its disclosure or transfer hereunder; (c) is independently developed by the receiving Party; or (d) is received from another source without any restriction on use or disclosure through no act of the receiving Party in breach of this Section 5.04.

      (c) Except as specifically provided herein, each Party agrees that it shall not disclose any Proprietary Information to any third party nor use any Proprietary Information of another Party for any purpose other than as may be necessary in connection with the transactions contemplated hereby, including seeking the Parent Required Statutory Approvals and the Company Required Statutory Approvals. The Parties shall each protect all Proprietary Information with the same degree of care as it applies to protect its own proprietary information. As used herein, the term “third party” shall be broadly interpreted to include any corporation, company, partnership or individual.

      (d) Notwithstanding the foregoing, a Party may disclose such Proprietary Information to their respective directors, officers, employees, consultants, agents and representatives who need to know such Proprietary Information in connection with the transactions contemplated hereby (it being understood that such directors, officers, consultants, agents and representatives shall be informed by the receiving Party of the confidential nature of such Proprietary Information and will agree to be bound by the terms of this Section 5.04), and the receiving Party agrees to be responsible for any breach of this Section 5.04 by such persons.

      (e) The Parties agree that all communications with the Company and all requests for information related thereto will be submitted only to persons specifically designated by the Company.

      (f) In the event a Party is legally requested or required to disclose Proprietary Information of the another Party, the receiving Party shall promptly notify the disclosing Party of such request or requirement so that the disclosing Party may seek an appropriate protective order or waive the provisions of this Section 5.04. In the event that such protection or other remedy is not obtained or that the disclosing Party waives compliance, the receiving Party’s agree to furnish only that portion of the Proprietary Information which it is advised by counsel is legally required. Notwithstanding anything to the contrary in this Agreement, including Section 5.01(a), a receiving Party shall not be required to provide any information to any other Party which it reasonably believes it may not provide to another Party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the disclosing Party or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties.

      SECTION 5.05.     Notices of Certain Events. (a) The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or the failure of which to obtain would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened, against relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

      (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable after executive officers of the Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or its subsidiaries are a party or the failure of which to obtain would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

      (c) Subject to the provisions of Section 5.03, each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use its reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such occurrence or failure to occur would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

      SECTION 5.06.     Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

      SECTION 5.07.     Employee Benefits. (a) From and after the Effective Time, the benefits to be provided to employees of the Company and its subsidiaries as of the Effective Time (“Company Employees”) shall be either the Company Plans or the benefit plans and programs provided to similarly situated employees of Parent. For purposes of all plans, programs or arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation in which the Company Employees shall be eligible to participate, Parent shall cause each such plan, program or arrangement to treat the prior service of each Company Employee with the Company or its subsidiaries as service rendered to Parent or the Surviving Corporation for purposes of eligibility, vesting, levels of benefits and benefits accruals, except to the extent such treatment would result in the duplication of benefits with respect to the same period of service. From and after the Effective Time, Parent shall (i) cause any pre-existing conditions, limitations and eligibility waiting periods under any group health plans of Parent or its subsidiaries to be waived with respect to the Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time (or the transition from the Company Plans to Parent’s or the Surviving Corporation’s plans) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later transition date). Notwithstanding the foregoing, Company Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time.

      (b) Notwithstanding anything contained herein to the contrary, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the employee benefit plans and agreements of the Company and its subsidiaries; it being understood that for purposes of all such plans and agreements, the transactions contemplated by this Agreement are, or will be deemed to be, a “change of control.”

      (c) Notwithstanding anything contained herein to the contrary, participants in the Company’s Executive Officers’ Bonus Plan shall continue to accrue bonuses under such plan in respect of the Company’s fiscal year ended January 31, 2005 in accordance with such plan as in effect on the date hereof, and Parent shall pay or cause such bonuses to be paid to such participants in accordance with such plan.

      (d) In the event that any person who is a “disqualified individual” (as defined in Section 280G(c) of the Code and the Treasury Regulations thereunder) with respect to the Company is subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties are incurred by such person with respect to such tax (such tax, together with any such interest and penalties, the “Excise Tax” with respect to any “parachute payment” (as defined in Section 280G(b)(2) of the Code and the Treasury Regulations thereunder) related to, or deemed to be related to, the Merger or any of the other transactions contemplated hereby (whether alone or in combination with any other action or event) (such payments, collectively, the “Payments”), Parent shall pay, or shall cause the Surviving Corporation to pay, to such person an amount in cash (the “Gross-Up Payment”) such that, after payment by such person of all taxes (including any income tax and Excise Tax imposed upon the Gross-Up Payment), such person retains an amount of the Gross-Up Payment equal to the amount of the Excise Tax imposed upon the Payments; provided that notwithstanding anything to the contrary contained herein, the aggregate of all Gross-Up Payments shall not exceed $8,500,000.

      (e) Nothing in this Section 5.07 shall be interpreted as preventing Parent or the Surviving Corporation from amending, modifying or terminating any Company Plan, in accordance with its terms and applicable law.

      SECTION 5.08.     Meeting of the Company’s Stockholders. The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the NRS and its Restated Articles of Incorporation and bylaws to convene a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to act on this Agreement. The Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve this Agreement (the “Directors’ Recommendation”); provided, however, that the Directors’ Recommendation may be changed by the Board of Directors of the Company in any manner if the Directors’ Recommendation would be inconsistent with the Company’s Board of Directors’ fiduciary duties under applicable law, as concluded by such Board of Directors in good faith after consultation with its financial and legal advisors; and provided, further, that the Company shall not be obligated to convene a meeting of the Company’s stockholders as contemplated by this Section 5.08 in the event the Board of Directors of the Company shall have withdrawn the Directors’ Recommendation in accordance with this Section 5.08.

      SECTION 5.09. Proxy Statement. As promptly as practicable after execution of this Agreement, the Company shall prepare the Proxy Statement, which shall, subject to Section 5.08, include the Directors’

Recommendation, file the Proxy Statement with the SEC under the Exchange Act, and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. Prior to the date of approval of the Merger by the Company’s stockholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law, except that the Company may postpone its previously scheduled annual meeting of stockholders in accordance with the NRS in order to enable the Company Stockholders’ Approval to the considered at such annual meeting.

      SECTION 5.10.     Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

      SECTION 5.11. Expenses and Fees. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company.

      (b) The Company agrees to pay to Parent a fee equal to $160 million in immediately available funds if:

(i) the Company terminates this Agreement pursuant to clause (v) of Section 7.01, which fee shall be payable at the time notice of such termination is delivered by the Company to Parent;

(ii) Parent terminates this Agreement pursuant to clause (vi) of Section 7.01, which fee shall be payable within two business days of such termination;

(iii) this Agreement is terminated pursuant to clause (vii) of Section 7.01 at a time at which Parent is not in material breach of its representations, warranties, covenants and agreements contained in this Agreement and (A) on or after the date hereof and prior to the Company Stockholders’ Meeting, a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced; and (B) on or prior to the 12 month anniversary of the termination of this Agreement, the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do so) with respect to an Acquisition Transaction involving a person, entity or group if such person, entity or group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction relating to the acquisition of more than 50% of the assets or stock of the Company on or after the date hereof and prior to the Company Stockholders’ Meeting and such Acquisition Transaction is consummated.

      SECTION 5.12.     Agreement to Cooperate. (a) Subject to the terms and conditions of this Agreement, including Section 5.03 and this Section 5.12, each of the Parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations (including the HSR Act and the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation of the Merger by the Outside Date (and, in such case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Merger. Each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and to make such filings and apply for such approvals and consents as are required under the Gaming Laws.

      (b) Each of Parent and the Company shall (i) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed.

      (c) Parent and the Company shall, from the date hereof until the Outside Date, use their respective reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, Parent shall have the sole and exclusive right to determine, at its option, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or business of Parent or, effective as of the Effective Time, the Surviving Corporation or their respective subsidiaries, asserted by the FTC, the Antitrust Division or other governmental authority in connection with antitrust matters or Gaming Laws which would operate to hinder or delay the Effective Time. Parent shall have the sole and exclusive right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, and the Company agrees to reasonably cooperate with Parent with respect thereto. Notwithstanding the foregoing, in the event any such litigation, negotiation or other action is not reasonably capable of being resolved by the Outside Date, Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date. For the avoidance of doubt, Parent shall take any and all actions necessary in order to ensure that (x) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any authority enforcing applicable Gaming Laws, any State Attorney General or other governmental authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition law or regulation or relating to any Gaming Law, would preclude consummation of the Merger by the Outside Date.

      (d) The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby.

      (e) In addition, each Party shall, subject to applicable law and the limitations set forth in Section 5.04 and except as prohibited by any applicable representative of any applicable governmental entity, (i) promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity, including Gaming Authorities, and, permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other Party in advance and, to the extent permitted by such governmental authority, gives the other Party the opportunity to attend and participate thereat; and (iii) furnish the other Party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

      SECTION 5.13.     Directors’ and Officers’ Indemnification. (a) The indemnification provisions of the articles of incorporation and bylaws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time are present or former directors, officers, employees or agents of the Company.

      (b) Without limiting Section 5.13(a), after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Costs and Expenses”), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its affiliates) and (ii) this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Parent and the Company leading up to this Agreement. In addition, Parent shall indemnify and hold harmless each of the Indemnified Parties against any Costs and Expenses arising out of, relating to or in connection with the matters referred to in clause (ii) of the preceding sentence. In the event of any actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) the Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NRS and the Parent’s or the Surviving Corporation’s respective articles of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to the Parent or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed) and, provided further, that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter, except to the extent that under applicable standards of professional conduct such counsel would have a conflict representing such Indemnified Party or Indemnified Parties.

      (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 5.13.

      (d) For a period of six years after the Effective Time, Parent shall cause to be maintained or shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent’s directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that Parent and the Surviving Corporation shall not be required to expend in any year an amount in excess of 300% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Parent’s board of directors, for a cost not exceeding such amount.

      (e) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.13.

      (f) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the NRS or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

      SECTION 5.14.     Company Securities. Between the date hereof and the Effective Time, neither Parent nor any of its subsidiaries shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any equity securities of the Company other than pursuant to the Merger.

      SECTION 5.15.     Company Debt Instruments.

      (a) The Company shall provide, or shall cause to be provided, in accordance with the applicable provisions of each of the indentures relating to the Convertible Debentures, the Company’s 10 1/4% Senior Subordinated Notes due 2007, the Company’s 9 1/2% Senior Notes due 2008, the Company’s 9 3/8% Senior Subordinated Notes due 2010, the Company’s 6 1/2% Senior Notes due 2009 and the Company’s 6 3/8% Notes due 2011 (such Convertible Debentures and Notes, collectively, the “Notes” and such indentures, collectively, the “Indentures”), to the trustee under each such Indenture and to each Holder (as defined in each respective Indenture), any notices required by the Indentures by virtue of a Change of Control (as defined in each Indenture).

      (b) The Surviving Corporation shall, on the Closing Date, execute such supplemental indentures to the Indentures as are required under the Indentures.

      (c) The Company shall take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Indentures, as may be necessary to comply with all of the terms and conditions of the Indentures.

      (d) Parent and the Surviving Corporation shall deliver to all Holders the notices required by the Indentures with respect to the right of the Holders to require repurchase of the Notes upon the occurrence of a Change of Control, and thereafter Parent and the Surviving Corporation shall comply with all other provisions of the Indentures relating to the right of Holders to require repurchase of the Notes.

ARTICLE VI

CONDITIONS TO THE MERGER

      SECTION 6.01.     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the NRS;

(b) none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted; and

(c) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

      SECTION 6.02.     Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Parent and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect; and

(b) all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect after the Effective Time, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent’s or the Company’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger).

      SECTION 6.03.     Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Merger Subsidiary, the obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

(a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect or, in the case of Section 4.02(a), shall be true and correct when made except for immaterial exceptions thereto, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect; and

(b) all Parent Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Required Statutory Approvals or Company Required Statutory Approvals the failure of which to obtain would not reasonably be expected to (i) have a Parent Material Adverse Effect, or (ii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent’s or the Company’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger).

ARTICLE VII

TERMINATION

      SECTION 7.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(i) by mutual written consent of the Company and Parent;

(ii) by either the Company or Parent, if the Merger has not been consummated by March 31, 2005 (such date, as extended, the “Outside Date”), provided, however, that either the Parent or the Company can extend the Outside Date until June 30, 2005 if, on March 31, 2005, all of the conditions to the Closing set forth in Article VI shall then be satisfied (other than conditions with respect to actions the respective parties will take at the Closing itself) except that (1) the waiting period under the HSR Act has not expired or been terminated, (2) any approval or consent under any Gaming Law, the absence of which would cause a failure of a condition set forth in Section 6.02 or 6.03, has not been received, or (3) the Merger is subject to litigation for any claim asserted in any court by the FTC, the Antitrust Division, any authority enforcing applicable Gaming Laws, any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws, including appeals.

(iii) by either the Company or Parent, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party

(iv) by either the Company or Parent 60 days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the Merger;

(v) by the Company if, prior to receipt of the Company Stockholders’ Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Parent two days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.11(b) shall have been received by Parent;

(vi) by Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Parent in any material respect the Directors’ Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member); or

(vii) by Parent or the Company if the stockholders of the Company fail to approve the Merger at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement thereof).

ARTICLE VIII

MISCELLANEOUS

      SECTION 8.01.     Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Section 5.11, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any covenant or agreement of such party contained in this Agreement.

      SECTION 8.02.     Non-Survival of Representations and Warranties. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Merger Subsidiary nor their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Sections 5.07 and 5.13.

      SECTION 8.03.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Mandalay Resort Group
3950 Las Vegas Boulevard South
Las Vegas, NV 89119
Attn: Yvette Landau, Esq.
Facsimile: (702) 632-6723

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Attn:	Marc S. Rosenberg, Esq.

Scott A. Barshay, Esq.

Facsimile: (212) 474-3700

If to Parent or Merger Subsidiary:

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, NV 89109
Attn: James J. Murren
Gary N. Jacobs, Esq.
Facsimile: (702) 693-7628

with a copy to:

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
10250 Constellation Blvd.

Suite 1900
Los Angeles, CA 90067
Attn: Janet McCloud, Esq.
Facsimile: (310) 556-2920

SECTION 8.04. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) “knowledge” shall mean actual knowledge as of the date hereof of the executive officers of the Company or Parent, as the case may be, (iii) “including” shall mean “including, without limitation,” and “includes” shall mean “includes, without limitation,” and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

      SECTION 8.05.     Assignment; Governing Law; Forum. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the “Merger Subsidiary” for all purposes of this Agreement. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of Nevada, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 8.03 of this Agreement.

      SECTION 8.06.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 8.07.     Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 8.08.     Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.13, which are intended for the benefit of the Company’s former and present officers, directors, employees and agents, the provisions of Articles I and II, which are intended for the benefit of the Company’s stockholders, including holders of Options and shares of Restricted Stock, the provisions of Section 5.07, which are intended for the benefit of the parties to the agreements or participants in the plans referred to therein, and Section 8.11, which is intended for the benefit of the person and entity named therein.

      SECTION 8.09.     Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

      SECTION 8.10.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

      SECTION 8.11.     Principal Stockholders. The Parties acknowledge that neither Tracinda Corporation nor Kirk Kerkorian, individually or collectively, is a party to this Agreement or any exhibit or agreement provided for herein. Accordingly, the Parties hereby agree that in the event (i) there is any alleged breach or default by any Party under this Agreement or any exhibit or agreement provided for herein, or (ii) any Party has any claim arising from or relating to any such agreement, no Party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Tracinda Corporation or Kirk Kerkorian by reason of such alleged breach, default or claim.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MGM MIRAGE

/s/ JAMES J. MURREN

Name: James J. Murren

Title:	President, Chief Financial Officer and Treasurer

MANDALAY RESORT GROUP

/s/ MICHAEL S. ENSIGN

Name: Michael S. Ensign

Title:	Chairman of the Board, Chief Executive Officer and Chief Operating Officer

MGM MIRAGE ACQUISITION CO. #61

/s/ JAMES J. MURREN

Name: James J. Murren

Title:	President and Treasurer

[Signature Page to Merger Agreement]

APPENDIX B

June 15, 2004

Board of Directors

Mandalay Resort Group
3950 Las Vegas Boulevard South
Las Vegas, Nevada 89119

Members of the Board of Directors:

      Mandalay Resort Group (the “Company”), MGM Mirage (the “Acquiror”) and MGM Mirage Acquisition Co. #61, a newly formed, wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger dated as of June 15, 2004 (the “Agreement”) pursuant to which Acquisition Sub would be merged with the Company in a merger (the “Merger”) in which each outstanding share of the Company’s common stock, par value $.01-2/3 per share (the “Company Shares”), would be converted into the right to receive $71.00 per share in cash (the “Consideration”).

      You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8) Reviewed a draft dated June 15, 2004 of the Agreement; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been

B-1

furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

      We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

B-2

APPENDIX C

MANDALAY RESORT GROUP AUDIT COMMITTEE CHARTER

This Charter has been adopted by the Board of Directors (“Board”) of Mandalay Resort Group (the “Company”) to govern the Board’s Audit Committee (the “Audit Committee”), which shall have the authority, responsibility and specific powers described below.

Purpose

      The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the stockholders relating to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee shall prepare the Audit Committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

      The Board believes that the policies and procedures of the Audit Committee in carrying out its responsibilities should remain flexible, in order to permit the Audit Committee to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The principal duties and responsibilities of the Audit Committee are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

Audit Committee Membership

      The Audit Committee shall consist of the number of members fixed from time to time by the Board, but shall at all times consist of no fewer than three members. The Audit Committee and its Chairperson shall be appointed by the Board and any member of the Audit Committee may be removed by the Board. Each member of the Audit Committee shall be a member of the Board who meets the requirements for membership on the Audit Committee under applicable laws and regulations of governmental authorities and applicable rules of the New York Stock Exchange, The Pacific Exchange and/or any other stock exchanges where the Company’s securities are from time to time listed (collectively, “Applicable Requirements”).

      Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment. At least one member of the Audit Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. At least one member of the Audit Committee shall be designated by the Board as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-K, unless the Board determines that there is no audit committee financial expert on the Audit Committee. The Board may presume that a member who is determined to be an audit committee financial expert has the accounting or related financial management expertise referred to in the preceding sentence.

Audit Committee Responsibilities

      While the fundamental responsibility for the Company’s financial statements rests with management and the Company’s independent auditor, and while the internal and independent auditor are responsible for conducting audits, the Audit Committee shall have the following authority and responsibilities:

Independent Auditor

      Appointment and Oversight. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of any registered accounting firm engaged for the purpose of preparing or issuing an audit report and performing other audit, review, or attest services for the Company (the “Independent Auditor”). The Independent Auditor shall report directly to the Audit Committee. The Audit Committee shall have a clear understanding with the Independent Auditor that it is ultimately accountable to the Audit Committee.

      Pre-Approval of Non-Audit Services. The Audit Committee shall pre-approve all permitted non-audit services to be performed by the Independent Auditor and the fees for such service, and may establish policies and procedures for the engagement of the Independent Auditor to provide permitted non-audit services. The members of the Audit Committee may designate one of its members to authorize pre-approval of non-audit services to be provided by the Independent Auditors. Any such pre-approval by the designated Audit Committee member must be presented to the full Audit Committee at its next scheduled meeting.

      Evaluation. The Audit Committee shall, no less than annually (including at the time it appoints the Independent Auditor), evaluate the Independent Auditor’s qualifications, performance, and independence. This evaluation shall include the review and evaluation of the experience and qualifications of the lead partner of the Independent Auditor firm. In making its evaluation, the Audit Committee shall take into account the opinions of management and the Company’s Internal Auditor. The Audit Committee shall report its findings to the Board.

      Annual Report on Quality Control and Independence. The Audit Committee shall receive and review, at least annually, a report from the Independent Auditor relating to the firm’s independence and quality of its internal controls. This report shall describe (i) the Independent Auditor’s internal quality control procedures, (ii) any material issues raised by the most recent peer review or internal quality control review of the firm, (iii) any material issues raised by any governmental or professional authority in any inquiry or investigation, within the preceding five years, regarding any independent audit carried out by the firm, and (iv) any steps taken to deal with any issues raised in connection with clauses (ii) through (iii) above. Further, to assist the Audit Committee in assessing the firm’s independence, the report shall describe all relationships between the Independent Auditor and the Company (including any significant fees for any anticipated non-audit services), including those required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

      Independent Auditor and Partner Rotation. The Audit Committee shall consider, at least annually, whether the Company should have a policy requiring a regular rotation of the Independent Auditor and report its findings to the Board. Further, the Audit Committee may establish a policy regarding the rotation of the lead partner and concurring and reviewing partners of the Independent Auditor in accordance with applicable SEC regulations.

      Hiring Policy. The Audit Committee shall also set clear hiring policies regarding the Company’s hiring of current or former employees of the Independent Auditor.

      Independent Auditor Plan. The Audit Committee shall review with the Independent Auditor and management the plan and scope of the Independent Auditor’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and the Independent Auditor’s compensation. The Audit Committee or sub-Audit Committee thereof shall also pre-approve audit, non-audit, and any other services to be provided by the Independent Auditor in accordance with such policies as may, from time to time, be adopted by the Audit Committee.

      Audit Reports and Reviews. The Audit Committee shall, in consultation with management and the Independent Auditor, review the results of the annual financial audit and limited quarterly reviews of the Company’s financial statements, significant findings thereof, and any other matters required to be communicated by the independent auditors under Generally Accepted Auditing Standards, including, if applicable, the Independent Auditor’s summary of any significant accounting, auditing and internal control issues, along with questions, comments and recommendations and management’s corrective action plans, if applicable (i.e., the management or internal control letter).

      In conjunction with its annual audit and its limited quarterly reviews of the Company’s financial statements, the Independent Auditor will review with the Audit Committee any problems or difficulties the Independent Auditor encountered in the course of its work, including any restrictions on the scope of the firm’s activities, its access to information, or any significant disagreements with management and manage-

ment’s responses to such matters. Management shall notify the Audit Committee when it seeks a second opinion on a significant accounting issue. The Audit Committee shall be responsible for the resolution of any disagreements between management and the Independent Auditor regarding financial reporting.

Internal Audit

      Internal Auditor. The Company’s internal audit function shall be managed by an Internal Auditor. The Audit Committee shall review and concur with management’s appointment, termination or replacement of the Internal Auditor.

      Internal Audit Plan and Reports. The Audit Committee shall review the Company’s internal audit function, including the internal audit reporting relationships, and the internal audit plan. The Audit Committee shall also receive regular reports from the Internal Auditor regarding the status and results of the internal audits. The Audit Committee shall also discuss with the Internal Auditor, at least annually, the responsibilities, budget, and staffing of the Company’s internal audit function.

Financial Statements

      Form 10-K. The Audit Committee shall review, in consultation with management and the Independent Auditor, the Company’s annual financial statements, the Independent Auditor’s report, and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) to be contained in the annual report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K) prior to the filing of the Form 10-K with the SEC. The Audit Committee shall be responsible for providing the Board with a recommendation as to the inclusion of the Company’s financial statements in the Form 10-K.

      Form 10-Q. The Audit Committee shall review, in consultation with management and the Independent Auditor, the Company’s interim financial statements and, prior to filing each of the Company’s Quarterly Reports on Form 10-Q with the SEC, discuss the results of the period covered by the Report on Form 10-Q.

      Scope of Review. In reviewing the Company’s Forms 10-Q and 10-K, the Audit Committee shall review with management and the Independent Auditor:

(i) the certifications required to be made by management in relation to the filings, including regarding any significant deficiencies or weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s system of internal control;

(ii) major issues regarding the presentation of, and the clarity of the disclosure in, the Company’s financial statements;

(iii) major issues regarding the Company’s accounting principles, including (1) significant changes in the Company’s selection or application of its accounting principles, (2) material questions of choice with respect to the appropriate accounting principles and practices used and to be used in the preparation of the Company’s financial statements, including judgments about the quality, not just acceptability, of accounting principles, and (3) the reasonableness of those significant judgments;

(iv) significant regulatory and accounting initiatives, including material changes in, or adoptions of, accounting principles and disclosure practices and standards;

(v) the effect of off-balance sheet structures on the Company’s financial statements;

(vi) any analyses prepared by management or the Independent Auditor regarding the foregoing matters; and

(vii) other communications regarding the results of the Independent Auditor’s audit or review, including any other matters required to be communicated to the Audit Committee by the Independent Auditor under Generally Accepted Auditing Standards.

Earnings Releases and Guidance

      Review of Releases. The Audit Committee (or Audit Committee chairman) shall discuss with management and the Independent Auditor each of the Company’s earnings releases prior to its issuance.

      Periodic Review. In addition, the Audit Committee shall periodically review and discuss with management and the Independent Auditor the type of presentation and information to be included in the Company’s earnings press releases (including, but not limited to, the use of “pro forma” and “adjusted non-GAAP information”), and earnings guidance provided to analysts and rating agencies.

Compliance, Internal Controls and Risk Management

      Complaints Procedures. The Audit Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

      Regulatory Action and Investigations. Unless otherwise determined by the Board, the Audit Committee (i) shall have the authority to oversee the Company’s response to regulatory actions, including investigations, involving financial, accounting, and financial internal control matters, and (ii) may investigate any matter within the scope of its responsibilities that it determines appropriate.

      Internal Control. The Audit Committee shall review major issues as to the adequacy of the Company’s internal controls and any audit steps taken in light of material control deficiencies.

      Risk Assessment. The Audit Committee shall discuss the Company’s major financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In fulfilling this responsibility, the Audit Committee shall, no less than annually, receive a report from management regarding the manner in which the Company is assessing and managing the Company’s exposure to financial and other risks.

Audit Committee Meetings and Operations

      Meeting Schedule. The Audit Committee shall approve its schedule of meetings and shall meet at least four times per year. The schedule of meetings shall include appropriate meetings to be held separately with representatives of the Independent Auditor, management and the internal auditor, including the meetings required by this Charter. The Audit Committee may also hold additional meetings at the direction of the Audit Committee Chairman or at the request of any other Audit Committee member. The Audit Committee may meet in person or by telephone conference call, and may act by unanimous written consent.

      Agenda and Materials. The Audit Committee Chairman shall approve the agenda for the Audit Committee’s meetings, and any member may suggest items for the Audit Committee’s consideration. Briefing materials shall be provided to the Audit Committee as far in advance of a meeting as practicable.

      Attendance at Meetings. The Audit Committee, at the discretion of the Audit Committee Chairman, may invite members of management to attend the Audit Committee’s meetings. All outside Directors who are not Audit Committee members shall be invited to attend Audit Committee meetings, provided that: (i) the Audit Committee shall meet without such other Directors during executive session, (ii) the Audit Committee Chairman may ask non-Audit Committee members to leave the meeting at any time, and (iii) such non-Audit Committee members may not vote on any actions considered by Audit Committee.

      Executive Sessions. The Audit Committee shall hold an executive session at each regularly scheduled meeting. During the executive sessions, no non-Audit Committee member shall be present. As part of these executive sessions, the Audit Committee shall meet separately and privately with each of the following (i) management, (ii) the internal auditor, and (iii) representatives of the Independent Auditor.

      Voting. A majority of the Audit Committee members shall constitute a quorum. Each Audit Committee member shall have one vote and actions at meetings may be approved by a majority of the members present.

      Reporting to the Board. The Audit Committee shall keep minutes of each meeting, which minutes shall be approved by the Audit Committee at a subsequent meeting and, as approved, be maintained as part of the permanent records of the Audit Committee. At the Board meeting following each Audit Committee meeting, the Audit Committee Chairman (or the Chairman’s designee) shall report to the full Board on the Audit Committee’s actions and recommendations. Among other things, these reports shall address any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor, and the performance of the internal audit function.

Other Audit Committee Responsibilities

      The Audit Committee shall:

•	Review with management, the Company’s senior internal auditing executive and the independent auditor that the Company’s affiliated entities are in conformity with applicable legal requirements including disclosures of insider and affiliated party transactions.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements.

•	Review with management and the Independent Auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

•	Perform any other activities consistent with this Charter, the Company’s by-laws, and Applicable Requirements, as the Audit Committee deems necessary or appropriate.

Annual Performance Evaluation

      The Audit Committee shall annually review and evaluate its own performance and report to the Board the conclusion of the Audit Committee resulting from such review and evaluation.

Annual Charter Review

      The Audit Committee shall review and reassess the adequacy of this Audit Committee Charter annually and submit it to the Board for approval.

Committee Resources

      The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, and in fulfilling its responsibilities, it shall have direct access to the Company’s independent auditors and internal auditors, as well as any officer, employee, representatives or consultants of the Company. The Audit Committee shall have the authority to engage and determine funding for such independent professional advisors and counsel as the Audit Committee determines are appropriate to carry out its functions hereunder.

      The Company shall provide appropriate funding to the Audit Committee, as determined by the Audit Committee, for payment of (i) compensation to the independent accountants for services approved by the Audit Committee, (ii) compensation to any outside advisors retained by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Limitation of the Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Website

      This Charter shall be posted on the Company’s website, and the Company’s annual report to stockholders shall include a statement to the effect that this Charter is available on the Company’s website and that the information is available in print to any stockholder who requests it.

▲	DETACH AND RETAIN THIS ADMISSION TICKET	▲

ADMISSION TICKET

MANDALAY RESORT GROUP
2004 Annual Meeting

           A.M., Las Vegas time

STOCKHOLDER NAME(S):

(PLEASE PRINT)

STOCKHOLDER ADDRESS:

     If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on your proxy card. The meeting will be held in                                                                                 , Las Vegas, Nevada. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at            A.M., Las Vegas time. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of           , 2004.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

▲	DETACH AND RETAIN THIS ADMISSION TICKET	▲

ADMISSION TICKET

2004 Annual Meeting

of

MANDALAY RESORT GROUP

Agenda

1.	To approve the Agreement and Plan of Merger, dated June 15, 2004, among MGM MIRAGE, MGM MIRAGE Acquisition Co. #61 and Mandalay Resort Group (“Mandalay”), providing for the merger of a wholly owned subsidiary of MGM MIRAGE with and into Mandalay;

2.	To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the first proposal described above;

3.	To elect three directors;

4.	To ratify the appointment of Deloitte & Touche LLP as independent auditors to examine and report on Mandalay’s financial statements for the fiscal year ending January 31, 2005; and

5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

(See Reverse Side)

ADMISSION TICKET

MANDALAY RESORT GROUP

2004 Annual Meeting
                    , 2004
           A.M., Las Vegas time

     If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on the attached proxy card. The meeting will be held in                                                                                 , Las Vegas, Nevada. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at            A.M., Las Vegas time. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of           , 2004.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

Mandalay Resort Group
3950 Las Vegas Boulevard South
Las Vegas, Nevada	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MANDALAY RESORT GROUP.

The undersigned, a stockholder of Mandalay Resort Group (“Mandalay”), a Nevada corporation, hereby appoints Michael S. Ensign and Yvette E. Landau, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of Mandalay to be held in                                         , Las Vegas, Nevada, on                     ,                     , 2004 at                      A.M., Las Vegas time, or at any adjournment or adjournments thereof, with respect to all shares of Mandalay’s Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the matters shown on the reverse side.

This proxy when properly executed will be voted as specified on the reverse side. If no specification is made, this proxy will be voted FOR the approval of the Agreement and Plan of Merger, voted FOR the approval of the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies, voted FOR each nominee for director named on the reverse side and FOR ratification of the appointment of Deloitte & Touche LLP.

See reverse for voting instructions.

Agenda for 2004 Annual Meeting

1.	To approve the Agreement and Plan of Merger, dated June 15, 2004, among MGM MIRAGE, MGM MIRAGE Acquisition Co. #61 and Mandalay, providing for the merger of a wholly owned subsidiary of MGM MIRAGE with and into Mandalay;

2.	To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the first proposal described above;

3.	To elect three directors;

4.	To ratify the appointment of Deloitte & Touche LLP as independent auditors to examine and report on the financial statements for the fiscal year ending January 31, 2005; and

5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Mandalay Resort Group, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR the approval of the Agreement and Plan of Merger, FOR the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies, FOR Each Nominee Listed Below and FOR Proposal 4.

1.	To approve the Agreement and Plan of Merger, dated June 15, 2004, among MGM MIRAGE, MGM MIRAGE Acquisition Co. #61 and Mandalay, providing for the merger of a wholly owned subsidiary of MGM MIRAGE with and into Mandalay.	☐	For	☐	Against	☐	Abstain

2.	To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the first proposal described above.	☐	For	☐	Against	☐	Abstain

3.	Election of three directors.	01	William E. Bannen, M.D.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	Jeffrey D. Benjamin
		03	Rose McKinney-James

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

4.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors to examine and report on Mandalay’s financial statements for the fiscal year ending January 31, 2005.	☐	For	☐	Against	☐	Abstain

5.	In the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, FOR THE APPROVAL OF THE ADJOURNMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES, FOR EACH NOMINEE LISTED ABOVE AND FOR PROPOSAL 4.

Address Change? Mark Box	☐	I/we plan to attend the Annual Meeting	☐	Date
Indicate changes below:

Signature(s) in Box Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.